Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

ASPEN PARENT, INC.,

ASPEN MERGER SUB, INC.,

REDWOOD MERGER SUB, INC.,

OUTERWALL INC.

and

REDBOX AUTOMATED RETAIL, LLC

July 24, 2016

i

TABLE OF CONTENTS

(continued)

TABLE OF CONTENTS

(continued)

Annex I	Conditions to the Offer
Exhibit A-1	Form of Certificate of Incorporation of the Surviving Corporation
Exhibit A-2	Form of Bylaws of the Surviving Corporation
Exhibit A-3	Form of Certificate of Formation of the Surviving LLC
Exhibit A-4	Form of Limited Liability Company Agreement of the Surviving LLC

INDEX OF DEFINED TERMS

Term	Section
2016 Approved Annual Budget	Section 3.31
Acceptable Confidentiality Agreement	Section 8.1(a)
Acquisition Agreement	Section 5.4(d)
Adverse Recommendation Change	Section 5.4(d)
Affiliate	Section 8.1(b)
Anti-Corruption Laws	Section 8.1(c)
Associated Party	Section 8.1(d)
Agreement	Preamble
Balance Sheet Date	Section 3.11(a)(i)
Book-Entry Shares	Section 2.1(c)(ii)
Business Day	Section 8.1(e)
Certificate of Merger	Section 1.5
Certificates	Section 2.1(c)(ii)
Chosen Courts	Section 8.5(a)
Claim	Section 5.6(b)
Closing	Section 1.4
Closing Date	Section 1.4
Code	Section 2.2(f)
Common Stock	Recitals
Company	Preamble
Company Affiliated Transaction	Section 3.25
Company Assets	Section 3.7
Company Benefit Plans	Section 3.15(a)
Company Board	Recitals
Company Board Recommendation	Recitals
Company Disclosure Schedule	Article III
Company Equity Awards	Section 2.3(d)
Company Equity Plans	Section 8.1(f)
Company Financial Advisor	Section 3.26
Company Intellectual Property	Section 8.1(g)
Company Material Adverse Effect	Section 8.1(h)
Company Option	Section 2.3(a)
Company Organizational Documents	Section 8.1(i)
Company Performance Awards	Section 2.3(c)
Company Permits	Section 3.22(a)
Company Restricted Stock Award	Section 2.3(b)
Company SEC Report	Section 3.9
Company Severance Policy	Section 5.5(b)
Compensation Committee	Section 5.15
Compliant	Section 8.1(j)
Confidentiality Agreement	Section 5.3(b)
Consents	Section 3.19(f)
Continuation Period	Section 5.5(a)
Contract	Section 8.1(k)

INDEX OF DEFINED TERMS

(Continued)

Term	Section
Debt Commitment Letters	Section 4.7
Debt Financing	Section 4.7
Debt Offer	Section 5.11(c)
Debt Securities	Section 5.11(c)
DGCL	Recitals
DLLCA	Recitals
Dissenting Shares	Section 2.4(a)
Effective Time	Section 1.5(a)
Employee	Section 5.5(a)
Enforceability Exceptions	Section 8.1(l)
Environmental Law	Section 3.18
Equity Financing	Section 4.7
Equity Funding Letter	Section 4.7
ERISA	Section 3.15(a)
Exchange Act	Section 3.6(b)
Excluded Shares	Section 2.1(b)
Excluded Information	Section 5.11(c)(ii)
Expenses	Section 5.10
Expiration Time	Section 1.1(c)
Financing Letters	Section 4.7
GAAP	Section 3.10(a)(ii)
Governmental Authority	Section 8.1(m)
Governmental Authorizations	Section 3.6
Guarantors	Recitals
Hazardous Substances	Section 8.1(n)
HSR Act	Section 3.6(d)
Indemnitee or Indemnitees	Section 5.6(a)
Information Privacy and Security Laws	Section 8.1(o)
Initial Expiration Time	Section 1.1(c)
Intellectual Property	Section 8.1(q)
Intervening Event	Section 8.1(p)
IRS	Section 3.15(b)
IT Assets	Section 8.1(r)
Knowledge	Section 8.1(s)
Law	Section 8.1(t)
Legal Actions	Section 3.13
Lender Associated Party	Section 7.6(j)
Liabilities	Section 3.11(a)(i)
Licensed Intellectual Property	Section 8.1(u)
Liens	Section 8.1(v)
Limited Guarantee	Section 4.8
Marketing Period	Section 8.1(w)
Material Contracts	Section 3.14(a)
Material Lease	Section 8.1(x)

v

INDEX OF DEFINED TERMS

(Continued)

Term	Section
Material Leased Real Property	Section 8.1(y)
Maximum Liability Amount	Section 7.6(k)
Maximum Premium	Section 5.6(c)
Mergers	Recitals
Merger Consideration	Section 2.1(c)(i)
Merger Subs	Preamble
Merger Transactions	Recitals
Minimum Condition	Annex I
Nasdaq	Section 1.1(d)(i)
New Plans	Section 5.5(c)
Notice Period	Section 5.4(e)(iii)
OFAC	Section 3.24
Offer	Recitals
Offer Acceptance Time	Section 1.1(e)
Offer Closing	Section 1.4
Offer Conditions	Section 1.1(a)
Offer Documents	Section 1.1(i)
Offer Price	Recitals
Old Plans	Section 5.5(c)
Option Consideration	Section 2.3(a)
Orders	Section 8.1(z)
Other Company Businesses	Section 8.1(aa)
Other Company Businesses Debt Commitment Letters	Section 4.7
Owned Intellectual Property	Section 8.1(bb)
Outerwall Merger	Recitals
Outerwall Merger Sub	Preamble
Parent	Preamble
Parent Assets	Section 4.5
Parent Associated Party	Section 8.1(cc)
Parent Expenses	Section 7.6(c)
Parent Material Adverse Effect	Section 8.1(dd)
Parent Termination Fee	Section 7.6(f)
Paying Agent	Section 2.2(a)
Payment Fund	Section 2.2(b)
Payoff Amount	Section 5.11(c)(xi)
Payoff Letter	Section 5.11(c)(xi)
PCI-DSS	Section 8.1(ee)
Permits	Section 3.22(a)
Permitted Lien	Section 8.1(ff)
Personal Information	Section 8.1(gg)
Person	Section 8.1(hh)
Preferred Stock	Section 3.8(a)
Privacy Policies	Section 3.19(f)
Redacted Fee Letter	Section 8.1(ii)

INDEX OF DEFINED TERMS

(Continued)

Term	Section
Redbox	Preamble
Redbox Business	Section 8.1(jj)
Redbox Business Debt Commitment Letter	Section 4.7
Redbox Effective Time	Section 1.5(b)
Redbox Manager	Recitals
Redbox Merger	Recitals
Redbox Merger Sub	Preamble
Representatives	Section 8.1(kk)
Rights	Section 8.1(mm)
Schedule 14D-9	Section 1.2(a)
Schedule TO	Section 1.1(i)
SEC	Section 3.6(b)
Securities Act	Section 3.9
Software	Section 8.1(nn)
Stockholder List Date	Section 1.2(b)
Subject Indebtedness	Section 5.11(c)(x)
Subsidiary	Section 8.1(oo)
Superior Proposal	Section 8.1(pp)
Surviving Bylaws	Section 1.8(b)
Surviving Charter	Section 1.8(a)
Surviving Corporation	Section 1.3(a)
Surviving LLC	Section 1.3(b)
Surviving LLC Agreement	Section 1.9(b)
Takeover Law	Section 3.29
Takeover Proposal	Section 8.1(qq)
Tax Returns	Section 8.1(rr)
Taxes	Section 8.1(ss)
Termination Date	Section 7.2(a)
Trade Laws	Section 3.24
Transaction Documents	Section 8.1(tt)
Transaction Litigation	Section 5.1(n)
Transactions	Recitals
Vendors	Section 3.31
Willful and Material Breach	Section 8.1(uu)

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of July 24, 2016 (this “Agreement”), is by and among Aspen Parent, Inc., a Delaware corporation (“Parent”), Aspen Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Outerwall Merger Sub”), Redwood Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Redbox Merger Sub” and together with Outerwall Merger Sub, the “Merger Subs”), Outerwall Inc., a Delaware corporation (the “Company”), and Redbox Automated Retail, LLC, a Delaware limited liability company and wholly owned Subsidiary of the Company (“Redbox”).

RECITALS

WHEREAS, Parent desires to acquire the Company on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in furtherance of the acquisition of the Company by Parent, upon the terms and subject to the conditions set forth in this Agreement, Outerwall Merger Sub has agreed to commence a cash tender offer (as it may be extended and amended from time to time as permitted under, or required by, this Agreement, the “Offer”) to purchase any and all of the outstanding shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”) at a price per share of $52.00, net to the seller in cash, without interest (such amount, or any other amount per share paid in the Offer in accordance with this Agreement, the “Offer Price”);

WHEREAS, it is proposed that, on the terms and subject to the conditions set forth in this Agreement (a) following the consummation of the Offer, Outerwall Merger Sub shall, in accordance with the Delaware General Corporation Law (the “DGCL”), merge with and into the Company (the “Outerwall Merger”), with the Company surviving the Outerwall Merger and pursuant to which each share of Common Stock that is not validly tendered and irrevocably accepted for payment pursuant to the Offer (except as otherwise provided herein) will be converted into the right to receive the Offer Price and (b) immediately following the Outerwall Merger, Redbox Merger Sub shall, in accordance with the DGCL and the Delaware Limited Liability Company Act (the “DLLCA”), merge with and into Redbox (the “Redbox Merger” and together with the Outerwall Merger, the “Mergers”), with Redbox surviving the Merger;

WHEREAS, Parent, Outerwall Merger Sub and the Company acknowledge and agree that the Outerwall Merger shall be governed by and effected under Section 251(h) of the DGCL and, subject to the terms of this Agreement, effected as soon as practicable following the consummation (as defined in Section 251(h) of the DGCL) of the Offer;

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (i) determined that the Offer, the Mergers and the other transactions contemplated hereby (excluding the Financing, the “Merger Transactions”), are fair to and in the best interests of the Company and its stockholders, (ii) in accordance with the DGCL, approved this Agreement and the Merger Transactions, declared it advisable that the Company enter into this Agreement and consummate the Merger Transactions, and authorized the execution, delivery and performance of this Agreement, (iii) resolved that this Agreement and the Outerwall Merger shall be governed by and effected under Section 251(h) of the DGCL and (iv) resolved to recommend that the Company’s stockholders accept the Offer and tender their shares of Common Stock in the Offer (such recommendation, the “Company Board Recommendation”);

WHEREAS, (a) the Company, as the sole manager and sole member of Redbox (the “Redbox Manager”) has, in accordance with the DLLCA, approved this Agreement and the Redbox Merger, declared it advisable that Redbox enter into this Agreement and consummate the Redbox Merger in accordance with the DGCL and the DLLCA, and authorized the execution, delivery and performance of this Agreement;

WHEREAS, the board of directors of Outerwall Merger Sub has approved and declared it advisable for Outerwall Merger Sub to enter into this Agreement and consummate the Offer, the Mergers and the other transactions contemplated hereby, including the Financing (the “Transactions”);

WHEREAS, the board of directors of Redbox Merger Sub has approved and declared it advisable for Redbox Merger Sub to enter into this Agreement and consummate the Transactions;

WHEREAS, the board of directors of Parent has approved this Agreement and the Transactions, and Parent, in its capacity as the sole stockholder of Outerwall Merger Sub and Redbox Merger Sub, has agreed to adopt this Agreement immediately following the execution and delivery hereof;

WHEREAS, concurrently with the execution of this Agreement, and as consideration for and inducement to the Company’s willingness to enter into this Agreement, Apollo Investment Fund VIII, L.P., Apollo Overseas Partners (Delaware 892) VIII, L.P., Apollo Overseas Partners (Delaware) VIII, L.P. and Apollo Overseas Partners VIII, L.P. (the “Guarantors”) are entering into the Limited Guarantee with respect to certain obligations of Parent, Outerwall Merger Sub and Redbox Merger Sub under this Agreement; and

WHEREAS, the Company, Redbox, Parent, Outerwall Merger Sub and Redbox Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

THE MERGER TRANSACTIONS

Section 1.1 The Offer.

(a) Upon the terms and subject to the conditions of this Agreement (including Article VII), as promptly as reasonably practicable following the date hereof, but in any event no later than the tenth (10th) Business Day after the initial public announcement of the execution of this Agreement, Outerwall Merger Sub shall, and Parent shall cause Outerwall Merger Sub to, commence, within the meaning of Rule 14d-2 under the Exchange Act, the Offer. The obligations of Outerwall Merger Sub to, and of Parent to cause Outerwall Merger Sub to, accept for payment, and pay for, any shares of Common Stock tendered pursuant to the Offer are subject only to the satisfaction or waiver (to the extent permitted under this Agreement) of the conditions set forth in Annex I (as they may be amended in accordance with this Agreement, the “Offer Conditions”).

(b) To the extent permitted by Law, Parent and Outerwall Merger Sub reserve the right, at any time, to waive, in whole or in part, any Offer Condition (other than the Minimum Condition), to increase the Offer Price or to modify the terms of the Offer; provided, however, that, without the prior written consent of the Company, neither Parent nor Outerwall Merger Sub shall (A) reduce the maximum number of shares of Common Stock sought to be purchased in the Offer, (B) reduce the Offer Price or change the form of consideration payable in the Offer, (C) change, modify or waive the Minimum Condition, (D) impose conditions to the Offer that are different than or in addition to the Offer Conditions, (E) modify or amend any existing Offer Conditions in a manner that is adverse to the holders of Common Stock, (F) except as otherwise required or expressly permitted by Section 1.1(d), extend or otherwise change the Expiration Time, (G) provide for any “subsequent offering period” within the meaning of Rule 14d-11 under the Exchange Act or (H) otherwise amend, modify or supplement the Offer in any manner adverse to the holders of Common Stock or in any manner that materially delays or unreasonably interferes with, hinders or impairs the consummation of the Offer. Subject to Section 1.1(g), the Offer may not be terminated prior to its scheduled Expiration Time, unless this Agreement is validly terminated in accordance with Article VII.

(c) The Offer shall initially expire at midnight (New York City time) (i.e., one minute after 11:59 p.m. New York City time) on the date that is 20 Business Days (calculated in accordance with Rule 14d-1(g)(3) under the Exchange Act) following the commencement of the Offer (such initial expiration date and time of the Offer, the “Initial Expiration Time”) or, if the Offer has been extended pursuant to and in accordance with Section 1.1(d), the date and time to which the Offer has been so extended (the Initial Expiration Time, or such later expiration date and time to which the Offer has been so extended, the “Expiration Time”).

(d) Subject to Article VII, Outerwall Merger Sub may or shall, as applicable, extend the Offer from time to time as follows:

(i) for the minimum period as required by any applicable Law, including any rule, regulation, interpretation or position of the SEC, the staff thereof or the NASDAQ Global Select Market (the “Nasdaq”);

(ii) if, at the then-scheduled Expiration Time, any of the Offer Conditions has not either been (A) satisfied or (B) waived by Parent and Outerwall Merger Sub (to the extent such waiver is permitted under this Agreement and applicable Law), then Outerwall Merger Sub shall, and Parent shall cause Outerwall Merger Sub to, extend the Offer on one or more occasions in consecutive periods of five (5) Business Days each (with each such period to end at midnight (New York City time) (i.e., one minute after 11:59 p.m. New York City time), on the last Business Day of such period) (or such other duration as may be agreed to by Parent and the Company) in order to permit the satisfaction of such Offer Condition(s); provided, however, that Outerwall Merger Sub shall not be required to extend the Offer to a date later than the Termination Date (for the avoidance of doubt, as the Termination Date may be extended pursuant to Section 7.2(a)); provided, however, that if the sole then-unsatisfied Offer Condition is the Minimum Condition, Outerwall Merger Sub shall not be required to extend the Offer for more than four (4) occasions in consecutive periods of five (5) Business Days each (each such period to end at 11:59 p.m. (New York City time) on the last Business Day of such period) (or such other duration as may be agreed to by Parent and the Company); or

(iii) if at any scheduled Expiration Time, (A) the full amount of the Debt Financing has not been funded and will not be available to be funded at the Offer Closing and/or the Closing (other than as a result of a breach by Parent, Outerwall Merger Sub or Redbox Merger Sub of any of their representations, warranties or covenants set forth in Section 4.7 or Section 5.11 of this Agreement) and (B) Parent, Outerwall Merger Sub and Redbox Merger Sub acknowledge and agree in writing that (1) the Company may terminate this Agreement pursuant to, and only in accordance with and upon the satisfaction of the requirements set forth in, Section 7.4(c)(ii) and receive the Parent Termination Fee pursuant to, and only in accordance with and upon the satisfaction of the requirements set forth in, Section 7.6(d)(i) and (2) solely with respect to both (x) any payment of the Parent Termination Fee in accordance with subclause (1) of this Section 1.1(d)(iii) and (y) Outerwall Merger Sub’s obligation, and Parent’s obligation to cause Outerwall Merger Sub, to consummate the Offer, including to accept and thereafter pay for all shares of Common Stock validly tendered and not validly withdrawn pursuant to the Offer and in accordance with this Section 1.1, all Offer Conditions set forth (I) in paragraphs (d)(iv) and (f) of Annex I and (II) other than in respect of any willful or material breach (including any Willful and Material Breach) following the date of delivery of such notice, in paragraph (e) of Annex I will be deemed to have been satisfied or waived at the Expiration Time of the Offer after giving effect to any extension pursuant to this Section 1.1(d)(iii) and, for the avoidance of doubt, only at such time, Outerwall Merger Sub shall have the right in its sole discretion to extend the Offer on up to four more occasions in consecutive periods of five (5) Business Days each (each such period to end at 11:59 p.m., New York City time, on the last Business Day of such period) (or such other duration as may be agreed to by Parent and the Company); provided, that Outerwall Merger Sub shall not be permitted to extend the Offer to a date later than the Termination Date (for the avoidance of doubt, as the Termination Date may be extended pursuant to Section 7.2(a)).

Outerwall Merger Sub shall not, and Parent shall not permit Outerwall Merger Sub to, extend the Offer in any manner except as required or permitted pursuant to this Section 1.1(d).

(e) On the terms and subject to the conditions of this Agreement, including satisfaction or waiver of all of the Offer Conditions, (i) at or as promptly as practicable following the Expiration Time, Outerwall Merger Sub shall, and Parent shall cause Outerwall Merger Sub to, irrevocably accept for payment (the time of acceptance for payment, the “Offer Acceptance Time”) all shares of Common Stock validly tendered and not properly withdrawn pursuant to the Offer and (ii) at or as promptly as practicable following the Offer Acceptance Time (but in any event within three (3) Business Days (calculated as set forth in Rule 14d-1(g)(3) under the Exchange Act) thereafter) Outerwall Merger Sub shall, and Parent shall cause Outerwall Merger Sub to, pay for all shares of Common Stock validly tendered and not properly withdrawn pursuant to the Offer; provided, that with respect to shares of Common Stock tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee, Outerwall Merger Sub shall be under no obligation to make any payment for such shares unless and until such shares are delivered in settlement or satisfaction of such guarantee. Parent shall provide or cause to be provided to Outerwall Merger Sub, at the Offer Acceptance Time, the funds that, when taken together with available cash of the Company and its Subsidiaries, are necessary to purchase any shares of Common Stock that Outerwall Merger Sub becomes obligated to purchase pursuant to the Offer, and shall cause Outerwall Merger Sub to fulfill all of Outerwall Merger Sub’s obligations under this Agreement.

(f) The Offer Price payable in respect of each share of Common Stock shall be paid on the terms and subject to the conditions of this Agreement. The Company agrees that no shares of Common Stock held by the Company or any of its Subsidiaries will be tendered pursuant to the Offer.

(g) Unless this Agreement is validly terminated pursuant to Article VII, neither Parent nor Outerwall Merger Sub shall terminate or withdraw the Offer prior to any scheduled Expiration Time without the prior written consent of the Company in its sole discretion. In the event this Agreement is validly terminated pursuant to Article VII, Outerwall Merger Sub shall promptly (and in any event within one (1) Business Day) following such termination irrevocably and unconditionally terminate the Offer and shall not acquire any shares of Common Stock pursuant thereto. If the Offer or this Agreement is terminated in accordance with this Agreement, Outerwall Merger Sub shall promptly return, or cause any depositary acting on behalf of Outerwall Merger Sub to promptly return, all tendered shares to the tendering stockholders in accordance with applicable Law.

(h) Subject to the obligations of the Company and its Subsidiaries pursuant to Section 5.1, the Offer Price shall be adjusted appropriately and proportionately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other similar change with respect to the Common Stock occurring on or after the date of this Agreement and at or prior to the Offer Acceptance Time, and such adjustment to the Offer Price shall provide to the holders of shares of Common Stock the same economic effect as contemplated by this Agreement prior to such action.

(i) On the date of commencement of the Offer, Parent and Outerwall Merger Sub shall file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto and including exhibits thereto, the “Schedule TO”), which shall contain or incorporate by reference an offer to purchase and a related letter of transmittal and other appropriate ancillary offer documents (such Schedule TO and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the “Offer Documents”), and cause the Offer Documents to be disseminated to the holders of the Common Stock as and to the extent required by United States federal securities laws. The Company shall promptly furnish or otherwise make available to Parent or Parent’s legal counsel upon request all information concerning the Company and its Subsidiaries that may be reasonably requested by Parent for inclusion in the Offer Documents. Each of Parent, Outerwall Merger Sub and the Company shall promptly correct any information supplied by it for inclusion or incorporation by reference in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and each of Parent and Outerwall Merger Sub shall take all steps necessary and use all reasonable efforts to promptly amend or supplement the Offer Documents and to cause the Offer Documents as so amended or supplemented to be filed with the SEC and disseminated to the holders of the Common Stock, in each case as and to the extent required by applicable Law. Parent and Outerwall Merger Sub shall promptly notify the Company upon the receipt of any comments from the SEC, or any request from the SEC for amendments or supplements, to the Offer Documents, and shall promptly provide the Company with copies of all correspondence and summaries of all material oral communications between them and their respective Representatives, on the one hand, and the SEC, on the other hand. Prior to the filing of the Offer Documents with the SEC or dissemination thereof to the holders of the Common Stock, or responding to any comments of the SEC with respect to the Offer Documents, Parent and Outerwall Merger Sub shall provide the Company and its counsel a reasonable opportunity to review and comment on such Offer Documents or response, and Parent and Outerwall Merger Sub shall give reasonable consideration to any such comments. In the event that Parent or Outerwall Merger Sub receives any comments from the SEC or its staff with respect to the Offer Documents, each shall use its reasonable best efforts to respond as promptly as practicable to such comments.

Section 1.2 Company Actions.

(a) On the date the Offer is commenced and the Offer Documents are filed with the SEC, the Company shall, concurrently with or as soon as reasonably practicable following the filing of the Schedule TO, file with the SEC a

Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with all amendments and supplements thereto and including exhibits thereto, the “Schedule 14D-9”) containing, subject to Section 5.4, the Company Board Recommendation and shall disseminate the Schedule 14D-9 to the holders of the Common Stock as and to the extent required by Rule 14d-9 under the Exchange Act. The Schedule 14D-9 shall also contain the notice of appraisal rights required to be delivered by the Company under Section 262 of the DGCL at the time the Company first files the Schedule 14D-9 with the SEC. The Company shall set the record date for the Company’s stockholders to receive such notice of appraisal rights as the same date as the Stockholder List Date and shall disseminate the Schedule 14D-9 including such notice of appraisal rights to the Company’s stockholders to the extent required by Section 262 of the DGCL. Each of Parent, Outerwall Merger Sub and Redbox Merger Sub shall promptly furnish or otherwise make available to the Company or the Company’s legal counsel upon request all information concerning Parent, Outerwall Merger Sub, Redbox Merger Sub and the Guarantors that may be reasonably requested by the Company for inclusion in the Schedule 14D-9. Each of the Company, Parent, Outerwall Merger Sub and Redbox Merger Sub shall promptly correct any information supplied by it for inclusion or incorporation by reference in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall take all steps necessary and use all reasonable efforts to promptly amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the holders of the Common Stock, in each case as soon as and to the extent required by applicable Law. The Company shall promptly notify Parent upon the receipt of any comments from the SEC, or any request from the SEC for amendments or supplements, to the Schedule 14D-9, and shall promptly provide Parent with copies of all correspondence and summaries of all material oral communications between the Company and its Representatives, on the one hand, and the SEC, on the other hand. Prior to the filing of the Schedule 14D-9 (that does not contain or relate to a Takeover Proposal or an Adverse Recommendation Change) with the SEC or dissemination thereof to the holders of the Common Stock, or responding to any comments of the SEC with respect to such Schedule 14D-9, the Company shall provide Parent, Outerwall Merger Sub, Redbox Merger Sub and their counsel a reasonable opportunity to review and comment on such Schedule 14D-9 or response, and the Company shall give reasonable consideration to any such comments. The Company hereby consents to the inclusion in the Offer Documents of the Company Board Recommendation contained in the Schedule 14D-9. In the event that the Company receives any comments from the SEC or its staff with respect to the Schedule 14D-9, it shall use its reasonable best efforts to respond as promptly as practicable to such comments.

(b) In connection with the Offer, the Company shall or shall cause its transfer agent to furnish Parent and Outerwall Merger Sub promptly (and in any event within three (3) Business Days of the date of this Agreement) with mailing labels containing the names and addresses of the record holders of Common Stock as of the latest practicable date and shall promptly furnish, or cause to be furnished, mailing labels containing such information of those Persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings and computer files and all other information in the Company’s possession or control regarding the beneficial owners of Common Stock, in each case as of the latest date practicable, and shall furnish to Parent and Outerwall Merger Sub or their respective Representatives such information (including periodically updated lists of stockholders, security position listings and computer files) as they may reasonably request in connection with the Offer. The date of the list used to determine the Persons to whom the Offer Documents and the Schedule 14D-9 are first disseminated is referred to as the “Stockholder List Date”. Except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger Transactions, Parent, Outerwall Merger Sub and their respective Affiliates and Representatives shall use the information contained in any such labels, listings and files only in connection with the Merger Transactions, shall treat such information and materials in accordance with the terms and conditions of the Confidentiality Agreement, and, if this Agreement shall be validly terminated in accordance with Article VII, will use their reasonable best efforts to deliver to the Company or destroy all copies of such information then in their possession or under their control promptly upon the request of the Company.

Section 1.3 The Mergers.

(a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL (including Section 251(h) thereof), at the Effective Time, (i) Outerwall Merger Sub shall be merged with and into the Company, (ii) the separate corporate existence of Outerwall Merger Sub shall cease and the Company shall continue its corporate existence under the DGCL as the surviving corporation in the Outerwall Merger (the “Surviving Corporation”) and (iii) the Surviving Corporation shall become a wholly owned Subsidiary of Parent.

(b) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL and the DLLCA, immediately following the Effective Time, (i) Redbox Merger Sub shall be merged with and into Redbox, (ii) the separate corporate existence of Redbox Merger Sub shall cease and Redbox shall continue its existence under the DLLCA as the surviving entity in the Redbox Merger (the “Surviving LLC”) and (iii) the Surviving LLC shall become a wholly owned Subsidiary of the Surviving Corporation.

Section 1.4 Closing. Subject to the satisfaction or waiver of all of the conditions to closing contained in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to such conditions being able to be satisfied), the closing of the Mergers (the “Closing”) shall take place as soon as practicable following the consummation (as defined in Section 251(h) of the DGCL) of the Offer (the “Offer Closing”), but in any event no later than the date of, and immediately following, the payment for the shares of Common Stock tendered in the Offer, at the offices of Perkins Coie LLP, 1201 Third Avenue, 49th Floor, Seattle, Washington at 10:00 a.m. (New York City time), or at such other place and time as Parent and the Company may agree in writing. The date on which the Closing occurs is referred to as the “Closing Date”.

Section 1.5 Merger Effective Times.

(a) Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, Parent and the Company shall cause a certificate of merger (the “Outerwall Certificate of Merger”) to be executed, signed, acknowledged and filed with the Secretary of State of the State of Delaware in such form as is required by the relevant provisions of the DGCL, and shall make all other deliveries, filings or recordings required by the DGCL in connection with the Outerwall Merger. The Outerwall Merger shall become effective when the Outerwall Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such other subsequent date or time as Parent and the Company may agree and specify in the Outerwall Certificate of Merger in accordance with the DGCL (the “Effective Time”).

(b) Subject to the provisions of this Agreement, immediately following the Effective Time, Redbox Merger Sub and Redbox shall cause a certificate of merger (the “Redbox Certificate of Merger”) to be executed, signed, acknowledged and filed with the Secretary of State of the State of Delaware in such form as is required by the relevant provisions of the DGCL and the DLLCA, and shall make all other deliveries, filings or recordings required by the DGCL and the DLLCA in connection with the Redbox Merger. The Redbox Merger shall become effective when the Redbox Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such other subsequent date or time as Parent and Redbox may agree and specify in the Redbox Certificate of Merger in accordance with the DGCL and the DLLCA (the “Redbox Effective Time”).

Section 1.6 Merger Without Meeting of Stockholders. The Outerwall Merger shall be governed by and effected under Section 251(h) of the DGCL, without a vote of the stockholders of the Company. The parties agree to take all necessary and appropriate action to cause the Outerwall Merger to become effective as soon as practicable following the consummation (within the meaning of Section 251(h) of the DGCL) of the Offer, without a vote of the stockholders of the Company in accordance with Section 251(h) of the DGCL.

Section 1.7 Effects of the Mergers.

(a) The Outerwall Merger shall have the effects set forth in the DGCL, this Agreement and the Outerwall Certificate of Merger.

(b) The Redbox Merger shall have the effects set forth in the DGCL, the DLLCA, this Agreement and the Redbox Certificate of Merger.

Section 1.8 Surviving Corporation Organizational Documents, Directors and Officers.

(a) The certificate of incorporation of the Company shall, at the Effective Time, be amended and restated to read in its entirety as set forth on Exhibit A-1 and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation (the “Surviving Charter”), until amended as provided therein and by applicable Law.

(b) The bylaws of the Company at the Effective Time shall be amended and restated to read in their entirety as set forth on Exhibit A-2 and, as so amended and restated, shall be the bylaws of the Surviving Corporation (the “Surviving Bylaws”), until amended as provided in the Surviving Charter and the Surviving Bylaws and by applicable Law.

(c) The parties shall take all requisite action so that the directors of Outerwall Merger Sub immediately before the Effective Time shall be, from and after the Effective Time, the directors of the Surviving Corporation until their respective successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with the Surviving Charter, the Surviving Bylaws and applicable Law.

(d) The officers of the Company immediately before the Effective Time shall be, from and after the Effective Time, the officers of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Charter, the Surviving Bylaws and applicable Law.

Section 1.9 Surviving LLC Organizational Documents, Managers and Officers.

(a) The certificate of formation of Redbox shall, at the Redbox Effective Time, be amended and restated to read in its entirety as set forth on Exhibit A-3 and, as so amended and restated, shall be the certificate of formation of the Surviving LLC, until amended as provided therein and by applicable Law.

(b) The limited liability company agreement of Redbox at the Redbox Effective Time shall be amended and restated to read in its entirety as set forth on Exhibit A-4 and, as so amended and restated, shall be the limited liability company agreement of the Surviving LLC (the “Surviving LLC Agreement”), until amended as provided in the Surviving LLC Agreement and by applicable Law.

(c) Parent shall take all requisite action so that the directors of Redbox Merger Sub immediately before the Redbox Effective Time shall be, from and after the Redbox Effective Time, the members of the Board of Managers of the Surviving LLC until their respective successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with the Surviving LLC Agreement and applicable Law.

(d) The officers of Redbox Merger Sub immediately before the Redbox Effective Time shall be, from and after the Redbox Effective Time, the officers of the Surviving LLC until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving LLC Agreement and applicable Law.

ARTICLE II

EFFECT OF THE MERGERS ON CAPITAL STOCK AND EQUITY INTERESTS

Section 2.1 Conversion of Capital Stock. At the Effective Time, by virtue of the Outerwall Merger and without any action on the part of Parent, Outerwall Merger Sub, the Company or the holder of any shares of capital stock of Outerwall Merger Sub or the Company:

(a) Conversion of Outerwall Merger Sub Capital Stock. Each share of capital stock of Outerwall Merger Sub issued and outstanding immediately before the Effective Time shall be converted into and become one fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) Cancellation of Certain Shares. Each share of Common Stock owned by the Company as treasury stock, or owned by any direct or indirect wholly owned Subsidiary of the Company, or owned by Parent or Outerwall Merger Sub including any shares of Common Stock acquired by Outerwall Merger Sub in the Offer, in each case immediately before the Effective Time (collectively, the “Excluded Shares”), shall be canceled automatically, be extinguished and shall cease to exist, and no consideration shall be paid for those Excluded Shares.

(c) Conversion of Common Stock.

(i) Each share of Common Stock issued and outstanding immediately before the Effective Time (other than Excluded Shares and Dissenting Shares) shall be converted automatically into and shall thereafter represent only the right to receive the Offer Price (the “Merger Consideration”) payable to the holders thereof, without interest, in accordance with Section 2.2.

(ii) All shares of Common Stock that have been converted pursuant to Section 2.1(c)(i) shall be canceled automatically and shall be extinguished and cease to exist, and the holders of (A) certificates which immediately before the Effective Time represented such shares (the “Certificates”) or (B) shares represented by book-entry immediately before the Effective Time (the “Book-Entry Shares”) shall cease to have any rights with respect to those shares, other than the right to receive the Merger Consideration in accordance with Section 2.2 and any dividends or other distributions with a record date prior to the Effective Time which may have been authorized by the Company and which remain unpaid at the Effective Time.

(d) Equitable Adjustment. If at any time during the period between the date of this Agreement and the Effective Time, any change in the number of outstanding shares of Common Stock shall occur as a result of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other similar change with respect to the Common Stock, then the Merger Consideration and any other amount based on the number of shares of Common Stock shall be equitably adjusted, without duplication of any adjustment made pursuant to Section 1.1(h), to reflect such change; provided, that nothing in this Section 2.1(d) shall be construed to permit the Company or any Subsidiary of the Company to take any such action without the consent of Parent if required under Section 5.1.

Section 2.2 Surrender of Certificates and Book-Entry Shares.

(a) Paying Agent. At least two (2) Business Days prior to the Closing Date, Parent shall enter into a paying agent agreement (in a form reasonably acceptable to the Company) with a paying agent reasonably acceptable to the Company (the “Paying Agent”) to act as agent for the stockholders to receive the Merger Consideration to which they shall have become entitled pursuant to Section 2.1(c)(i). Parent shall be responsible for all fees and expenses of the Paying Agent.

(b) Payment Fund. At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent, for the benefit of the holders of Certificates and Book-Entry Shares, for payment in accordance with this Article II through the Paying Agent, funds that, when taken together with available cash of the Company and its Subsidiaries that is deposited with the Paying Agent at the Effective Time, are sufficient in the aggregate for the payment of the aggregate Merger Consideration payable pursuant to Section 2.1(c)(i). Such funds provided to the Paying Agent are referred to as the “Payment Fund”.

(c) Payment Procedures.

(i) Letter of Transmittal. Within three (3) Business Days of the Effective Time, Parent shall cause the Paying Agent to mail the following to each holder of record of a share of Common Stock converted pursuant to Section 2.1(c)(i): (A) a letter of transmittal in customary form, specifying that delivery shall be effected, and risk of loss and title to such holder’s shares shall pass, only upon proper delivery of Certificates to the Paying Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal; and (B) instructions for surrendering such Certificates or Book-Entry Shares in exchange for payment of the Merger Consideration.

(ii) Surrender of Shares. Upon surrender of a Certificate or of a Book-Entry Share for cancellation to the Paying Agent, together with a duly executed letter of transmittal and any other documents reasonably required by the Paying Agent, the holder of that Certificate or Book-Entry Share shall be entitled to receive, and the Paying Agent shall promptly pay in exchange therefor, the Merger Consideration payable and issuable in respect of the number of shares formerly evidenced by that Certificate or such Book-Entry Share less any required withholding of Taxes. Any Certificates and Book-Entry Shares so surrendered shall be canceled immediately. No interest shall accrue or be paid on any amount payable upon surrender of Certificates or Book-Entry Shares.

(iii) Unregistered Transferees. If any Merger Consideration is to be paid and issued to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered, then the Merger Consideration may be paid or issued to such a transferee so long as (A) the surrendered Certificate or Book-Entry Share, as applicable, shall be properly endorsed and presented to the Paying Agent or shall otherwise be in proper form for transfer and is accompanied by all documents reasonably required to evidence and effect such transfer and (B) the Person requesting such payment or issuance (x) pays any applicable transfer Taxes or (y) establishes to the reasonable satisfaction of Parent and the Paying Agent that all such transfer Taxes have already been paid or are not applicable.

(iv) No Other Rights. Until surrendered in accordance with this Section 2.2(c), each Certificate and each Book-Entry Share in respect of shares of Common Stock converted into the right to receive Merger Consideration pursuant to Section 2.1(c)(i) shall be deemed, from and after the Effective Time, to represent only the right to receive the Merger Consideration, subject to the Surviving Corporation’s obligation to pay any dividends or other distributions with a record date prior to the Effective Time which may have been authorized by the Company and which remain unpaid at the Effective Time. The Merger Consideration paid and issued upon the surrender of any Certificate or Book-Entry Share in accordance with the terms of this Article II shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such Certificate or Book-Entry Share and, in the case of a Certificate, the shares of Common Stock formerly represented by it.

(d) Lost, Stolen or Destroyed Certificates. If any Certificate is lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the execution and delivery by such Person of a customary indemnity agreement or the posting of a bond in such reasonable amount as the Surviving Corporation may direct to provide indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay and issue the Merger Consideration to such Person in respect of the shares of Common Stock represented by such Certificate as contemplated by this Article II.

(e) No Further Transfers. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of the shares of Common Stock that were outstanding immediately before the Effective Time.

(f) Required Withholding. Parent, Outerwall Merger Sub, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration and any amounts otherwise payable under this Agreement (including any amounts payable under Section 2.3 with respect to the cancellation of Company Equity Awards) such amounts as are required to be deducted or withheld therefrom under the Internal Revenue Code of 1986, as amended, including any successor provisions and transition rules, whether or not codified (the “Code”), or any applicable state, local or foreign Tax Law. To the extent that any amounts are so deducted and withheld and paid to the appropriate Governmental Authorities, those amounts shall be treated as having been paid to the Person in respect of whom such deduction or withholding was made for all purposes under this Agreement.

(g) No Liability. Notwithstanding any provision of this Agreement to the contrary, none of the parties hereto, the Surviving Corporation or the Paying Agent shall be liable to any Person for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(h) Investment of Payment Fund. The Paying Agent shall invest the Payment Fund as directed by Parent; provided, that such investment shall be in (i) short-term direct obligations of the United States of America, (ii) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) short-term commercial paper rated the highest quality by either Moody’s Investors Service, Inc. or Standard and Poor’s Ratings Services, (iv) certificates of deposit, bank repurchase agreements or bankers’ acceptances of commercial banks with capital exceeding $10 billion, or (v) mutual funds investing solely in such assets. Any such investment shall be for the benefit, and at the risk, of Parent, and any interest or other income resulting from such investment shall be for the benefit of Parent and such interest or other income may be paid to Parent from time to time in Parent’s sole discretion; provided, that no such investment or losses thereon shall affect the Merger Consideration payable to the holders of Common Stock immediately prior to the Effective Time and Parent shall promptly provide, or shall cause the Surviving Corporation to promptly provide, additional funds to the Paying Agent for the benefit of such holders of Common Stock in the amount of any such losses to the extent necessary to satisfy the obligations of Parent and the Surviving Corporation under Section 2.1(c)(i) and Section 2.2.

(i) Termination of Payment Fund. Any portion of the Payment Fund (including any interest or other amounts with respect thereto) that remains unclaimed by the holders of Certificates or Book-Entry Shares one year after the Effective Time shall be delivered by the Paying Agent to Parent upon demand. Thereafter, any holder of Certificates or Book-Entry Shares who has not complied with this Article II shall look only to Parent and the Surviving Corporation, which shall remain responsible for payment and issuance of the applicable Merger Consideration, subject to compliance with the procedures set forth in this Article II. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of Parent or its designee, free and clear of all claims or interest of any person previously entitled thereto.

Section 2.3 Company Equity Awards.

(a) As of the Effective Time, each option to acquire shares of Common Stock granted under the Company Equity Plans (each, a “Company Option”) and outstanding immediately before the Effective Time, whether or not then exercisable or vested, by virtue of the Outerwall Merger and without any action by Parent, Outerwall

Merger Sub, the Company or the holder of that Company Option, shall be canceled, extinguished and converted into the right to receive from Parent or the Surviving Corporation promptly following the Effective Time an amount in cash, without interest, equal to the Option Consideration (as defined below) multiplied by the aggregate number of shares of Common Stock subject to such Company Option immediately before the Effective Time. “Option Consideration” means the excess, if any, of the Merger Consideration over the per share exercise price of the applicable Company Option.

(b) As of the Effective Time, each share of Common Stock subject to time-based restricted stock awards and restricted stock awards earned pursuant to performance-based restricted stock awards granted under the Company Equity Plans (“Company Restricted Stock Awards”) and outstanding immediately before the Effective Time, by virtue of the Outerwall Merger and without any action by Parent, Outerwall Merger Sub, the Company or the holder of that Company Restricted Stock Award, shall be vested and all restrictions thereon shall lapse in full as of immediately before the Effective Time; and each such Company Restricted Stock Award shall be canceled and converted into the right to receive from Parent or the Surviving Corporation an amount in cash, without interest, equal in value to the Merger Consideration multiplied by the aggregate number of shares of Common Stock subject to such Company Restricted Stock Award immediately before the Effective Time.

(c) As of the Effective Time, each share of Common Stock subject to unearned performance-based restricted stock awards granted under the Company Equity Plans (“Company Performance Awards”) and outstanding immediately before the Effective Time, by virtue of the Outerwall Merger and without any action by Parent, Outerwall Merger Sub, the Company or the holder of that Company Performance Award, shall be vested and all restrictions thereon shall lapse at the target level for such Company Performance Award as of immediately before the Effective Time; and each such Company Performance Award shall be canceled and converted into the right to receive from Parent or the Surviving Corporation an amount in cash, without interest, equal in value to the Merger Consideration multiplied by the aggregate number of shares of Common Stock subject to the target level for such Company Performance Award immediately before the Effective Time.

(d) The payment of the amounts set forth in Section 2.3(a), Section 2.3(b) and Section 2.3(c) in respect of the Company Options, Company Restricted Stock Awards and Company Performance Awards (collectively, the “Company Equity Awards”) shall be reduced by any income or employment Tax withholding required under the Code or any applicable state, local or foreign Tax Law. To the extent that any amounts are so withheld and paid to the appropriate Governmental Authorities, those amounts shall be treated as having been paid to the holder of that Company Equity Award for all purposes under this Agreement. The Company shall use its reasonable best efforts so that all Company Equity Awards shall be canceled and all Company Equity Plans shall terminate at the Effective Time.

(e) Parent shall, and shall cause the Surviving Corporation to, at all times from and after the Effective Time, maintain sufficient liquid funds to satisfy their obligations to holders of Company Equity Awards pursuant to this Section 2.3.

(f) As promptly as practicable following the Effective Time and in any event not later than the third (3rd) Business Day thereafter, Parent shall cause the Surviving Corporation to pay through its payroll system (i) to each applicable holder of a Company Option, in such amount due and payable to such holder pursuant to Section 2.3(a) in respect of such Company Option, (ii) to each applicable holder of a Company Restricted Stock Award, in such amount due and payable to such holder pursuant to Section 2.3(b) in respect of such Company Restricted Stock Award and (iii) to each applicable holder of a Company Performance Award, in such amount due and payable to such holder pursuant to Section 2.3(c) in respect of such Company Performance Award.

(g) In addition to the payment of the amounts as set forth in Section 2.3(a), Section 2.3(b), Section 2.3(c), Section 2.3(d) and Section 2.3(f), the Surviving Corporation, Parent or both shall pay at the Closing, by check or direct deposit, all accrued dividends and other distributions (including dividend equivalents) in respect of all Company Equity Awards with a record date prior to the Effective Time which have been authorized by the Company and which remain unpaid at the Effective Time.

(h) At or prior to the Effective Time, the Company, the Company Board and the compensation committee of the Company Board, as applicable, shall adopt any resolutions and take all such lawful actions as may be necessary to provide for and give effect to the transactions contemplated by this Section 2.3. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement shall not provide any holder of any Company Equity Award with the right to acquire any capital stock or other equity interest in the Surviving Corporation, Parent or their respective Affiliates.

Section 2.4 Dissenting Shares.

(a) Notwithstanding any provision of this Agreement to the contrary (but subject to the other provisions of this Section 2.4), any shares of Common Stock that are issued and outstanding immediately prior to the Effective Time and for which the holder thereof is entitled to demand and properly demands the appraisal of such shares in accordance with, and complies in all respects with, the DGCL (collectively, the “Dissenting Shares”), shall not be converted into the right to receive the Merger Consideration in accordance with Section 2.1(c). At the Effective Time, (A) all Dissenting Shares shall be canceled, extinguished and cease to exist and (B) the holders of Dissenting Shares shall be entitled only to such rights as may be granted to them under the DGCL.

(b) Notwithstanding the provisions of Section 2.4(a), if any holder of Dissenting Shares effectively withdraws or loses such appraisal rights (through failure to perfect such appraisal rights or otherwise), then that holder’s shares (i) shall be deemed no longer to be Dissenting Shares and (ii) shall be treated as if they had been converted automatically at the Effective Time into the right to receive the Merger Consideration, without interest and less any withholding Taxes, upon adherence to the procedures set forth in Article II.

(c) The Company shall give Parent (i) prompt notice (and in any event within one (1) Business Day) of any written demands for appraisal of any shares of Common Stock, any withdrawals or attempted withdrawals of such demands and any other instrument served on the Company relating to stockholders’ appraisal rights and (ii) the right to direct and control all negotiations and proceedings with respect to such demands, withdrawals or attempted withdrawals of such demands and any other actions with respect of stockholders’ rights for appraisal. Except to the extent required by applicable Law, the Company shall not offer to make or make any payment with respect to any such demands for appraisal, or compromise or settle or offer to compromise or settle, any such demands for appraisal, or approve any withdrawal of such demands or waive any failure to timely deliver a written demand for appraisal or otherwise comply with the provisions under Section 262 of the DGCL, or commit or agree to do any of the foregoing, without the prior written consent of Parent. Prior to the Effective Time, Parent shall not, except with the prior written consent of the Company, require the Company to make any payment with respect to any demands for appraisal, or compromise or settle or offer to compromise or settle, any such demands for appraisal or commit or agree to do any of the foregoing.

Section 2.5 Cancellation of Shares in the Redbox Merger. At the Redbox Effective Time, by virtue of the Redbox Merger and without any action on the part of Parent, Redbox Merger Sub, Redbox or the holder of any shares of capital stock of Redbox Merger Sub or of any limited liability company interests in Redbox:

(a) each limited liability company interest of Redbox outstanding immediately prior to the Redbox Effective Time shall, immediately following the Redbox Effective Time, remain outstanding and unchanged by virtue of the Redbox Merger as an outstanding limited liability company interest of the Surviving LLC; and

(b) each share of capital stock of Redbox Merger Sub issued and outstanding immediately before the Redbox Effective Time shall cease to be outstanding, shall automatically be cancelled and retired and cease to exist, and no consideration shall be delivered in exchange therefor.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and the Merger Subs that, except as (A) set forth in the confidential disclosure letter delivered by the Company to Parent and the Merger Subs prior to the execution of this Agreement (the “Company Disclosure Schedule”) (it being understood that, whether or not an explicit cross reference appears, any information, item or matter set forth on one section or subsection of the Company

Disclosure Schedule shall be deemed disclosure with respect to, and shall be deemed to apply to and qualify, the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent that it is reasonably apparent based on the content and context of such disclosure that such information, item or matter is relevant to such other section or subsection) or (B) disclosed in any Company SEC Report filed with, or furnished to, the SEC on or after January 1, 2014 and not less than three (3) Business Days prior to the date of this Agreement, other than any disclosures (other than statements of historical fact) in any such Company SEC Reports contained in the (i) “Risk Factors” or “Forward-Looking Statements” section thereof and (ii) any other section relating to forward-looking statements to the extent they are generally cautionary, predictive or forward-looking in nature, it being understood that any matter disclosed in such filings shall not be deemed disclosed for the purposes of Section 3.1, Section 3.2, Section 3.3, Section 3.4, Section 3.5, Section 3.7, Section 3.8 and Section 3.27 of this Agreement:

Section 3.1 Organization and Power. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company (i) is duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its assets and properties makes such qualification or licensing necessary. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each of the Subsidiaries of the Company (including Redbox) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted. The Company has made available to Parent a true and complete copy of each of the Company Organizational Documents. Each of the Company Organizational Documents is in full force and effect and neither the Company nor any of its Subsidiaries is in violation of any provision of the Company Organizational Documents in any material respect.

Section 3.2 Foreign Qualifications. Each of the Company and its Subsidiaries (including Redbox) is duly qualified to do business as a foreign corporation, limited liability company or other legal entity and is in good standing in each jurisdiction where such qualification is necessary, except where failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.3 Corporate Authorization.

(a) The Company has all necessary corporate power and authority to enter into this Agreement and, assuming the Outerwall Merger is consummated in accordance with Section 251(h) of the DGCL and the Redbox Merger is consummated in accordance with the relevant provisions of DGCL and DLLCA, to perform its obligations hereunder and to consummate the Merger Transactions. The Company Board at a meeting duly called and held has unanimously adopted resolutions that: (i) determined that the Merger Transactions, including the Mergers, are fair to and in the best interests of the Company and its stockholders, (ii) approved this Agreement and the Merger Transactions (including the execution, delivery and performance thereof) and declared it advisable that the Company enter into this Agreement and consummate the Merger Transactions in accordance with the DGCL, (iii) resolved that this Agreement and the Outerwall Merger shall be governed by and effected under Section 251(h) of the DGCL and (iv) resolved to recommend that the Company’s stockholders accept the Offer and tender their shares of Common Stock in the Offer (it being understood that nothing in this clause (iv) shall in any way limit the Company Board’s rights under Section 5.4). The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger Transactions have been duly and validly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger Transactions (other than the Company Board’s delivery of its recommendation to the Company’s stockholders as contemplated under clause (iv) above and as required in accordance with Section 1.2(a), and the filing with the Secretary of State of the State of Delaware of the Outerwall Certificate of Merger as required by the DGCL).

(b) Redbox has all necessary limited liability company power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate the Redbox Merger. The Redbox Manager, in a joint written consent as the sole manager and sole member of Redbox in lieu of a meeting, adopted resolutions that approved this Agreement and the Redbox Merger (including the execution, delivery and performance thereof) and declared it advisable that Redbox enter into this Agreement and consummate the Redbox Merger in accordance with the DGCL and DLLCA. The execution, delivery and performance of this Agreement by Redbox and the consummation by Redbox of the Redbox Merger has been duly and validly authorized by all necessary limited liability company action on the part of Redbox and no other limited liability company proceedings on the part of Redbox are necessary to authorize this Agreement or to consummate the Redbox Merger (other than the filing with the Secretary of State of the State of Delaware of the Redbox Certificate of Merger as required by the DGCL and the DLLCA).

Section 3.4 Enforceability. This Agreement has been duly executed and delivered by each of the Company and Redbox and, assuming due authorization, execution and delivery hereof by the other parties hereto, this Agreement constitutes a legal, valid and binding agreement of each of the Company and Redbox, enforceable against each of the Company and Redbox in accordance with its terms, subject to the Enforceability Exceptions.

Section 3.5 Subsidiaries. Section 3.5 of the Company Disclosure Schedule sets forth a complete and correct list of each Subsidiary of the Company, indicating (a) its jurisdiction of incorporation or formation, (b) its number of authorized shares or other equity interests and (c) its number of issued and outstanding shares or other equity interests. Each of the Subsidiaries of the Company is wholly owned by the Company, directly or indirectly, free and clear of any Liens (other than Permitted Liens). Each of the outstanding shares of capital stock or other equity interests of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any preemptive rights. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Company does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing.

Section 3.6 Governmental Authorizations. Assuming that the representations and warranties of Parent and the Merger Subs contained in Section 4.4 are true and correct, and assuming that the Outerwall Merger is consummated in accordance with Section 251(h) of the DGCL and the Redbox Merger is consummated in accordance with the relevant provisions of the DGCL and the DLLCA, the execution, delivery and performance of this Agreement by the Company and Redbox, and the consummation by the Company and Redbox of the Merger Transactions, do not and will not require any consent, approval, authorization, declaration or permit of, action by, filing with or notification to, (collectively, “Governmental Authorizations”), any Governmental Authority, other than:

(a) the filing of (i) the Outerwall Certificate of Merger with the Secretary of State of the State of Delaware and (ii) the Redbox Certificate of Merger with the Secretary of State of the State of Delaware;

(b) any filings and reports that may be required in connection with this Agreement and the Merger Transactions either (i) with the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934 (the “Exchange Act”) or (ii) under state securities Laws or “blue sky” Laws;

(c) any filings as are necessary to comply with the Nasdaq rules and regulations;

(d) filings required under, and compliance with the other applicable requirements of, the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”); and

(e) any such Governmental Authorization that, if not obtained, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.7 Non-Contravention. The execution, delivery and performance of this Agreement by the Company and Redbox and the consummation by the Company and Redbox of the Merger Transactions do not and will not (a) contravene or conflict with, or result in any violation or breach of, any provision of the Company Organizational Documents, and (b) assuming that all Governmental Authorizations described in Section 3.6 have been obtained and all filings described in such Section have been made,

(i) contravene or conflict with, or result in any violation or breach of, any Company Permit or any Law applicable to the Company or any of its Subsidiaries or by which any properties or assets of the Company or any of its Subsidiaries (“Company Assets”) are bound, or (ii) result in any violation or breach of, or constitute a default under (or an event which with notice or lapse of time or both would become a default), or result in the loss of a benefit or require a consent under, or give rise to any right by any party to terminate, cancel, accelerate or adversely modify, or result in the creation of any Lien (with or without notice or lapse of time or both) on any Company Asset pursuant to, any Contract to which the Company or any of its Subsidiaries is a party or by which any Company Assets are bound, other than in the case of clause (b) of this Section 3.7, as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.8 Capitalization.

(a) The Company’s authorized capital stock consists solely of (i) 60,000,000 shares of Common Stock and (ii) 5,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”). As of the close of business on July 21, 2016, (A) 17,215,600 shares of Common Stock were issued and outstanding (which share total includes shares included in (D) below), (B) 20,063,063 shares of Common Stock were held in treasury by the Company, (C) 54,883 shares of Common Stock were reserved for issuance upon the exercise of Company Options, (D) a maximum aggregate of 1,007,594 shares of Common Stock were issuable upon vesting of issued and outstanding Company Restricted Stock Awards and Company Performance Awards and (E) no shares of Preferred Stock were issued and outstanding. Except as set forth above, as of the close of business on July 21, 2016, there are no shares of capital stock or securities convertible into, or exchangeable or exercisable for, shares of capital stock of the Company.

(b) All issued and outstanding shares of Common Stock and all shares of Common Stock that are subject to issuance, upon issuance prior to the Effective Time in accordance with the terms and subject to the conditions specified in the instruments under which they are issuable (i) are, or upon issuance will be, duly authorized, validly issued, fully paid and non-assessable, (ii) are not, or upon issuance will not be, subject to any pre-emptive rights and (iii) are, to the extent owned directly or indirectly by the Company, owned free and clear of any Liens and transfer restrictions, except for such transfer restrictions of general applicability as may be provided under the Securities Act, and other applicable securities Laws.

(c) Since July 21, 2016 through the date hereof, the Company has not issued any shares of capital stock or voting securities of, or other equity interests in, the Company, or any securities convertible into, or exchangeable or exercisable for, shares of capital stock of the Company.

(d) Each outstanding share of capital stock of each Subsidiary of the Company that is a corporation is duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any pre-emptive rights.

(e) There are no outstanding contractual obligations of the Company or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of Common Stock or capital stock of any Subsidiary of the Company, (ii) to grant, extend or enter into any subscription, option, warrant, call, convertible securities or similar right, agreement, arrangement, understanding or commitment relating to any shares of Common Stock or capital stock of any Subsidiary of the Company or (iii) to make any investment in (in the form of a subscription obligation, loan, capital contribution, credit enhancement, capital account funding obligation or assumption of Liability) (A) any Subsidiary of the Company that is not wholly owned by the Company or (B) any other Person.

(f) There are no voting trusts, proxies or similar agreements, arrangements or commitments to which the Company or any of its Subsidiaries is a party with respect to the voting of any shares of capital stock of the Company or any of its Subsidiaries. There are no bonds, debentures or notes issued by the Company or any of its Subsidiaries that entitle the holder thereof to vote together with stockholders of the Company on any matters with respect to the Company.

(g) All dividends and distributions (including dividend equivalents) on shares of the capital stock of the Company or other securities of the Company or any of its Subsidiaries that have been declared or authorized for payment prior to the date hereof have been paid in full.

Section 3.9 SEC Reports. The Company has timely filed or furnished, as applicable, with the SEC (including following any extensions of time for filing provided by Rule 12b-25 promulgated under the Exchange Act) all registration statements, forms, reports, statements, certifications and other documents (including all exhibits and other information incorporated therein, amendments and supplements thereto) in each case required to be filed or furnished on or prior to the date hereof by it with the SEC since December 31, 2013 (collectively, the “Company SEC Reports”). As of their respective effective dates (in the case of Company SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act of 1933 (the “Securities Act”)) and as of their respective filing dates (in the case of all other applicable Company SEC Reports), or, if amended or superseded by a subsequent filing made prior to the date of this Agreement, as of the date of the last such amendment or superseding filing prior to the date of this Agreement, each of the Company SEC Reports (a) complied in all material respects with the requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations promulgated thereunder, as the case may be, applicable to such Company SEC Reports and (b) were prepared in all material respects in accordance with the applicable requirements of the Securities Act, the Exchange Act and other applicable Law, each as in effect on the date so filed. As of their respective filing dates (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such amendment or superseding filing with respect to the disclosures that are amended), none of the Company SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which such statements were made, not misleading.

There are no outstanding or unresolved comments in comment letters received from the SEC or its staff and, to the Knowledge of the Company, none of the Company SEC Reports is the subject of ongoing SEC review. There has been no material correspondence between the SEC and the Company since December 31, 2013 that is not set forth in the Company SEC Reports or included on the SEC’s EDGAR website or that has not otherwise been disclosed to Parent prior to the date hereof. No Subsidiary of the Company is subject to the periodic reporting requirements of the Exchange Act or is otherwise required to file any periodic forms, reports, schedules, statements or other documents with the SEC.

Section 3.10 Financial Statements; Internal Controls.

(a) The consolidated financial statements of the Company (including any related notes thereto) included or incorporated by reference in the Company SEC Reports:

(i) as of their respective filing dates with the SEC (or, if such Company SEC Reports were amended prior to the date of this Agreement, the date of the filing of such amendment, with respect to the consolidated financial statements that are amended or restated therein), complied as to form in all material respects with applicable accounting requirements and the rules and regulations of the SEC;

(ii) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis (except as may be indicated in the notes to those financial statements, as permitted by Regulation S-X or, in the case of unaudited statements, as permitted by Form 10-Q under the Exchange Act, and except that the unaudited statements may not contain certain footnotes and are subject to normal, recurring audit adjustments); and

(iii) fairly presented (except as may be indicated in the notes thereto and subject in the case of unaudited statements to normal, recurring year-end audit adjustments) in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated statements of operations and comprehensive income, cash flows and stockholders’ equity for the periods indicated.

(b) Since December 31, 2013, there has been no material change in the Company’s accounting methods or principles that would be required to be disclosed in the Company’s financial statements in accordance with GAAP, except as described in the notes thereto.

(c) Since December 31, 2013, neither the Company nor any Representative of the Company has received any material complaint, allegation, assertion or claim, regarding deficiencies in the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls.

(d) The Company has established and maintains disclosure controls and procedures and a system of internal control over financial reporting (within the meaning of Rules 13a-15(f) and 15d-15(f) promulgated under the Exchange Act) required by Rule 13a-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that information required to be disclosed in the Company’s periodic reports under the Exchange Act is recorded, processed, summarized and reported within the required time periods, and that all such information is communicated to the individuals responsible for the preparation of the Company’s filings with the SEC to allow timely decisions regarding required disclosure. Since December 31, 2013, neither the Company nor the Company’s independent registered public accounting firm, has identified (i) any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect the Company’s or any of its Subsidiaries’ ability to record, process, summarize and report financial information in any material respect and (ii) any fraud or allegation of fraud, whether or not material, that involves (or involved) management or other employees who have (or had) a significant role in the Company’s internal controls. The Company is, and has been since December 31, 2013, in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 and the applicable listing and corporate governance rules and regulations of the NASDAQ Stock Market. Neither the Company nor any of its Subsidiaries has outstanding, or has arranged any outstanding, “extension of credit” to directors or executive officers of the Company prohibited by Section 402 of the Sarbanes-Oxley Act of 2002.

Section 3.11 Liabilities.

(a) There are no liabilities or obligations of any kind, whether accrued, contingent, absolute, inchoate or otherwise (each a “Liability” and, collectively, “Liabilities”), of the Company or any of its Subsidiaries which are required to be recorded or reflected on a consolidated balance sheet of the Company and its Subsidiaries in accordance with GAAP, other than:

(i) Liabilities disclosed or reserved against in the consolidated balance sheet of the Company as of December 31, 2015 (the “Balance Sheet Date”) or the footnotes thereto set forth in the Company SEC Reports;

(ii) Liabilities incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice since the Balance Sheet Date;

(iii) Liabilities incurred in connection with the Transactions or as permitted or contemplated by this Agreement;

(iv) Liabilities which have been discharged or paid in full prior to the date of this Agreement; and

(v) Other Liabilities that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) There are no unconsolidated Subsidiaries of the Company. Neither the Company nor any of its subsidiaries is a party to, or has any commitment to become a party to, any “off balance sheet arrangement” within the meaning of Item 303 of Regulation S-K promulgated under the Securities Act.

Section 3.12 Absence of Certain Changes. Except as otherwise contemplated, required or permitted by this Agreement, since the Balance Sheet Date through the date hereof, (a) the Company and its Subsidiaries, taken as a whole, have conducted their business, in all material respects, in the ordinary course consistent with past practice (b) there has not been any effect, change, event or occurrence that, individually or in the aggregate, has had, is having or would reasonably be expected to have a Company Material Adverse Effect and (c) neither the Company nor any of its Subsidiaries has taken or agreed to take any action that, if taken between the date of this Agreement and prior to the Effective Time, would have required the consent of Parent under any of clauses (a) through (t) of Section 5.1.

Section 3.13 Litigation. There are no legal actions, arbitrations, mediations, litigations, suits, claims, investigations, or other civil or criminal proceedings (collectively, “Legal Actions”) pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any Company Asset that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. There are no Orders outstanding against the Company or any of its Subsidiaries or any Company Assets that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. There are no SEC inquiries, investigations or reviews, other inquiries or investigations or review by any Governmental Authority or internal investigations or reviews pending or, to the Knowledge of the Company, threatened, with respect to the Company or any of its Subsidiaries or any of their respective Company Assets, except for those that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. As of the date of this Agreement, there are no settlements of any Legal Actions to which the Company or any of its Subsidiaries is a party or by which any Company Asset is bound that are material to the Company and its Subsidiaries, taken as a whole, and under which the Company or any of its Subsidiaries have material continuing obligations.

Section 3.14 Material Contracts.

(a) Section 3.14 of the Company Disclosure Schedule sets forth a complete and correct list of all of the following Contracts (x) to which the Company or any of its Subsidiaries is a party as of the date of this Agreement or (y) by which the Company, any of its Subsidiaries or the Company Assets are bound as of the date of this Agreement (in each case, other than any Company Benefit Plan) (collectively, the “Material Contracts”):

(i) Contracts that would be required to be filed as an exhibit to the Company’s Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company in a Current Report on Form 8-K that has not been filed or incorporated by reference in the Company SEC Reports;

(ii) Contracts containing a covenant materially limiting the freedom of the Company or any of its Subsidiaries to engage in any line of business in any geographic area or to compete with any Person, to market any product or solicit customers, materially restricting the ability of the Company or any of its Subsidiaries to solicit or hire any employee or consultant, or that contains a “most favored nation” pricing provision with any third party or grants material exclusive rights, material rights of first refusal, material rights of first negotiation or offer or similar rights to any Person;

(iii) other than with respect to a partnership that is wholly owned by the Company or any of its wholly owned Subsidiaries, any Contract that is a joint venture, partnership, limited liability company or other similar Contract, in each case, that is material to the business of the Company and its Subsidiaries, taken as a whole;

(iv) Contracts under which (i) any Person (other than the Company or any of its Subsidiaries) has directly or indirectly guaranteed outstanding Liabilities of the Company or any of its Subsidiaries or (ii) the Company or any Subsidiary of the Company has directly or indirectly guaranteed outstanding Liabilities of any Person (other than the Company or any Subsidiary of the Company) (in each case of clauses (i) and (ii), which guarantee obligation exceeds $2,000,000, other than, in each case, endorsements for the purpose of collection in the ordinary course of business);

(v) Contracts under which the Company or the applicable Subsidiary of the Company has borrowed any money from, or issued any note, bond, debenture or other evidence of indebtedness to, any Person (other than the Company or any of its Subsidiaries), in any such case which the outstanding balance, individually, is in excess of $2,000,000;

(vi) Contracts under which the Company or any Subsidiary of the Company, directly or indirectly, has agreed to make after the date hereof any advance, loan, extension of credit or capital contribution to, or other investment in, any Person (other than the Company or any of its Subsidiaries), in any such case which, individually, is in excess of $2,000,000;

(vii) Contracts that require the future acquisition from another Person or future disposition to another Person of assets or capital stock or other equity interest of another Person pursuant to which the Company or any of its Subsidiaries has continuing indemnification, guarantee, “earn-out” or other contingent payment obligations, in any such case, that would reasonably be expected to be in excess of $2,000,000;

(viii) Any contract, except for Contracts that are terminable on less than 90 days’ notice without penalty, pursuant to which the Company and its Subsidiaries could reasonably be expected to have, aggregate payments by or to the Company, or by or to any Subsidiary, of more than $2,000,000 in any calendar year;

(ix) Any Contract that is a settlement, conciliation or similar Contract that provides for a settlement or conciliation with any Governmental Authority;

(x) Contracts that prohibit the payment of dividends or distributions in respect of the capital stock of the Company or any of its Subsidiaries, prohibits the pledging of the capital stock of the Company or any Subsidiary of the Company or prohibits the issuance of guarantees by the Company or by any Subsidiary of the Company;

(xi) Contracts involving the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests for aggregate consideration under such Contract of at least $2,000,000 individually, or $4,000,000 in the aggregate, and under which the Company or any of its Subsidiaries has material outstanding rights or material obligations thereunder (excluding indemnification obligations in respect of representations and warranties that survive indefinitely or for periods equal to a statute of limitations); or

(xii) Contracts pursuant to which the Company or any Subsidiary of the Company is granted, or grants to a third party, a license or any other rights (including any covenant not to sue) in any Intellectual Property (other than intercompany licenses between the Company and any of its Subsidiaries and off-the-shelf licenses for generally commercially available software and non-exclusive licenses granted in the ordinary course of business), which Contracts are material to the Company and its Subsidiaries taken as a whole.

(b) The Company has made available to Parent true and complete copies of all Material Contracts, including any amendments thereto. Each Material Contract is, subject to the Enforceability Exceptions, a valid and binding agreement of the Company or its applicable Subsidiary and, to the Knowledge of the Company, the other parties thereto, and is in full force and effect in accordance with its terms, except where failure to be valid and binding or in full force or effect would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and each of its Subsidiaries, and each other party thereto, has performed all obligations required to be performed by it under each Material Contract. None of the Company, its applicable Subsidiary and, to the Knowledge of the Company, any other party thereto, is (with or without notice or lapse of time, or both) in material breach or default under any such Material Contract, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.15 Benefit Plans.

(a) All “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), and all stock purchase, stock option, severance, employment, consulting, change-of-control, bonus, incentive, and deferred compensation plans or agreements, and all other material benefit plans, agreements, programs, policies and commitments (i) under which any current or former director, officer, employee or independent contractor of the Company or any of its Subsidiaries has any right to benefits and (ii) which are maintained, sponsored or contributed to by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries makes or is required to make contributions with respect to such directors, officers or employees or has any material Liability shall be collectively referred to as the “Company Benefit Plans.” Section 3.15(a) of the Company Disclosure Schedule lists all material Company Benefit Plans, specifying which plans (if any) are applicable to non-U.S. employees.

(b) With respect to each Company Benefit Plan listed on Section 3.15(a) of the Company Disclosure Schedule, if applicable, the Company has made available to Parent accurate and complete copies of (i) the plan document, as currently in effect, (ii) the most recent summary plan description, (iii) the most recent annual report on Form 5500 (including all schedules and financial statements thereto), and if the Company Benefit Plan is intended to qualify under Section 401(a) of the Code, the most recent determination, opinion or advisory letter received from the Internal Revenue Service (the “IRS”), (iv) any related trust agreement or other funding instrument, (v) all material non-ordinary course written communications to employees or any Governmental Authority relating to such Company Benefit Plan made within the last year, and (vi) audited financial statements and actuarial valuation reports, if any, prepared for the most recent plan year.

(c) Neither the Company nor any of its Subsidiaries maintains, sponsors, contributes to, or has any material Liability with respect of, or within the preceding six years has maintained, sponsored or contributed to, any employee benefit plan that is (or was) subject to Section 412 of the Code, Title IV of ERISA or Section 302 of ERISA. No Company Benefit Plan is a “multiple employer plan” (within the meaning of Section 4063 or 4064 of ERISA) or “multiemployer plan” (within the meaning of Section 3(37) of ERISA). To the Knowledge of the Company, no event has occurred and no condition exists that would, subject the Company or any of its Subsidiaries to any material Tax, fine, lien or penalty imposed by ERISA, the Code or other applicable Laws with respect to any Company Benefit Plan.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each Company Benefit Plan has been established, registered, funded, maintained and administered in accordance with its terms and in compliance with ERISA, the Code and other applicable Law. Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code is the subject of a favorable determination letter issued by the IRS, a timely application for such a determination letter is now pending or is not yet required to be filed, or such

Company Benefit Plan is in the form of a prototype or volume submitter plan with respect to which the IRS has issued a favorable opinion or advisory letter; to the Knowledge of the Company, no event has occurred nor any facts exist that would adversely affect the qualification of any such Company Benefit Plan.

(e) No Company Benefit Plan provides health or life insurance benefits to current or former employees of the Company or any of its Subsidiaries beyond their retirement or other termination of service, except (i) to the extent required by applicable Law, including Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA and similar state Law, (ii) coverage through the end of the month of retirement or other termination of service, (iii) life insurance benefits attributable to deaths occurring at or prior to retirement or other termination of service, (iv) disability benefits attributable to disabilities occurring at or prior to retirement or other termination of service, and (v) conversion rights.

(f) Except as set forth in this Agreement or on Section 3.15(f) of the Company Disclosure Schedule, the execution and delivery of this Agreement and the consummation of the Merger Transactions will not (either alone or in combination with another event) (i) result in any payment from the Company or any of its Subsidiaries becoming due, or materially increase the amount of any compensation, benefits or severance due from the Company or any of its Subsidiaries to any current or former employee, director, officer or independent contractor of the Company or any of its Subsidiaries, (ii) increase any benefits otherwise payable under any Company Benefit Plan, (iii) result in the acceleration of the time of payment or vesting of any compensation or benefits from the Company or any of its Subsidiaries to any current or former employee director, officer or independent contractor of the Company or any of its Subsidiaries, or (iv) result in “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code. Neither the Company nor any of its Subsidiaries is a party to, or is otherwise obligated under, any plan, policy, agreement or arrangement that provides for the gross-up or reimbursement of Taxes imposed under Section 409A or 4999 of the Code (or any corresponding provisions of foreign, state or local Law relating to Tax).

(g) There are no pending, or, to the Knowledge of the Company, threatened, material Legal Actions against any Company Benefit Plan, other than ordinary claims for benefits by participants and beneficiaries, appeals of such claims and domestic relations order proceedings, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.16 Labor Relations.

(a) No employee of the Company or any of its Subsidiaries is represented by a union and, to the Knowledge of the Company, no union organizing efforts have been conducted within the last three years or are now being conducted. Neither the Company nor any of its Subsidiaries is, or in the past three years has been, a party to any collective bargaining agreement or other collective labor contract with any labor union or other labor or employees’ association or works council. Neither the Company nor any of its Subsidiaries currently has or in the past three years had, or, to the Knowledge of the Company is there now threatened, a strike, picket, work stoppage, work slowdown or other organized labor dispute.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each of the Company and its Subsidiaries is in and has been in compliance with all applicable Laws relating to the employment of labor, including all applicable Laws relating to wages, hours, overtime, collective bargaining, unfair labor practices, employment discrimination, disability, immigration, employee classification, civil rights, safety and health, workers’ compensation, pay equity and the collection and payment of withholding or social security taxes, family and medical leave, employee terminations, data privacy and data protection, and any bargaining or other obligations under the National Labor Relations Act and the Labor-Management Relations Act or similar Laws, the Company nor any of its Subsidiaries is the subject of, nor, to the Knowledge of the Company, is there threatened, any proceeding reasonably likely to give rise to a material Liability asserting that the Company or any of its Subsidiaries is in breach of any such Laws, and neither the Company nor any of its Subsidiaries has incurred any Liability under the Worker Adjustment and Retraining Notification Act or any similar state or local Law within the six months prior to the date of this Agreement that remains unsatisfied.

(c) Neither the Company nor any of its Subsidiaries has any direct or indirect material Liability with respect to any misclassification of any person as an independent contractor rather than as an employee or as exempt rather than non-exempt, or with respect to any employee leased from another employer, and no individual who has performed services for the Company or any of its Subsidiaries has been improperly included or excluded from participation in any Company Benefit Plan.

Section 3.17 Taxes.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (i) all Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been filed, and all such Tax Returns are complete and correct in all material respects; (ii) the Company and its Subsidiaries have paid all Taxes due and payable, or where payment is not yet due, has established adequate reserves therefor in accordance with GAAP; (iii) the Company and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party; (iv) there are no Liens for Taxes (other than Permitted Liens) upon any of the assets of the Company or any of its Subsidiaries; (v) there are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment of, Taxes due from the Company or any of its Subsidiaries for any taxable period and no written, or to the Knowledge of the Company, oral request for any such waiver or extension is currently pending; (vi) no audit or other proceeding by any Governmental Authority is pending or, threatened in writing with respect to any Taxes due from or with respect to the Company or any of its Subsidiaries; (vii) all deficiencies for Taxes asserted or assessed against the Company or any of its Subsidiaries have been paid or settled, or adequate reserves therefor have been established in accordance with GAAP; (viii) neither the Company nor any of its Subsidiaries (A) has been a member of an affiliated, consolidated, combined or unitary group other than one of which the Company or any of its Subsidiaries is or was the common parent, or (B) has any Liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, provincial, local, foreign Law) or any agreement (other than agreements entered into in the ordinary course of business that are not primarily related to Taxes) or as a transferee or successor; (ix) neither the Company nor any of its Subsidiaries is a party to, or bound by, or has any obligation under, any Tax sharing agreements other than (i) agreements solely among the Company and its Subsidiaries and (ii) agreements entered into in the ordinary course of business that are not primarily related to Taxes; (x) no written claim has been made by any Governmental Authority in a jurisdiction where the Company or its Subsidiaries do not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation in that jurisdiction; (xi) neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2); and (xii) neither the Company nor any of its Subsidiaries will be required to include in a taxable period ending after the Closing Date taxable income attributable to income that accrued in a taxable period prior to the Closing Date but was not recognized for Tax purposes in such prior taxable period (or to exclude from taxable income in a taxable period ending after the Closing Date any deduction the recognition of which was accelerated from such taxable period to a taxable period prior to the Closing Date) as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting, Section 481 of the Code, a prepaid amount received prior to Closing or Section 108(i) of the Code or comparable provisions of state, local or foreign Tax Law.

(b) During the two-year period ending on the date of this Agreement, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(c) Neither the Company nor any of the Subsidiaries is, or has been, a U.S. real property holding company (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

Section 3.18 Environmental Matters. The operations of the Company and each of its Subsidiaries comply with applicable Law relating to (a) pollution, contamination, protection of the environment or employee health and safety, (b) emissions, discharges, disseminations, releases or threatened releases of Hazardous Substances into the air (indoor or outdoor), surface water, groundwater, soil, land surface or subsurface, buildings, facilities, real or personal property or fixtures or (c) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances (collectively, “Environmental Law”), in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company and its Subsidiaries possess all Permits required under Environmental Law necessary for their respective operations, and such operations are in compliance with applicable Permits, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. No Legal Action arising under or pursuant to Environmental Law is pending, or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. There are no conditions at any property owned or operated by the Company which have given rise to, or would reasonably be expected to give rise to, any Liability under Environmental Law, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.19 Intellectual Property.

(a) Section 3.19(a) of the Company Disclosure Schedule sets forth a complete and correct list of (i) all Owned Intellectual Property that is registered, issued or the subject of a pending application for registration and (ii) all material unregistered Owned Intellectual Property. The list set forth in Section 3.19(a)(i) of the Company Disclosure Schedule does not include any Owned Intellectual Property that has expired or that has been abandoned prior to the date of this Agreement. All of the registrations, issuances and applications set forth on Section 3.19(a)(i) of the Company Disclosure Schedule that are material to the business of the Company and its Subsidiaries, taken as a whole, are subsisting and unexpired and, to the Knowledge of the Company with respect to any patents or patent applications, valid and enforceable. No material Owned Intellectual Property is involved in any interference, reissue, reexamination, opposition, cancelation or similar proceeding and, to the Knowledge of the Company, no such action is, or has been, threatened with respect to any material Company Intellectual Property. Each of the Company and its Subsidiaries has taken commercially reasonable steps to enforce, protect and maintain each item of Owned Intellectual Property. This Section 3.19(a) does not constitute a representation regarding any infringement, dilution or misappropriation of the Intellectual Property of any third party.

(b) (i) The Company or one of its Subsidiaries (i) owns and possesses all right, title and interest in and to the Owned Intellectual Property, free and clear of all Liens (other than Permitted Liens), (ii) the Company or one of its Subsidiaries has a right to use the Licensed Intellectual Property, and (iii) each Person who has contributed to or developed any material Owned Intellectual Property has conveyed to the Company or its applicable Subsidiary a valid and enforceable assignment of all right, title and interest in and to, and, where applicable, waiver of all moral rights with respect to, such Intellectual Property, except as would not, as to each of the foregoing subsections (i) through (iii), individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c) Since December 31, 2013, (i) the conduct of the business of the Company and its Subsidiaries has not infringed, misappropriated or otherwise violated, and does not currently infringe, misappropriate or otherwise violate, any Intellectual Property, or other proprietary Right, of any third party, and there is currently no Legal Action pending or, to the Knowledge of the Company, threatened against or affecting, the Company or its Subsidiaries or any current or former officer, director or employee of the

Company or its Subsidiaries alleging that the Company has infringed, misappropriated or otherwise violated any Intellectual Property, or other proprietary Right, of any third party, and (ii) to the Knowledge of the Company, no Person has infringed upon or misappropriated, or is currently infringing upon or misappropriating, any Owned Intellectual Property except as would not, as to each of the foregoing subsections (i) and (ii), individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d) The consummation of the Merger Transactions shall not alter, impair or extinguish any Rights of the Company or any of its Subsidiaries in the Owned Intellectual Property or Licensed Intellectual Property, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(e) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all material IT Assets used by the Company or any of its Subsidiaries in the conduct of their business: (i) operate and perform in material conformance with their documentation and functional specifications; (ii) to the Knowledge of the Company, are free from any material Software defect; (iii) are sufficient in all material respects as is necessary for the businesses of the Company and its subsidiaries as currently conducted; and (iv) since December 31, 2013, have not experienced or been affected by any failures, breakdowns, continued substandard performance or other adverse events that have caused any material disruption or interruption to the business of the Company and its Subsidiaries. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, no material proprietary software owned or purported to be owned by the Company or any of its Subsidiaries contains or requires the use of any “open source” code or other software that would oblige the Company or any of its Subsidiaries, in connection with the conduct of the business of the Company and its Subsidiaries as it is currently conducted, to waive any of their rights in the Owned Intellectual Property or license or provide any Owned Intellectual Property to any other Person without requiring payment of fees or royalties.

(f) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company’s and each of its Subsidiaries’ collection, maintenance, transmission, transfer, use, disclosure, storage, disposal and security of Personal Information has complied and complies with (i) applicable Information Privacy and Security Laws, (ii) Contracts to which the Company or a Company subsidiary is a party that govern that Personal Information, (iii) PCI DSS, (iv) applicable privacy policies or disclosures posted to websites or other media maintained or published by the Company or a Subsidiary (the “Privacy Policies”), and (v) any consents, approvals, registrations or authorizations relating to Personal Information that were received from any Governmental Authority or the subject of that Personal Information, or that are required under any applicable Information Privacy and Security Law (collectively, “Consents”). Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each of the Company or its Subsidiaries has received and maintained all Consents that are required by Information Privacy and Security Laws for the collection, maintenance, transmission, transfer, use, processing, disclosure, storage, disposal and security of Personal Information maintained by or on behalf of the Company or any of its Subsidiaries. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the execution, delivery and performance of this Agreement and the consummation of the Merger Transactions do not violate any Information Privacy and Security Law, Consent or Privacy Policy as it currently exists or as it existed at any time during which any Personal Information was collected or obtained by the Company or any of its Subsidiaries and, upon the Closing, the Company and its Subsidiaries will own and continue to have the right to use all such Personal Information on identical terms and conditions as the Company and its Subsidiaries enjoyed immediately prior to the Closing.

(g) The Company and each of its Subsidiaries has implemented and maintains a reasonable enterprise-wide data security program to protect Personal Information and the IT Assets from unauthorized access, use, control, disclosure, destruction or modification. At no time has there been any data security breach of any IT Assets or unauthorized access, use or disclosure of any Personal Information owned, used, maintained, received, or controlled by or on behalf of the Company or any of its Subsidiaries, including any unauthorized access, use or disclosure of Personal Information that would constitute a breach for which notification to individuals and/or Governmental Authorities is required under any applicable Information Privacy and Security Laws or Contracts to which the Company or any of its Subsidiaries is a party, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.20 Real Property.

(a) Neither the Company nor any of its Subsidiaries owns any real property. Section 3.20(a) of the Company Disclosure Schedule sets forth a complete and correct list of each Material Lease and of each Material Leased Real Property. The Company has made available to Parent a correct and complete copy of each Material Lease, including all amendments thereto. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company or its Subsidiaries have a valid and enforceable leasehold interest in all the Material Leased Real Property (including all buildings, fixtures, appurtenances and other improvements thereto) leased by them. None of the Company’s or its Subsidiaries’ leasehold interest in any such property is subject to any Lien, except for Permitted Liens.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Material Lease is in full force and effect and is, subject to the Enforceability Exceptions, a valid and binding obligation of the Company or its applicable Subsidiaries, and to the Knowledge of the Company, of each other party thereto, and (ii) as of the date of this Agreement, no material breach or default on the part of the Company or any such Subsidiary of the Company, or on the part of any other party thereto, exists under any Material Lease. Except as set forth on Section 3.20(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has leased, subleased or otherwise granted to any Person the right to use or occupy all or any material portion of the Material Leased Real Property.

(c) The Material Leased Real Property constitutes all of the material real property owned or leased by the Company and its Subsidiaries. To the Knowledge of the Company, there is no pending or threatened appropriation, condemnation, eminent domain or like action, or sale or other disposition in lieu of condemnation, affecting the Material Leased Real Property.

Section 3.21 Insurance. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries own or hold policies of insurance, or are self-insured, in such amounts and against such risks customarily insured against by companies in similar lines of business as the Company and its Subsidiaries. There is no claim by the Company or any Subsidiary of the Company pending under any insurance policies which has been denied or disputed by the insurer other than denials and disputes in the ordinary course of business, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Section 3.21 of the Company Disclosure Schedule sets forth a complete and correct list of each insurance policy in effect as of the date of this Agreement that is material to the businesses of the Company and its Subsidiaries. With respect to each such insurance policy, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) the Company and each of its Subsidiaries have paid, or caused to be paid, all premiums due under the policy and have not received written notice that they are in default with respect to any obligations under the policy, and (b) to the Knowledge of the Company, as of the date hereof, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation. Neither the Company nor any Subsidiary of the Company has received any written notice of cancellation or termination with respect to any insurance policy existing as the of the date hereof that is held by, or for the benefit of, any of the Company or any of its Subsidiaries, other than as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.22 Permits; Compliance with Law.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each of the Company and its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, easements, variances, exceptions, consents, certificates, approvals and other permits of any Governmental Authority (“Permits”) required for it to own, lease and operate its properties and assets or to carry on its business as it is now being conducted (collectively, the “Company Permits”), (ii) each Company Permit is in full force and effect, and (iii) neither the Company nor any of its Subsidiaries is in conflict with or default or violation of any of the Company Permits. As of the date of this Agreement, no material suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened and neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Authority threatening to suspend, revoke, withdraw or modify in an adverse manner any of the Company Permits.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, none of the Company and any of its Subsidiaries is in conflict with, or in default or violation of, and since December 31, 2013 has been in conflict with, or in default or violation of any Law applicable to the Company or such Subsidiary of the Company or by which any of the Company Assets is bound.

(c) No representation is made under this Section 3.22 with respect to employee benefits, labor or Tax matters, which matters are addressed in Section 3.15, Section 3.16 and Section 3.17, respectively.

Section 3.23 Anti-Corruption. Since January 1, 2013, neither the Company nor any of its Subsidiaries has, nor, to the Knowledge of the Company, have any of their respective Representatives, in connection with or acting on behalf of the Company or any of its Subsidiaries, directly or indirectly, (A) violated any Anti-Corruption Laws, (B) used corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense; (C) made any direct or indirect unlawful payment to any official, officer, employee or representative of any Governmental Authority; or (C) made any bribe, payoff, rebate, influence payment, kickback or other unlawful payment under circumstances where the Company, any Subsidiary of the Company or the Representative knew or ought reasonably to have known (after due and proper inquiry) that all or a portion of such money or thing of value would be offered, given or promised, directly or indirectly, to a Person for the purpose of influencing any act or decision of a Governmental Authority in their official capacity, securing any improper advantage, or assisting the Company, any Subsidiary of the Company, or any of their respective Representatives in obtaining or retaining business, or in a manner which would constitute or have the purpose or effect of public or commercial bribery or corruption, acceptance of, or acquiescence in extortion, kickbacks, or other unlawful or improper means of obtaining business or any improper advantage.

Section 3.24 International Trade. The Company and each of its Subsidiaries are in compliance in all material respects with all Laws relating to imports, exports and economic sanctions, including all Laws administered and enforced by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or the U.S. State Department (“Trade Laws”). Since January 1, 2013, neither the Company nor any of its Subsidiaries has been a party to any Contract or engaged in any transaction or other business, directly or indirectly, (i) in material breach of Trade Laws or (ii) with any Governmental Authority or other Person that appears on any list of OFAC-sanctioned parties (including any Person that appears on OFAC’s Specially Designated Nationals and Blocked Persons List), is owned or controlled by such a Person, or is located or organized in any country or territory that is subject to comprehensive OFAC sanctions.

Section 3.25 Affiliated Transactions. No Associated Party is a party to any Contract with the Company or its Subsidiaries (other than arrangements relating to

Company Equity Plans and employment and commercial agreements entered into on arms’ length terms in the ordinary course of business) or has any material interest in any property used by the Company or its subsidiaries, in either case, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act (each, a “Company Affiliated Transaction”) that has not been so disclosed. To the Knowledge of the Company, no Associated Party of the Company or any of its Subsidiaries owns, directly or indirectly, on an individual or joint basis, any interest in, or, except as set forth in Section 3.25 of the Company Disclosure Schedule, serves as an officer or director or in another similar capacity of, any supplier or other independent contractor of the Company or any of its Subsidiaries, or any organization which has a Contract with the Company or any of its Subsidiaries.

Section 3.26 Opinion of Financial Advisor. Morgan Stanley & Co. LLC (the “Company Financial Advisor”) has delivered to the Company Board its written opinion to the effect that, as of the date of the opinion, based upon and subject to the various limitations, assumptions, factors and matters set forth therein, each of the Offer Price and the Merger Consideration to be received by the stockholders of the Company pursuant to this Agreement are fair from a financial point of view to such stockholders of the Company. A signed, correct and complete copy of such opinion will promptly (and in any event within two (2) days of the date hereof) be made available to Parent, for informational purposes, following receipt thereof by the Company.

Section 3.27 Brokers. No broker, finder, investment banker or other Person, other than the Company Financial Advisor, is entitled to any brokerage, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has made available to Parent a correct and complete copy of all Contracts pursuant to which the Company Financial Advisor is entitled to any fee, commission or expenses in connection with the Transactions. All fees and expenses incurred by the Company or any of its Subsidiaries in connection with the Transactions regarding the Company Financial Advisor shall not exceed the amount set forth in such Contracts.

Section 3.28 Certain Information. The Schedule 14D–9 will not, at the time it (and any amendment or supplement thereto) is first filed with the SEC, amended or supplemented or first published, distributed or disseminated to the Company’s stockholders, contain any untrue or misleading statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not false or misleading. The Schedule 14D–9, including any amendment or supplement thereto, will, comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder. None of the information supplied or to be supplied by or on behalf of the Company specifically for inclusion or incorporation by reference in any of the Offer Documents will, at the respective times they are first (and any amendment or supplement thereto) filed with the SEC, amended or supplemented or first published, distributed or disseminated to the Company’s stockholders, contain any untrue or misleading statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not false or misleading, or, omit to state any material fact required to be stated therein or necessary to correct any statement in any earlier communication with respect to the Offer or the Mergers which has become false or misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Schedule 14D-9 or the Offer Documents.

Section 3.29 State Takeover Laws. Assuming the representations and warranties of Parent and the Merger Subs contained in Section 4.6(c) are true and correct, the Company Board has approved this Agreement and the Merger Transactions as required to render inapplicable to this Agreement and the Merger Transactions the restrictions on “business combinations” set forth in Section 203 of the DGCL or any other “moratorium”, “control share”, “fair price”, “takeover” or “interested stockholder” law (each, a “Takeover Law”) or similar provisions under the Company Organizational Documents.

Section 3.30 No Rights Agreement. The Company is not party to a stockholder rights agreement, “poison pill” or similar antitakeover agreement or plan and the Company Board has not adopted or authorized the adoption of such an agreement or plan.

Section 3.31 Budget. Section 3.31 of the Company Disclosure Schedule sets forth a correct and complete copy of the planned budget of the Company and its Subsidiaries for fiscal year 2016 that has been approved by the Company Board (the “2016 Approved Annual Budget”).

Section 3.32 Vendors. Section 3.32 of the Company Disclosure Schedule sets forth a complete and correct list of the ten (10) largest vendors or service providers (“Vendors”) of the Company and its Subsidiaries (based on the dollar value of purchases from the fiscal year 2015). Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement, none of the foregoing Vendors has reduced or otherwise discontinued, or, to the Knowledge of the Company, threatened to reduce or discontinue, supplying goods or services to the Company or any of its Subsidiaries on terms and conditions substantially similar (including with respect to pricing) as those in effect on the date hereof.

Section 3.33 No Other Representations or Warranties. Except for the representations and warranties made by the Company in this Article III, neither the Company nor any other Person makes or has made, and Parent, Outerwall Merger Sub and Redbox Merger Sub acknowledge and agree that, except in the case of fraud, they expressly disclaim any reliance upon and any claim relating to, any other express or implied representation or warranty with respect to the Company or its Subsidiaries or Affiliates or their respective business, operations, assets, Liabilities, results of operations, condition (financial or otherwise) or prospects, or with respect to any estimates, projections, forecasts and other forward-looking information or business or strategic plan information regarding the Company and its Subsidiaries, or as to the accuracy or completeness of any of the information (including any statement, document or agreement delivered pursuant to this Agreement or any financial statements, including projections, estimates, forecasts or other forward-looking information) provided (including in any management presentations, information or descriptive memorandum, “data rooms” maintained by the Company or its Representatives, supplemental information or other materials or information with respect to any of the above) or otherwise made available to Parent, Outerwall Merger Sub and Redbox Merger Sub or any of their respective Affiliates, stockholders or Representatives.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT, OUTERWALL

MERGER SUB AND REDBOX MERGER SUB

Parent, Outerwall Merger Sub and Redbox Merger Sub, jointly and severally, represent and warrant to the Company that:

Section 4.1 Organization and Power. Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, each of Parent, Outerwall Merger Sub and Redbox Merger Sub is duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate or similar power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its assets and properties makes such qualification or licensing necessary.

Section 4.2 Foreign Qualifications. Each of Parent, Outerwall Merger Sub and Redbox Merger Sub is duly qualified to do business as a foreign corporation, limited liability company or other legal entity and is in good standing in each jurisdiction where such qualification is necessary, except where failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.3 Corporate Authorization. Each of Parent, Outerwall Merger Sub and Redbox Merger Sub has all necessary power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate the Transactions. The board of directors of Parent has unanimously adopted resolutions approving this Agreement and the Transactions. The board of directors of Outerwall Merger Sub has unanimously adopted resolutions that: (a) approved this Agreement and the Transactions and declared it advisable to enter into this Agreement and consummate the Transactions in accordance with the DGCL and (b) recommended that Merger Sub’s sole stockholder adopt this Agreement. The board of directors of Redbox Merger Sub has unanimously adopted resolutions that: (x) approved this Agreement and the Transactions and declared it advisable to enter into this Agreement and consummate the Transactions in accordance with the DGCL and the DLLCA and (y) recommended that Redbox Merger Sub’s sole stockholder adopt this Agreement. Immediately following the execution and delivery of this Agreement, Parent, as the sole stockholder of each of Outerwall Merger Sub and Redbox Merger Sub, will adopt resolutions adopting this Agreement. The execution, delivery and performance of this Agreement, by each of Parent, Outerwall Merger Sub and Redbox Merger Sub and the consummation by each of Parent, Outerwall Merger Sub and Redbox Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action on the part of Parent, Outerwall Merger Sub and Redbox Merger Sub and no other corporate proceedings on the part of Parent, Outerwall Merger Sub or Redbox Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than the adoption of this Agreement by Parent, as sole stockholder of each of Outerwall Merger Sub and Redbox Merger Sub, and the filing with the Secretary of State of the State of Delaware of the Outerwall Certificate of Merger and the Redbox Certificate of Merger as required by the DGCL and DLLCA, as applicable). This Agreement has been duly executed and delivered by Parent, Outerwall Merger Sub and Redbox Merger Sub and, assuming due authorization, execution and delivery hereof by the other parties hereto, this Agreement constitutes a legal, valid and binding agreement of Parent, Outerwall Merger Sub and Redbox Merger Sub, enforceable against each of Parent, Outerwall Merger Sub and Redbox Merger Sub in accordance with its terms and conditions, subject to the Enforceability Exceptions.

Section 4.4 Governmental Authorizations. Assuming that the representations and warranties of the Company and Redbox contained in Section 3.6 are true and correct, and assuming that the Outerwall Merger is consummated in accordance with Section 251(h) of the DGCL and the Redbox Merger is consummated in accordance with the relevant provisions of the DGCL and the DLLCA, the execution, delivery and performance of this Agreement by Parent, Outerwall Merger Sub and Redbox Merger Sub and the consummation by Parent, Outerwall Merger Sub and Redbox Merger Sub of the Transactions do not and will not require any Governmental Authorization, other than:

(a) the filing of (i) the Outerwall Certificate of Merger with the Secretary of State of the State of Delaware and (ii) the Redbox Certificate of Merger with the Secretary of State of the State of Delaware;

(b) any filings and reports that may be required in connection with this Agreement and the Transactions either with the SEC or under state securities Laws or “blue sky” Laws;

(c) such filings as are necessary to comply with the Nasdaq rules and regulations;

(d) filings required under, and compliance with the other applicable requirements of, the HSR Act; and

(e) any such Governmental Authorization that, if not obtained, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.5 Non-Contravention. The execution, delivery and performance of this Agreement by Parent, Outerwall Merger Sub and Redbox Merger Sub and the consummation by Parent, Outerwall Merger Sub and Redbox Merger Sub of the Transactions do not and will not (a) contravene or conflict with, or result in any violation or breach of, any provision of the organizational documents of Parent, Outerwall Merger Sub or Redbox Merger Sub and (b) assuming that all Governmental Authorizations described in Section 4.4 have been obtained and all filings described in such Section have been made, (i) contravene or conflict with, or result in any violation or breach of, any Law applicable to Parent or any of its Subsidiaries or by which any properties or assets of Parent or any of its Subsidiaries (“Parent Assets”) are bound or (ii) result in any violation or breach of, or constitute a default under (or an event which with notice or lapse of time or both would become a default), or result in the loss of a benefit or require a consent under, or give rise to any right by any party to terminate, cancel, amend, accelerate or adversely modify, or result in the creation of any Lien (with or without notice or lapse of time or both) on any of the Parent Assets pursuant to, any Contract to which Parent, Outerwall Merger Sub, Redbox Merger Sub or any of their respective Subsidiaries is a party or by which any Parent Assets are bound, other than in the case of clause (b) of this Section 4.5, as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.6 Capitalization; Interim Operations of the Merger Subs; Ownership of Common Stock.

(a) All of the issued and outstanding capital stock of Outerwall Merger Sub is, and at the Effective Time will be, owned directly or indirectly by Parent or a controlled Affiliate thereof. Outerwall Merger Sub has no outstanding option, warrant, right or any other agreement pursuant to which any Person other than Parent may acquire any equity security of Outerwall Merger Sub. All of the issued and outstanding capital stock of Redbox Merger Sub is, and at the Effective Time will be, owned directly or indirectly by Parent or a controlled Affiliate thereof. Redbox Merger Sub has no outstanding option, warrant, right or any other agreement pursuant to which any Person other than Parent may acquire any equity security of Redbox Merger Sub.

(b) Outerwall Merger Sub was formed solely for the purpose of engaging in the Transactions and has not engaged, nor prior to the Effective Time will it engage, in any business activities or operations other than in connection with the Transactions. Redbox Merger Sub was formed solely for the purpose of engaging in the Transactions and has not engaged, nor prior to the Effective Time will it engage, in any business activities or operations other than in connection with the Transactions.

(c) None of Parent, Outerwall Merger Sub, Redbox Merger Sub or their respective Affiliates own, directly or indirectly, beneficially (as defined in Rule 13d-3 under the Exchange Act) or of record, any shares of Common Stock or securities that are convertible, exchangeable or exercisable into Common Stock, and none of Parent, Outerwall Merger Sub, Redbox Merger Sub or their respective Affiliates holds any rights to acquire or vote any shares of Common Stock except pursuant to this Agreement.

Section 4.7 Financing. Parent has delivered to the Company true and complete copies of (a) a fully executed commitment letter dated on or about the date of this Agreement (together with all exhibits, annexes, schedules and term sheets attached thereto and as amended, modified, supplemented, replaced or extended from time to time after the date of this Agreement in compliance with Section 5.11, the “Equity Funding Letter”) from the Guarantors providing for an equity investment in Parent, subject to the terms and conditions therein, in cash in the aggregate amount set forth therein (the “Equity Financing”), (b) a fully executed commitment letter and Redacted Fee Letter dated on or about the date of this Agreement from the financial institutions identified therein (together with all exhibits, annexes, schedules and term sheets attached thereto and as amended, modified, supplemented, replaced or extended from time to time after the date of this Agreement in compliance with Section 5.11, collectively, the “Redbox Business Debt Commitment Letter”), and (c) a fully executed commitment letter and Redacted Fee Letter dated on or about the date of this Agreement from the financial institutions identified therein (together with all exhibits, annexes, schedules and term sheets attached thereto and as amended, modified, supplemented, replaced or extended from time to time after the date of this Agreement in compliance with Section 5.11, collectively, the “Other Company Businesses Debt Commitment Letter” and, together with the Redbox Business Debt Commitment Letter, the “Debt Commitment Letters”) and, together with the Redbox Business Debt Commitment Letter and the Equity Funding Letter, the “Financing Letters”), providing, subject to the terms and conditions therein, for debt financing in the amounts set forth therein (being collectively referred to as the “Debt Financing” and, together with the Equity Financing, collectively referred to as the “Financing”). As of the date of this Agreement, none of the Financing Letters has been amended or modified, and, to the Knowledge of Parent, no such amendment or modification is contemplated, and, to the Knowledge of Parent, none of the respective obligations and commitments contained in such letters have been withdrawn, terminated or rescinded in any respect and, to the Knowledge of Parent, no such withdrawal, termination or rescission is contemplated. Parent, Outerwall Merger Sub or Redbox Merger Sub has fully paid any and all commitment fees or other fees in connection with the Financing Letters that are payable on or prior to the date of this Agreement and will continue to pay in full any such amounts required to be paid pursuant to the terms of the Financing Letters as and when they become due and payable on or prior to the Closing Date. Assuming (i) the Financing is funded in accordance with the Financing Letters, (ii) the accuracy in all material respects of the representations and warranties set forth in Section 3.8, Section 3.10(a), Section 3.11, Section 3.12(c) (as it relates to Section 5.1(c)), Section 3.14(a)(v) and Section 3.14(a)(viii), and (iii) the performance in all material respects by the Company and its Subsidiaries of the covenants and agreements contained in Section 5.1(c), Section 5.1(f) and Section 5.1(g) of this Agreement, the net proceeds contemplated by the Financing Letters (after netting out applicable fees, expenses, original issue discount and similar premiums and charges and after giving effect to the maximum amount of flex (including original issue discount flex) provided under the Debt Commitment Letters), together with any available cash of the Company and its Subsidiaries as of the Closing Date, will in the aggregate be sufficient for Outerwall Merger Sub and the Surviving Corporation to pay the aggregate Offer Price and Merger Consideration (and any repayment or refinancing of debt contemplated by this

Agreement, the Equity Funding Letter or the Debt Commitment Letters) and any other amounts required to be paid in connection with the consummation of the Transactions (including all amounts payable in respect of Company Stock Options and Company Awards under this Agreement) and to pay all related fees and expenses payable by them in connection with the Transactions (such amount collectively, the “Required Amount”). The Financing Letters are (x) legal, valid and binding obligations of Parent, Outerwall Merger Sub and Redbox Merger Sub, as applicable, and, to the Knowledge of Parent, each of the other parties thereto, (y) enforceable in accordance with their respective terms against Parent, Outerwall Merger Sub and Redbox Merger Sub, as applicable, and, to the Knowledge of Parent, each of the other parties thereto, in each case subject to the Enforceability Exceptions and (z) as of the date of this Agreement, in full force and effect. As of the date of this Agreement, no event has occurred that, with or without notice, lapse of time or both, would reasonably be expected to constitute a default or breach on the part of Parent, Outerwall Merger Sub or Redbox Merger Sub or, to the Knowledge of Parent, any other parties thereto under the Equity Funding Letter or the Debt Commitment Letters. As of the date of this Agreement, assuming satisfaction or waiver of the conditions to Parent’s, Outerwall Merger Sub’s and Redbox Merger Sub’s obligations to consummate the Offer and the Mergers, Parent, Outerwall Merger Sub and Redbox Merger Sub do not have any reason to believe that the conditions precedent set forth in the Financing Letters will not be satisfied or that the Required Amount will not be available on the Closing Date. The only conditions precedent (including the market “flex” provisions) related to the obligations of the Guarantors to fund the full amount of the Equity Financing and the lenders to fund the full amount of the Debt Financing are those set forth in the Equity Funding Letter and the Debt Commitment Letters, respectively. As of the date of this Agreement, there are no side letters or other Contracts or arrangements (except for the portions of the Redacted Fee Letter permitted to be redacted hereunder) to which Parent or any of its Affiliates is a party related to the Financing other than as contained in the Financing Letters delivered to the Company prior to the date of this Agreement that would (A) impair the enforceability of any of the Financing Letters, (B) reduce the aggregate amount of any portion of the Financing (including by increasing the amount of fees to be paid or original issue discount as compared to the fees and original issue discount contemplated by the Financing Letters on the date of this Agreement) such that the aggregate amount of the Financing would be below the amount required to pay the Required Amount, (C) impose new or additional conditions precedent to the Financing, (D) otherwise adversely modify any of the conditions precedent to the Financing or (E) reasonably be expected to prevent, impair or delay the consummation of the Financing.

Section 4.8 Guarantee. Concurrently with the execution of this Agreement, Parent has delivered to the Company the duly executed limited guarantee of the Guarantors, dated as of the date of this Agreement, in favor of the Company in respect of Parent’s obligation to pay the Parent Termination Fee and the other obligations specified therein, up to the aggregate amount set forth therein (the “Limited Guarantee”). The Limited Guarantee is (a) a legal, valid and binding obligation of the Guarantors, (b) enforceable against the Guarantors in accordance with its terms, subject to the Enforceability Exceptions and (c) in full force and effect. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of the Guarantors under the Limited Guarantee.

Section 4.9 Absence of Arrangements with Management and Principal Stockholders. Other than this Agreement, as of the date hereof, there are no contracts, undertakings, commitments, agreements or obligations or understandings (a) between Parent, Outerwall Merger Sub, Redbox Merger Sub, the Guarantors or any of their respective Affiliates, on the one hand, and any member of the Company’s management or the Company Board or any of their respective Affiliates or any beneficial owner of Common Stock, on the other hand, relating to the Transactions or the operations of the Company or any of its Subsidiaries or (b) pursuant to which any stockholder of the Company would be entitled to receive value or consideration of a different amount or nature than the Offer Price or the Merger Consideration or pursuant to which any stockholder of the Company agrees to tender any shares of Common Stock in the Offer or agrees to vote against or otherwise oppose any Superior Proposal.

Section 4.10 Litigation. There is no Legal Action pending or, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, threatened, against Parent or any of its Affiliates or any Parent Asset that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor any of its Affiliates is subject to any Order of, or, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, continuing investigation by, any Governmental Authority that would or seeks to materially delay or prevent the consummation of any of the Transactions or that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.11 Brokers. No broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent, Outerwall Merger Sub, Redbox Merger Sub or any of their respective Subsidiaries.

Section 4.12 Independent Investigation. In entering into this Agreement and each of the other documents and instruments relating to the Transactions, Parent, Outerwall Merger Sub and Redbox Merger Sub have each relied solely upon its own investigation and analysis of the business, operations, assets and financial condition of the Company and its Subsidiaries, and Parent, Outerwall Merger Sub and Redbox Merger Sub acknowledge and agree that except for the representations and warranties made by the Company in Article III (as modified or disclosed against by the Company Disclosure Schedule) or in the case of fraud, neither the Company nor any other Person makes or has made, and Parent, Outerwall Merger Sub and Redbox Merger Sub expressly disclaim any reliance upon and any claim relating to, any other express or implied representation or warranty with respect to the Company or its Subsidiaries or Affiliates or their respective business, operations, assets, Liabilities, results of operations, condition (financial or otherwise) or prospects, or with respect to any estimates, projections, forecasts and other forward-looking information or business or strategic plan information regarding the Company and its Subsidiaries, or as to the accuracy or completeness of any of the information (including any statement, document or agreement delivered pursuant to this Agreement or any financial statements, including any projections, estimates, forecasts or other forward-looking information) provided (including in any management presentations, information or descriptive memorandum, “data rooms” maintained by the Company or its Representatives, supplemental information or other materials or information with respect to any of the above) or otherwise made available to Parent, Outerwall Merger Sub and Redbox Merger Sub or any of their respective Affiliates, stockholders or Representatives. Each of Parent, Outerwall Merger Sub and Redbox Merger Sub acknowledges and agrees that it has been furnished with, or given adequate access to, all information and materials relating to the Company and its Subsidiaries that it has requested and Representatives of the Company have answered all inquiries that Parent, Outerwall Merger Sub or Redbox Merger Sub has made of them concerning the Company and its Subsidiaries.

ARTICLE V

COVENANTS

Section 5.1 Conduct of Business of the Company. From and after the date of this Agreement and prior to the earlier of the Effective Time and the valid termination of this Agreement pursuant to Article VII, except as expressly contemplated or permitted by this Agreement, as set forth in Section 5.1 of the Company Disclosure Schedule or as required by applicable Law, without the prior written consent of Parent, such consent not to be unreasonably withheld, delayed or conditioned, the Company shall, and shall cause each of its Subsidiaries to, (i) conduct its operations in all material respects in the ordinary course of business consistent with past practice and (ii) use its and their respective commercially reasonable efforts to preserve intact its business organization and its relationships with key customers, suppliers, Governmental Authorities and other Persons with which it has significant business relations or regulatory relations, in each case, consistent with past practice. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated or permitted by this Agreement, as set forth in Section 5.1 of the Company Disclosure Schedule or as otherwise required by applicable Law, from and after the date of this Agreement and prior to the earlier of the Effective Time and the valid termination of this Agreement pursuant to Article VII, the Company shall not, and shall cause each of its Subsidiaries not to, take any of the following actions, without the prior written consent of Parent, such consent not to be unreasonably withheld, delayed or conditioned; provided, however, that with respect to Sections 5.1(a), 5.1(b), 5.1(c)(i), 5.1(k), 5.1(n) (with respect to any Transaction Litigation or demand for appraisal), 5.1(q), 5.1(s) and, solely with respect to the foregoing, 5.1(t), Parent’s consent shall be given, conditioned or withheld in its sole discretion:

(a) Organizational Documents. Amend, adopt any amendment or otherwise change (whether by merger, consolidation or otherwise) any of the Company Organizational Documents;

(b) Dividends. Make, declare or pay any dividend or distribution (payable in cash, stock, property, rights or otherwise) on any shares of its capital stock,

other than (i) dividends and distributions by wholly owned Subsidiaries of the Company to the Company and (ii) the one time right of the Company to declare and pay its regular quarterly cash dividend for the third quarter of the Company’s 2016 fiscal year which shall not exceed $0.60 per share of Common Stock;

(c) Capital Stock.

(i) Adjust, combine, reclassify, split, reverse split, consolidate, recapitalize, subdivide, redeem, purchase or otherwise acquire any shares of capital stock or other ownership interests of the Company or any of its Subsidiaries (or any warrants, options or other rights to acquire the foregoing) or consummate or authorize any other similar transaction with respect to shares of capital stock or other ownership interests of the Company, or any of its Subsidiaries (or any warrants, options or other rights to acquire the foregoing or any securities that are convertible into or exchangeable or exercisable for any of the foregoing), except in connection with (x) acquisitions related to a forfeiture of Company Equity Awards and (y) withholding of shares to cover Taxes in connection with outstanding awards under the Company Equity Plans;

(ii) issue, deliver, grant, sell, authorize, pledge, dispose of or encumber any shares of capital stock, voting securities or other ownership interests, or any options, warrants, convertible or exchangeable securities or other rights of any kind to acquire or receive, or that are convertible into or exchangeable or exercisable for, any shares of capital stock, voting securities or other ownership interests (including but not limited to stock appreciation rights, phantom stock or similar interests), of the Company or any of its Subsidiaries or take any action to cause to be exercisable any otherwise unexercisable Company Stock Option (other than pursuant to (x) the exercise of outstanding Company Options, (y) the vesting of outstanding Company Restricted Stock Awards or Company Performance Awards and (z) the conversion of convertible securities, in each case outstanding as of the date of this Agreement, granted in accordance with this clause (ii) or pursuant to Contracts existing as of the date of this Agreement and previously made available to Parent, in each case in accordance with their terms as of the date hereof);

(d) Compensation and Benefits. (i) Increase the compensation, or benefits payable or to become payable to any of its directors, officers, employees, or consultants except for increases in salary, bonus targets, hourly wage rates and benefits as required by Law, in accordance with any Company Benefit Plan in effect as of the date hereof, or in the ordinary course of business consistent with past practice (ii) establish, adopt, enter into, amend, renew or terminate any Company Benefit Plan or any employee benefit plan, agreement, policy, program or commitment that, if in effect on the date of this Agreement, would be a material Company Benefit Plan, (iii) adopt, enter into, amend or terminate any collective bargaining agreement or other similar arrangement relating to union or organized employees, (iv) terminate the employment of any executive officer of the Company, other than for cause or (v) hire any employee to be an executive officer;

(e) Acquisitions. Other than in the ordinary course of business consistent with past practice, acquire (by merger, consolidation, acquisition of equity interests or assets, or otherwise), or make any investment in any interest in, any business or any corporation, partnership, limited liability company, joint venture or other business organization or division thereof or any property or assets, except for any such transaction (i) which is between the Company and any of its wholly owned Subsidiaries or between any such wholly owned Subsidiaries of the Company, (ii) acquisitions or investments for consideration in an amount that does not exceed $1,000,000 individually or $2,000,000 in the aggregate, or (iii) pursuant to any Material Contract existing as of the date of this Agreement; provided, however, that this Section 5.1(e) shall not permit the Company or any of its Subsidiaries to acquire the capital stock or other equity interests of any other Person (including of the Company or any of its Subsidiaries (except to the extent otherwise permitted under Section 5.1(c)(i));

(f) Dispositions. Sell, lease, license, transfer, abandon, dispose of (by merger, consolidation, disposition of stock or assets, or otherwise), or otherwise encumber or subject to any Lien (other than Permitted Liens), to any Person in a single transaction or series of related transactions any Company Assets or rights, including the capital stock of Subsidiaries of the Company, with a fair market value in excess of $4,000,000, other than (i) such transactions in the ordinary course of business consistent with past practice, (ii) the disposition of obsolete or excess assets, (iii) transfers among the Company and its wholly owned Subsidiaries or (iv) pursuant to any Contract existing as of the date of this Agreement and set forth on Section 5.1(f) of the Company Disclosure Schedule;

(g) Indebtedness; Guarantees.

(i) Except for borrowings under the Company’s existing credit facilities set forth on Section 3.14(a)(iv) of the Company Disclosure Schedule, incur, prepay, issue, syndicate, refinance or otherwise become liable for, indebtedness for borrowed money, issue or sell, or purchase (other than purchases where the purchase price is below par value) any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, or modify the terms thereof, or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person in respect of such indebtedness or debt securities, guarantee any such indebtedness or any debt securities of another Person or enter into any “keep well” or other agreement to maintain any financial statement condition of another Person, make any loans, advances or capital contributions to, or investments in, any other Person or amend or modify the terms thereof (other than to the Company or any of its wholly owned Subsidiaries);

(ii) Enter into (A) any intercompany loan or (B) any intercompany debt arrangement, or, in either case, modify or otherwise increase or decrease the balances thereof except, in each case, in the ordinary course of business consistent with past practice;

(h) Material Contracts. Except as required by applicable Law or the Transactions, enter into, extend or renew, or otherwise modify, amend, terminate (other than terminations occurring as a result of the expiration of the term thereof) or waive any material rights or obligations under (i) any Material Contract or Material Lease, (ii) any Contract that, if entered into prior to the date hereof, would be a Material Contract or Material Lease, or (iii) any Company Affiliated Transaction;

(i) New Business. Enter into any new line of business outside its existing business as of the date of this Agreement;

(j) Capital Expenditures. Make or authorize (i) any amendments, supplements or other modifications to the 2016 Approved Annual Budget or (ii) any capital expenditures, except (A) as consistent in all material respects with the Company’s current business plan set forth in Section 5.1(j) of the Company Disclosure Schedules or (B) otherwise in an aggregate amount for all such capital expenditures made pursuant to this clause (B) not to exceed $1,500,000 in the aggregate;

(k) Corporate Transactions. Merge or consolidate with any Person or adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of such entity;

(l) Equity Arrangements. Enter into any agreement, understanding or arrangement with respect to the sale, voting, registration or repurchase of shares of its capital stock except for any such transaction which is between the Company and any of its wholly owned Subsidiaries or between any such wholly owned Subsidiaries of the Company or pursuant to Contracts existing as of the date of this Agreement;

(m) Accounting. Change its accounting methods, policies or procedures, other than as required by GAAP, applicable Law or by any Governmental Authority (including the Financial Accounting Standards Board, the SEC or any similar organization);

(n) Legal Actions. Waive, release, assign, settle or compromise any Legal Action, stockholder litigation relating to this Agreement or the Transaction (“Transaction Litigation”), demand for appraisal (or withdrawal or attempted withdrawal of any demand or any other right in respect of an appraisal) or other claim or Liability, whether absolute, accrued, asserted or unasserted, contingent or otherwise against the Company or any of its Subsidiaries or any of their respective directors or officers, other than (A) in the ordinary course of business consistent with past practice (except with respect to Transaction Litigation or any demands for appraisal (or withdrawal or attempted withdrawal of any demand or any other right in respect of an appraisal)) and (B) where the amount paid or to be paid by the Company and its Subsidiaries does not exceed $500,000 individually (including any single or aggregated claims arising out of the same or similar facts, events or circumstances) or $1,000,000 in the aggregate, in each of clauses (A) or (B), only without the imposition of equitable relief on, or the admission of wrongdoing by, the Company or any of its Subsidiaries or any of their respective officers or directors;

(o) Insurance. Cancel or terminate or allow to lapse without a commercially reasonable substitute policy therefor, or amend in any material respect or enter into, any insurance policy, other than the renewal of an existing insurance policy or a commercially reasonable substitute therefor;

(p) Taxes. Make or change any material Tax election, change any annual Tax accounting period, adopt or change any material method of Tax accounting, amend any material Tax Returns, settle or surrender any material Tax claim or refund, offset or other reduction in Tax Liability, settle or compromise any audit or other proceeding relating to material amount of Taxes, enter into a closing agreement relating to any material Tax, fail to pay any material Taxes as they become due and payable or take or omit to take any other action, if such action or omission would have the effect of materially increasing the Tax Liability or accrual of Tax Liability under FASB ACS-740-10 or materially reducing any Tax asset or accrual of Tax asset under FASB ACS-740-10 of the Company or any of its Subsidiaries;

(q) Special Meeting. Convene any special meeting (or any adjournment or postponement thereof) of the stockholders of the Company;

(r) Intellectual Property. (i) Enter into any license agreement whereby a third party obtains any rights to Company Intellectual Property other than in the ordinary course of business, or (ii) omit to take any commercially reasonable action necessary to maintain, protect or renew any material Company Intellectual Property.

(s) Poison Pill. Enter into, adopt or authorize the adoption of any stockholder rights agreement, “poison pill” or similar antitakeover agreement or plan; or

(t) Related Actions. Agree, resolve, authorize or commit, in writing or otherwise, to do or take any of the foregoing actions described in Section 5.1(a) through Section 5.1(s).

Any action expressly permitted under any one clause of this Section 5.1 shall be permitted under all other clauses of this Section 5.1.

Section 5.2 Conduct of Parent and the Merger Subs. Except as expressly required or permitted by this Agreement or as required by applicable Law or Order, or to comply with any notice from a Governmental Authority, from and after the date of this Agreement and prior to the earlier of the Effective Time or the valid termination of this Agreement pursuant to Article VII, neither Parent, Outerwall Merger Sub nor Redbox Merger Sub shall, without the prior written consent of the Company, (i) take any action the result of which would reasonably be expected to materially and adversely impair or materially delay the consummation of the Transactions or (ii) authorize any of, or commit or agree, in writing or otherwise, to take any such action.

Section 5.3 Access to Information; Confidentiality.

(a) The Company shall, and shall use its reasonable best efforts to cause its Subsidiaries, officers, directors and employees to (i) provide to Parent and its Representatives reasonable access, at normal business hours and upon prior notice, to the officers, employees, Representatives, properties, offices, other facilities and Contracts,

Tax Returns and other books and records of the Company and its Subsidiaries and (ii) furnish promptly such information, including all financial, operating and other data and information, concerning the Company and its Subsidiaries as Parent may reasonably request, in each case in a manner so as to not unreasonably disrupt or impair the business or operations of the Company or any of its Subsidiaries. Nothing herein shall require the Company or any of its Subsidiaries to provide such access or information to the extent the Company determines, in its good faith judgment (after consultation with outside counsel), that such action (A) would reasonably be expected to result in a waiver of attorney-client privilege, work-product doctrine or similar privilege held by the Company or any of its Subsidiaries (provided, that the Company or applicable Subsidiary will enter into a joint defense agreement with Parent if requested with respect to any such information), (B) would reasonably be expected to violate any applicable Law or any confidentiality obligation pursuant to any binding agreement entered into prior to the date of this Agreement to which the Company or any of its Subsidiaries is a party, or owing to a third party (provided that the Company shall have used reasonable best efforts to obtain the consent of such third party to provide such information, if requested), or (C) specifically relates to the evaluation, deliberation or minutes of the Company Board (or any committee or subcommittee thereof) related to the Transactions, the strategic and financial alternatives process leading thereto, or any information or materials provided to the Company Board (or any committee or subcommittee thereof) in connection therewith. Parent shall use reasonable efforts to ensure that any request for access made by Parent or its Representatives hereunder shall be made by initially contacting the Company’s Chief Financial Officer.

(b) Information disclosed under this Section 5.3 and otherwise pursuant to this Agreement shall be governed under the terms and conditions of the letter agreement regarding confidentiality, dated April 1, 2016, between the Company and Apollo Management VIII, L.P., including any amendment or addendum thereto (the “Confidentiality Agreement”). The Company agrees that it will treat any documents and information concerning the Parent Associated Parties furnished or otherwise made available to the Company, its Subsidiaries or their respective Representatives in connection with the Transactions as if it was “Confidential Information” under the Confidentiality Agreement and as if the use and disclosure restrictions thereunder applied to the Company.

(c) Nothing contained in this Agreement shall give Parent, directly or indirectly, rights to control or direct the operations of the Company or any of its Subsidiaries before the Effective Time. Before the Effective Time, the Company shall, consistent with the terms and conditions of this Agreement, exercise complete control and supervision over the operations of the Company and its Subsidiaries.

Section 5.4 No Solicitation.

(a) From and after the date hereof until the Offer Acceptance Time or, if earlier, the valid termination of this Agreement in accordance with Article VII, and except as otherwise expressly permitted by this Agreement, the Company shall not, shall cause each of its Subsidiaries not to, and shall use its reasonable best efforts to cause its and its Subsidiaries’ respective Representatives not to, directly or indirectly (i) solicit, initiate or knowingly facilitate or encourage any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Takeover Proposal, (ii) enter into, continue, knowingly encourage or facilitate or otherwise participate in any discussions with, or furnish any non-public information with respect to the Company or any of its Subsidiaries to, any Person in connection with a Takeover Proposal (other than to state that the Company is not permitted to have discussions), (iii) execute or enter into any letter of intent, agreement in principle or Contract with respect to a Takeover Proposal (other than an Acceptable Confidentiality Agreement), or (iv) waive, terminate, modify or fail to enforce any provision of any “standstill” or similar obligation of any person (other than Parent, Outerwall Merger Sub and Redbox Merger Sub) with respect to the Company or any of its Subsidiaries, except solely to the extent necessary to allow for a confidential Takeover Proposal to be made to the Company Board. The Company shall, shall cause each of its Subsidiaries to, and shall use its reasonable best efforts to cause its and their respective Representatives to, immediately cease and cause to be terminated any existing activities, discussions or negotiations (including electronic data room access) with any Person (other than Parent, its Subsidiaries and their respective Representatives) conducted prior to the date of this Agreement with respect to any Takeover Proposal. The Company shall promptly (and in any event within two (2) Business Days hereof) deliver a written notice to each such Person to the effect that the Company is ending all such solicitations, communications, activities, discussions or negotiations with such Person, effective on the date hereof, which written notice shall also request that each Person promptly return or destroy all non-public information previously furnished to such Person or any of its Representatives by or on behalf of the Company or any of its Subsidiaries. Without limiting the foregoing, it is agreed that any violation or breach of the restrictions or obligations set forth in this Section 5.4 by any Subsidiary of the Company, or by any Representative of the Company or any of its Subsidiaries acting on behalf of or at the direction of the Company or any of its Subsidiaries, shall be deemed to be a breach of Section 5.4 by the Company.

(b) Notwithstanding Section 5.4(a) or any other provision of this Agreement to the contrary, at any time after the date hereof until the Offer Acceptance Time, and following the receipt by the Company of a Takeover Proposal that did not result from a breach of Section 5.4(a), (i) the Company and its Representatives shall be permitted to contact the Person making such Takeover Proposal solely to the extent necessary to clarify the terms of such Takeover Proposal and (ii) if the Company Board determines in good faith (A) that such Takeover Proposal constitutes or would reasonably be expected to lead to a Superior Proposal and (B) after consultation with outside legal counsel and financial advisors, that the failure to take the actions set forth in clauses (x) and (y) below with respect to such Takeover Proposal would be inconsistent with its fiduciary duties under applicable Law, then the Company may, in response to such Takeover Proposal, (x) furnish access and information (including non-public information) with respect to the Company and any of its Subsidiaries to the Person who has made such Takeover Proposal, and its Representatives, pursuant to an Acceptable Confidentiality Agreement, so long as any material non-public information provided or made available under this clause (x) has previously been provided to Parent or is provided to Parent substantially concurrently with the time it is provided to such Person, and (y) participate in discussions and negotiations regarding such Takeover Proposal.

(c) From and after the date of this Agreement until the Offer Acceptance Time, the Company shall advise Parent orally and in writing of (i) the receipt of any Takeover Proposal or any bona fide proposal, request (including information request) or inquiry in respect of, or that could reasonably be expected to lead to, any Takeover Proposal, specifying the material terms and conditions thereof and the identity of the party making such Takeover Proposal and including a copy of the Takeover Proposal, proposal, request or inquiry, as applicable, and copies of all material communications and proposed transaction documents received in connection therewith, and (ii) any material modifications to the financial or other material terms and conditions of such Takeover Proposal, in each case as soon as is reasonably practicable and in any event within twenty four (24) hours of the Company’s receipt thereof and with copies of any written correspondence to or from any Person making any such Takeover Proposal or bona fide proposal, request or inquiry, as applicable.

(d) Except as set forth in Section 5.4(e), Section 5.4(f) and Section 5.4(g), the Company Board (or a committee thereof) shall not (i) withdraw, modify or amend, or publicly propose to withdraw, modify or amend, the Company Board Recommendation, (ii) approve, endorse or recommend, or publicly propose, or announce an intention, to approve, endorse or recommend, a Takeover Proposal, (iii) fail to include the Company Board Recommendation in the Schedule 14D-9 or, if any Takeover Proposal has been made public, fail to reaffirm the Company Board Recommendation upon request of Parent within the earlier of three (3) Business Days prior to the then-scheduled Expiration Time or ten (10) Business Days after Parent requests such reaffirmation with respect to a Takeover Proposal (provided that, if any such request is made within three (3) Business Days of the then-scheduled Expiration Time, as promptly as practicable; and provided, further that Parent may make such request only once with respect to such Takeover Proposal unless such Takeover Proposal is subsequently modified in any material respect, in which case Parent may make one (1) such request to reaffirm each time such a modification is made) (any action described in clauses (i) through (iii) being referred to as an “Adverse Recommendation Change”) or (iv) approve, recommend or allow the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle or Contract relating to a Takeover Proposal (other than an Acceptable Confidentiality Agreement) (an “Acquisition Agreement”).

(e) Notwithstanding Section 5.4(d) or any other provision of this Agreement to the contrary, the Company Board may, at any time before the Offer Acceptance Time and in response to a Superior Proposal received by the Company Board after the date of this Agreement that did not result from a breach of this Section 5.4 (x) make an Adverse Recommendation Change or (y) validly terminate this Agreement to enter into an Acquisition Agreement in accordance with Section 7.4(a) or authorize, resolve, agree or propose publicly to take any such action, but only if:

(i) the Company has not breached any of its obligations under this Section 5.4, other than de minimis breaches;

(ii) the Company Board has determined in good faith, after consultation with its outside legal counsel and financial advisors, that failure to do so would be inconsistent with its fiduciary duties under applicable Law;

(iii) the Company shall have first provided at least three (3) Business Days’ prior written notice (the “Notice Period”) to Parent that the Company is prepared to (x) make an Adverse Recommendation Change or (y) validly terminate this Agreement to enter into an Acquisition Agreement with respect to a Superior Proposal, which notice shall include the material terms and conditions of the transaction (including a copy of the Alternative Acquisition Agreement, if available) that constitutes such Superior Proposal and the identity of the party making such Superior Proposal;

(iv) during the Notice Period, the Company has negotiated, and has caused its Representatives to negotiate, with Parent and its Representatives in good faith (to the extent Parent desires to so negotiate) to enable Parent to propose in writing such adjustments in the terms and conditions of the Transaction Documents so that such Superior Proposal ceases to constitute a Superior Proposal; and

(v) following the end of the Notice Period (it being understood that any material change to the financial or other terms and conditions of such Superior Proposal shall require an additional notice to Parent and a new two (2) Business Day period), and after considering such negotiations and any adjustments in the terms and conditions of the Transaction Documents that have been agreed to in writing by Parent, the Company Board has determined in good faith that, after consultation with its outside legal counsel and financial advisors, such Superior Proposal continues to constitute a Superior Proposal.

(f) Notwithstanding Section 5.4(d) or any other provision of this Agreement to the contrary, the Company Board may, at any time before the Offer Acceptance Time, make an Adverse Recommendation Change in response to an Intervening Event, but only if:

(i) the Company has not breached any of its obligations under this Section 5.4, other than de minimis breaches;

(ii) the Company Board has determined in good faith, after consultation with its outside legal counsel and financial advisors, that failure to do so would be inconsistent with its fiduciary duties under applicable Law;

(iii) the Company shall have first provided prior written notice to Parent for at least the duration of the Notice Period that the Company is prepared to make an Adverse Recommendation Change, which notice shall specify in reasonable detail the Intervening Event and the basis therefor;

(iv) during the Notice Period, the Company has negotiated, and has caused its financial advisors and outside legal counsel to negotiate, with Parent in good faith (to the extent Parent desires to so negotiate) to enable Parent to propose in writing such adjustments in the terms and conditions of the Transaction Documents so that the failure to make such Adverse Recommendation Change would no longer be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law; and

(v) following the end of the Notice Period (it being understood that any material change with respect to the Intervening Event shall require an additional notice to Parent and a new two (2) Business Day period), and after considering such negotiations and any adjustments in the terms and conditions of the Transaction Documents that have been agreed to in writing by Parent, the Company Board has determined that, after consultation with outside legal counsel and financial advisors, the failure to make such Adverse Recommendation Change continues to be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law.

(g) Nothing contained in this Agreement shall prohibit the Company, the Company Board or any committee or subcommittee thereof from complying with Rules 14d-9, 14e-2 and Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or from making any required disclosure under applicable Law to the Company’s stockholders if the Company Board determines, in good faith after consultation with its outside legal counsel, that the failure to do so would be inconsistent with its fiduciary duties under applicable Law or such disclosure is otherwise required under applicable Law; provided that any such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed an Adverse Recommendation Change unless the Company Board expressly publicly reaffirms the Company Board Recommendation. For the avoidance of doubt, in no event shall the issuance of a “stop, look and listen” statement (or other similar statement of the type contemplated by Rule 14d-9(f) under the Exchange Act) constitute an Adverse Recommendation Change.

Section 5.5 Employees; Benefit Plans.

(a) As of the Effective Time and for a period of at least one year thereafter (the “Continuation Period”), Parent shall, or shall cause the Surviving Corporation or any of their respective Subsidiaries or Affiliates to, provide to each individual who, immediately prior to the Effective Time is an employee of the Company or any of its Subsidiaries immediately prior to the Effective Time (each, an “Employee”) (i) a salary or hourly wage rate substantially comparable to that provided to such Employee immediately prior to the Effective Time, (ii) incentive pay opportunities, including bonus and commission opportunities, but not including equity, equity-based awards or any change in control or retention bonuses, that are substantially comparable in the aggregate to those provided to such Employee immediately prior to the Effective Time, and (iii) other compensation and employee benefits (excluding equity, equity-based awards or any change in control or retention bonuses, which will remain discretionary) that are substantially comparable in the aggregate, determined on an individual basis, to those provided to such Employee under the compensation and employee benefit plans, programs, policies, agreements, arrangements and practices of the Company and its Subsidiaries in effect immediately prior to the Effective Time. Notwithstanding anything to the contrary set forth herein, after the Effective Time, nothing herein shall preclude the Surviving Corporation, Parent or any of their respective Subsidiaries or Affiliates from terminating the employment of any Employee at any time.

(b) Parent shall, or shall cause the Surviving Corporation and each of their respective Subsidiaries and Affiliates to, honor all Company Benefit Plans (including all severance, change of control, retention and similar plans, agreements and practices) in accordance with their terms as in effect immediately prior to the Effective Time, subject to any amendment or termination thereof that may be permitted by the terms of such Company Benefit Plans and except as provided herein; provided, that, subject to Section 5.5(a) nothing herein shall prevent the amendment or termination of any Company Benefit Plan or other specific plan, program, policy, agreement, arrangement or practice, or interfere with Parent’s, the Surviving Corporation’s or any of their respective Subsidiaries’ or Affiliates’ rights or obligations to make such changes as are necessary to comply with applicable Law. Notwithstanding the foregoing, (i) for the later of the duration of the Continuation Period or the remaining term of any individual employment, severance or separation agreement in effect immediately prior to the Effective Time, Parent shall, or shall cause the Surviving Corporation or their respective Subsidiaries or Affiliates to, provide each Employee who suffers a termination of employment under circumstances that would have given the Employee a right to severance payments and benefits under the Company’s or any of the Company’s Subsidiaries’ severance practice set forth on Section 5.5(b)(i) of the Company Disclosure Schedule (the “Company Severance Policy”) or individual employment, severance or separation agreement or other arrangement in effect immediately prior to the Effective Time with severance payments and benefits no less favorable than those that would have been provided to such Employee under the Company Severance Policy (as in effect immediately prior to the Effective Time) or such individual agreement or other arrangement, (ii) Parent shall, and shall cause the Surviving Corporation or their respective Subsidiaries or Affiliates to, honor the Company’s and any of Company’s Subsidiaries’ performance bonus plans set forth on Section 5.5(b)(ii) of the Company Disclosure Schedule in accordance with their terms as in effect immediately prior to the Effective Time and consistent with the Company’s past practice (including with respect to timing of payment and methods for determining achievement of performance measures), and (iii) Parent shall, and shall cause the Surviving Corporation or their respective Subsidiaries or Affiliates to, honor the Company’s and any of Company’s Subsidiaries’ retention bonus program set forth on Section 5.5(b)(iii) of the Company Disclosure Schedule in accordance with its terms as in effect immediately prior to the Effective Time.

(c) For all purposes under all employee benefit plans of Parent, the Surviving Corporation and their respective Subsidiaries and Affiliates providing benefits to any Employee after the Effective Time (the “New Plans”), each Employee shall receive full credit for such Employee’s years of service with the Company and its Subsidiaries before the Effective Time (including predecessor or acquired entities or any other entities for which the Company, any of its Subsidiaries or any Company Benefit Plan has given credit for prior service), to the same extent as such Employee was entitled, prior to the Effective Time, to credit for such service under any similar or comparable Company Benefit Plan (except to the extent such credit would result in a duplication of accrual of benefits). In addition, where applicable, and without limiting the generality of the foregoing: (i) Parent shall use commercially reasonable efforts to cause. at the Effective Time, each Employee to be immediately eligible to participate, without any waiting time, in each New Plan to the extent such waiting time was satisfied under a similar or comparable Company Benefit Plan in which such Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”), (ii) Parent shall use commercially reasonable efforts to cause all pre-existing condition exclusions and limitations, actively-at-work requirements and evidence-of-insurability requirements of each New Plan to be waived or satisfied for such Employee and his or her covered spouse, domestic partner and dependents to the extent waived, satisfied or not applicable under the analogous Old Plan as of the Effective Time and (iii) Parent shall use commercially reasonable efforts to cause all eligible expenses incurred by each Employee and his or her covered spouse, domestic partner and dependents during the portion of the plan year of the Old Plan ending on the date such Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(d) With respect to any earned but unused paid time off or PTO time to which any Employee is entitled pursuant to the PTO policy or individual agreement or other arrangement applicable to such Employee immediately prior to the Effective Time, Parent shall, or shall cause the Surviving Corporation or any of their respective Subsidiaries and Affiliates to, (i) allow such Employee to use such earned PTO and (ii) if any Employee’s employment terminates during the Continuation Period under circumstances entitling the Employee to severance pay under the Company Severance Policy, pay the Employee, in cash, an amount equal to the value of the earned and unused PTO, in each case, to the extent such amounts have been properly accrued by the Company or the applicable Subsidiary.

(e) Nothing in this Section 5.5, whether express or implied, shall confer upon any current or former employee or independent contractor of the Company, Parent, the Surviving Corporation or any of their respective Subsidiaries or Affiliates, any rights or remedies including any right to employment or continued employment for any specified period, of any nature or kind whatsoever under or by reason of this Section 5.5. No provision of this Section 5.5 is intended to modify, amend or create any employee benefit plan of the Company, Parent, Surviving Corporation or any of their respective Subsidiaries or Affiliates or, subject to the obligations set forth in this Section 5.5, limit the ability of the Company, Parent, Surviving Corporation or any of their respective Subsidiaries or Affiliates to amend or terminate any Company Benefit Plan or other employee benefit plan or policy in accordance with applicable Law and the terms of such Company Benefit Plan or other benefit plan or a policy.

Section 5.6 Directors’ and Officers’ Indemnification and Related Insurance.

(a) From and after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, in each case, to the fullest extent permitted under applicable Law, (i) indemnify and hold harmless, and advance expenses to, each individual who at the Effective Time is, or at any time prior to the Effective Time was, a director or officer of the Company or of a Subsidiary of the Company (each, an “Indemnitee” and, collectively, the “Indemnitees”) with respect to all claims, Liabilities, losses, damages, judgments, fines, penalties, reasonable and documented costs (including amounts paid in settlement or compromise) and expenses (including reasonable and documented fees and expenses of legal counsel) in connection with any Legal Action (including as may be administrative or investigative), whenever asserted based on or arising out of, in whole or in part, (A) the fact that an Indemnitee is or was a director or officer of the Company or any of its Subsidiaries or was acting in such capacity, or (B) acts or omissions by an Indemnitee in the Indemnitee’s capacity as a director or officer of the Company or any of its Subsidiaries or taken at the request of the Company or any of its Subsidiaries (including in connection with serving at the request of the Company or such Subsidiary as a representative of another Person (including any employee benefit plan)), in each case under clause (A) or (B) above, at, or at any time prior to the Effective Date (including any Legal Action (including as may be administrative or investigative) relating in whole or in part to the Transactions or relating to enforcement of this provision) and (ii) assume all obligations of the Company and such Subsidiaries to the Indemnitees in respect to indemnification, advancement of expenses and exculpation of Liabilities for acts or omissions at or prior to the Effective Time as provided in the Company Organizational Documents as in effect on the date of this Agreement or in any agreement in existence as of the date of this Agreement and set forth on Section 5.6(a) of the Company Disclosure Schedule providing indemnification between the Company or any of its Subsidiaries, on the one hand, and any Indemnitee, on the other hand. Without limiting the foregoing, for a period of six (6) years from and after the Effective Time, Parent shall cause, unless otherwise required by Law, the certificate of incorporation and bylaws of the Surviving Corporation to contain provisions no less favorable to the Indemnitees with respect to limitation of liabilities of directors of the Company and indemnification of directors and officers of the Company than are set forth as of the date of this Agreement in the Company Organizational Documents, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnitees. Notwithstanding anything to the contrary in this Section 5.6(a), any Person to whom an advancement of expenses is provided shall be required to provide, as a condition to such advancement, an undertaking to repay the amounts so advanced if it is ultimately determined that such Person is not entitled to indemnification for the Legal Action for which advancements have been made.

(b) In the event of any Legal Action (including as may be administrative or investigative) related to the acts or omissions covered under this Section 5.6 (each, a “Claim”) (i) the Surviving Corporation shall cooperate with the Indemnitee and its insurer in the defense of any such Claim and (ii) without the prior written consent of the Indemnitee (not to be unreasonably withheld, conditioned or delayed), the Surviving Corporation shall not settle, compromise or consent to the entry of any judgment in any Claim pending or threatened in writing to which an Indemnitee is a party (and in respect of which indemnification could be sought by such Indemnitee hereunder); provided, that the consent of the Indemnitee shall not be required if such settlement, compromise or consent includes an unconditional release of such Indemnitee from all Liability arising out of such Claim.

(c) Parent or the Surviving Corporation shall cause to be maintained in effect for at least six years after the Effective Time the current policies of directors’ and officers’ liability and fiduciary liability insurance maintained by the Company on terms and scope with respect to coverage, and in amount, no less favorable to its covered individuals than those of such policies in effect on the date of this Agreement, or policies, issued by a reputable insurer at least equivalent to the insurer(s) of the Company’s current directors’ and officers’ liability insurance and fiduciary liability insurance, of at least the same coverage and amounts containing terms and conditions which are no less advantageous with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the negotiation and execution of this Agreement and the consummation of the Transactions) so long as Parent or the Surviving Corporation, as the case may be, is not required to pay an annual premium in excess of 300% of the last annual premium paid by the Company for such insurance before the date of this Agreement (such 300% amount being the “Maximum Premium”). If Parent or the Surviving Corporation, as the case may be, is unable to obtain the insurance described in the prior sentence for an amount less than or equal to the Maximum Premium, then Parent or the Surviving Corporation shall instead obtain as much comparable insurance as possible for an annual premium equal to the Maximum Premium. Notwithstanding the foregoing, in lieu of the arrangements contemplated by this Section 5.6(c), before the Effective Time, the Company shall be entitled to purchase a six (6)-year prepaid “tail” policy providing no less favorable terms and benefits as the current policies of directors’ and officers’ liability and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time covering, without limitation, the Transactions; provided, that in no event shall the annual premium for any such “tail” policy exceed the Maximum Premium, and, if such a “tail” policy has been obtained by the Company before the Effective Time, then Parent and the Surviving Corporation’s obligations under this Section 5.6(c) shall be satisfied.

(d) The covenants contained in this Section 5.6 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnitees and their respective heirs and legal representatives and, following the Effective Time, shall not be deemed exclusive of, or in substitution for, any other rights to which an Indemnitee is entitled, whether pursuant to Law, Contract or otherwise. The obligations of Parent and the Surviving Corporation under this Section 5.6 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 5.6 applies unless (x) such termination or modification is required by applicable Law or (y) the affected Indemnitee shall have consented in writing to such termination or modification (it being expressly agreed that, following the Effective Time, the Indemnitees to whom this Section 5.6 applies shall be third party beneficiaries of this Section 5.6).

(e) In the event that Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Parent and the Surviving Corporation shall take all necessary action so that the successors or assigns of Parent or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 5.6.

(f) Any Indemnitee seeking to claim indemnification or an advancement of expenses under this Agreement or otherwise, upon learning of any such Legal Action, shall promptly notify the Surviving Corporation thereof, but the failure to so notify shall not relieve the Surviving Corporation of any Liability it may have to such Indemnitee, except to the extent such failure materially prejudices the Surviving Corporation.

Section 5.7 Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with applicable Law, each of the parties to this Agreement shall, and shall cause its Affiliates to, use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to ensure that, as promptly as practicable, the Offer Conditions and the conditions set forth in Article VI are satisfied and to consummate the Transactions as promptly as practicable, including by preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents. The terms of this Section 5.7 shall not limit the rights of the Company set forth in Section 5.4.

Section 5.8 Consents; Filings; Further Action.

(a) Upon the terms and subject to the conditions of this Agreement and in accordance with applicable Law, each of the parties to this Agreement shall, and shall cause its Affiliates to, use its reasonable best efforts to promptly (i) obtain any consents, approvals, registrations, waivers, permits, orders or other authorizations from, and make any filings and notifications with, any Governmental Authority or third party necessary, proper or advisable to consummate the Transactions, (ii) make any other submissions necessary, proper or advisable in connection with the Transactions under the Securities Act, the Exchange Act, the HSR Act, the DGCL, the Nasdaq rules and regulations and any other applicable Law and (iii) take or cause to be taken all other actions necessary, proper or advisable consistent with this Section 5.8 to cause the expiration of the applicable waiting periods, or receipt of required consents, approvals or authorizations, as applicable, under such Laws as soon as practicable. Parent and the Company shall cooperate and consult with each other in connection with the making of all such filings and notifications, including by providing copies of all relevant documents to the non-filing party and its advisors before filing. Parent shall not consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated by this Agreement at the behest of any Governmental Authority without the consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned.

(b) As promptly as practicable after the date of this Agreement and in any event by no later than five (5) Business Days from the date of this Agreement, each of Parent and the Company shall file and not withdraw any Notification and Report Forms and related material required to be filed by it with the Federal Trade Commission and the United States Department of Justice, as applicable, with respect to the Transactions (which shall request the early termination of any waiting period applicable to the Transactions under the HSR Act), and shall promptly make any further filings pursuant thereto that may be necessary, proper or advisable.

(c) Each of Parent and the Company shall promptly inform the other party upon receipt of any communication from any Governmental Authority regarding any of the Transactions. If Parent or the Company (or any of their respective Affiliates) receives a request for additional information from any Governmental Authority that is related to the Transactions, then such party shall endeavor in good faith to make, or cause to be made, to the extent practicable and after consultation with the other party, an appropriate response to such request as promptly as reasonably practicable. No party shall participate in any meeting or engage in any material substantive conversation with any Governmental Authority without giving the other party prior notice of the meeting or conversation and, unless prohibited by such Governmental Authority, the opportunity to attend or participate. Parent shall advise the Company promptly of any understandings, undertakings or agreements (oral or written) which Parent proposes to make or enter into with any Governmental Authority in connection with the Transactions. In furtherance and not in limitation of the foregoing, Parent shall use its reasonable best efforts to resolve any objections that may be asserted with respect to the Transactions under any antitrust, competition or trade regulatory Law, including the HSR Act, as promptly as practicable.

(d) Notwithstanding anything to the contrary in this Agreement, Parent shall take all action necessary to avoid the entry or to effect the dissolution of, or vacate or lift, any Order that would otherwise have the effect of preventing, impairing or delaying the consummation of the Transactions, or to resolve any objections as the Federal Trade Commission, the United States Department of Justice or any other Governmental Authority may assert under any Law with respect to the Transactions and to obtain any clearance required under the HSR Act, or any other approval, consent or authorization necessary under applicable Law for the consummation of the Transactions, including (i) (A) selling, licensing, divesting or disposing of or holding separate any entities, assets or businesses of Parent or its Subsidiaries (including, after the Effective Time, the Surviving Corporation or any of its Subsidiaries), (B) terminating, amending or assigning existing relationships or contractual rights or obligations of Parent or its Subsidiaries (including, after the Effective Time, the Surviving Corporation or any of its Subsidiaries), (C) changing or modifying any course of conduct regarding future operations of Parent or its Subsidiaries (including, after the Effective Time, the Surviving Corporation or any of its Subsidiaries), (D) otherwise taking actions that would limit the respective freedom of action of Parent or its Subsidiaries (including, after the Effective Time, the Surviving Corporation or any of its Subsidiaries) with respect to, or their ability to retain, one or more of their respective businesses, assets or rights or interests therein, (E) executing settlements, undertakings, consent decrees, stipulations or other agreements with any Governmental Authority or with any other Person and (F) committing to take any such actions in the foregoing clauses (A) through (E) and (ii) defending through litigation any Legal Action brought or threatened to be brought by any Person (including any Governmental Authority) in order to avoid entry of, or to have vacated, lifted or terminated, any Order that would prevent the consummation of the Transactions from occurring prior to the Termination Date. For the avoidance of doubt, Parent shall not require the Company or its Subsidiaries to, and the Company and its Subsidiaries shall not be required to, take any action with respect to any Order or any applicable Law which would bind the Company or its Subsidiaries prior to the Effective Time or in the event the Mergers do not occur.

(e) Notwithstanding anything to the contrary herein or otherwise, (i) Parent shall determine strategy and timing, lead all proceedings and coordinate all activities with respect to seeking any actions, non-actions, terminations or expirations of waiting periods, consents, approvals or waivers of any Governmental Authority as contemplated hereby, (ii) the Company shall, and shall cause each of its Subsidiaries to, to take such actions as reasonably requested by Parent in connection with obtaining any such actions, non-actions, terminations or expirations of waiting periods, consents, approvals or waivers and (iii) Parent shall have the sole and exclusive right to propose, negotiate, offer or commit to make or effect any divestitures, dispositions, or licenses of any assets, properties, products, rights, services or businesses, or to agree to any other remedy, requirement, obligation, condition or restriction related to the conduct of Parent’s, its Affiliates, any other portfolio company or investment fund with Apollo Global Management, LLC or the Company’s and its Subsidiaries’ businesses in order to resolve any Governmental Authority’s objections to or concerns about the transactions contemplated by this Agreement. Parent, Outerwall Merger Sub and Redbox Merger Sub shall not be required to agree to any amendment to, or waiver under, this Agreement in connection with obtaining any requisite consent or expiration of an applicable waiting period under the HSR Act.

Section 5.9 Public Announcements. The initial press release regarding the Transactions shall be a joint press release by the Company and Parent. Unless and until an Adverse Recommendation Change has occurred, Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements about this Agreement or any of the Transactions, and shall give each other the reasonable opportunity to review and comment upon any such release or statement. Neither Parent nor the Company shall issue any such press release or make any such public statement prior to such consultation, except to the extent required by applicable Law, Order or the Nasdaq requirements. Notwithstanding anything to the contrary in this Agreement, the Company shall not be required to consult with Parent in connection with, or provide Parent an opportunity to review or comment upon, any press release or other public statement or comment to be issued or made with respect to any Takeover Proposal or with respect to any actions contemplated by Section 5.4(e), Section 5.4(f) or Section 5.4(g) (if and to the extent such public statement or comment is permitted by such Sections). Notwithstanding the foregoing, this Section 5.9 shall not (x) apply to any press release or other public statement (a) that contains information that has been previously announced or made public in accordance with the terms of this Agreement or

(b) is made in the ordinary course of business and does not relate specifically to the signing of this Agreement or the Transactions, or (y) prohibit Parent, Outerwall Merger Sub, Redbox Merger Sub and their respective Affiliates from providing ordinary course communications regarding this Agreement and the Transactions to existing or prospective general and limited partners, equity holders, members, managers and investors of any Affiliates of such Person who are subject to confidentiality restrictions prohibiting further communications thereof.

Section 5.10 Fees and Expenses. Except as explicitly provided otherwise in this Agreement, whether or not the Mergers are consummated, all expenses (including those payable to Representatives) incurred by any party to this Agreement or on its behalf in connection with this Agreement and the Transactions and the other Transaction Documents (“Expenses”) shall be paid by the party incurring those Expenses.

Section 5.11 Financing.

(a) Each of Parent, Outerwall Merger Sub and Redbox Merger Sub shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the Financing on the terms and subject only to the conditions (including the market “flex” provisions) set forth in the Financing Letters, including using reasonable best efforts to (i) maintain in effect and comply with the Financing Letters, (ii) negotiate and enter into definitive agreements with respect to the Debt Financing on the terms and subject only to the conditions (including the market “flex” provisions) set forth in the Debt Commitment Letters (or on other terms that, with respect to conditionality, are not less favorable to Parent, Outerwall Merger Sub or Redbox Merger Sub than the terms and conditions (including market “flex” provisions) set forth in the Debt Commitment Letters), (iii) satisfy on a timely basis all conditions applicable to Parent, Outerwall Merger Sub and Redbox Merger Sub in the Financing Letters and the definitive agreements related thereto (including by consummating the Equity Financing at or prior to the Closing on the terms and subject to the conditions set forth in the Equity Funding Letter) or, if necessary or deemed advisable by Parent, seek the waiver of conditions applicable to Parent, Outerwall Merger Sub and Redbox Merger Sub contained in such Financing Letters or such definitive agreements related thereto, (iv) upon the satisfaction or waiver of the conditions to Parent’s, Outerwall Merger Sub’s and Redbox Merger Sub’s obligations to consummate the Offer and the Mergers, consummate the Financing and cause the lenders and the other Persons committing to fund the Financing to fund such Financing at the Closing, (v) enforce its rights under the Financing Letters and the definitive agreements relating to the Financing and (vi) otherwise comply with Parent’s, Outerwall Merger Sub’s and Redbox Merger Sub’s covenants and other obligations under the Financing Letters and the definitive agreements relating to the Financing. Parent, Outerwall Merger Sub, Redbox Merger Sub and the Guarantors shall not, without the prior written consent of the Company, agree to or permit any termination of or amendment, supplement or modification to be made to, or grant any waiver of any provision under, the Financing Letters or the definitive agreements relating to the Financing if such termination, amendment, supplement, modification or waiver would (A) reduce the aggregate amount of any portion of the Financing (including by increasing the amount of fees to be paid or original issue discount as compared to the fees and original issue discount contemplated by the Financing Letters on the date of this Agreement unless the Debt Financing or Equity Financing is increased by a corresponding amount) such that the aggregate amount of the Financing would be below the amount required to pay the Required Amount, (B) impose new or additional conditions precedent to the availability of the Financing or otherwise expand, amend or modify any of the conditions precedent to the Financing in a manner that would reasonably be expected to materially delay or prevent the funding of the Financing (or satisfaction of the conditions to the Financing) or (C) adversely impact the ability of Parent, Outerwall Merger Sub or Redbox Merger Sub, as applicable, to enforce its rights against other parties to the Financing Letters or the definitive agreements with respect to the Financing. Parent shall promptly deliver to the Company copies of any amendment, modification, supplement, consent or waiver to or under any Financing Letter or the definitive agreements relating to the Financing promptly upon execution thereof. Notwithstanding anything to the contrary in this Agreement, nothing contained in this Section 5.11 shall require, and in no event shall the reasonable best efforts of Parent, Outerwall Merger Sub or Redbox Merger Sub be deemed or construed to require, either Parent or Outerwall Merger Sub to (i) seek the Equity Financing from any source other than the counterparties to, or in any amount in excess of that contemplated by, the Equity Funding Letter, or (ii) pay any material fees in excess of those contemplated by the Equity Funding Letter or the Debt Commitment Letters (including any market “flex” provisions contained therein).

(b) Upon request by the Company, Parent, Outerwall Merger Sub and Redbox Merger Sub shall keep the Company informed on a reasonably prompt basis and in reasonable detail of the status of its efforts to arrange the Debt Financing and provide to the Company drafts (reasonably in advance of execution) and thereafter complete, correct and executed copies of the material definitive documents for the Debt Financing. Parent, Outerwall Merger Sub and Redbox Merger Sub shall give the Company prompt notice (i) of any material breach, default, termination, cancellation or repudiation by any party to any of the Financing Letters or definitive documents related to the Financing of which Parent, Outerwall Merger Sub or Redbox Merger Sub becomes aware, (ii) of the receipt by Parent, Outerwall Merger Sub or Redbox Merger Sub of any written notice or other written communication from any Financing source with respect to any (A) material breach, default, termination, cancellation or repudiation by any party to any of the Financing Letters or any definitive document related to the Financing of any provisions of the Financing Letters or any definitive document related to the Financing or (B) material dispute or disagreement between Parent, Outerwall Merger Sub and Redbox Merger Sub and any Financing source or among any parties to any of the Financing Letters or any definitive document related to the Financing, in each case regarding the Financing, and (iii) of the occurrence of an event or development that could reasonably be expected to adversely impact the ability of Parent, Outerwall Merger Sub or Redbox Merger Sub to obtain all or any portion of the Financing necessary to fund the Required Amount on the terms and in the manner contemplated by the Financing Letters. As soon as reasonably practicable, but in any event within two Business Days of the date the Company delivers to Parent, Outerwall Merger Sub or Redbox Merger Sub a written request, Parent, Outerwall Merger Sub and Redbox Merger Sub shall provide any information reasonably requested by the Company relating to any circumstance referred to in the immediately preceding sentence. If any portion of the Debt Financing becomes unavailable on the terms and conditions (including any applicable market “flex” provisions) contemplated by either the Redbox Business Debt Commitment Letter or the Other Company Businesses Debt Commitment Letter, Parent shall promptly notify the Company in writing and Parent, Outerwall Merger Sub and Redbox Merger Sub shall use their reasonable best efforts to arrange and obtain, as promptly as practicable, in replacement thereof alternative financing from alternative sources in an amount sufficient to fund the Required Amount with terms and conditions (including market “flex” provisions) not less favorable to Parent, Outerwall Merger Sub and Redbox Merger Sub (or their respective Affiliates) than the terms and conditions set forth in the Redbox Business Debt Commitment Letter or the Other Company Businesses Debt Commitment Letter, as applicable. Parent shall deliver to the Company true and complete copies of the alternative debt commitment letters (including Redacted Fee Letters) pursuant to which any such alternative source shall have committed to provide any portion of the Debt Financing. For purposes of this Agreement, references to (x) the “Financing” shall include the financing contemplated by the Financing Letters as permitted to be amended, modified, supplemented or replaced by this Section 5.11, (y) references to the “Debt Commitment Letters” shall include such documents as permitted to be amended, modified, supplemented or replaced by this Section 5.11 and (z) references to “Debt Financing” shall include the debt financing contemplated by the Debt Commitment Letters as permitted to be amended, modified, supplemented or replaced by this Section 5.11.

(c) Prior to the Closing Date, the Company and Redbox shall use their respective reasonable best efforts to provide, and to cause their respective Subsidiaries to use reasonable best efforts to provide, to Parent, Outerwall Merger Sub and Redbox Merger Sub, in each case at Parent’s sole cost and expense, such reasonable cooperation as is customary and reasonably requested by Parent in connection with the arrangement of the Debt Financing, including using its reasonable best efforts to:

(i) furnish Parent, Outerwall Merger Sub and Redbox Merger Sub and their Debt Financing sources (A) within 40 days after the end of any fiscal quarter that is not a fiscal year end, with the unaudited consolidated balance sheet of the Company as of the end of such quarter and the related unaudited statements of income and cash flows, which shall have been reviewed by the Company’s accountants as provided in SAS 100, and (B) within 60 days after the end of any fiscal year, with the audited consolidated balance sheet of the Company as of the end of such fiscal year and the related audited statements of income and cash flows;

(ii) as promptly as reasonably practicable, furnish Parent with the Required Financial Information; provided, that in no event shall the Required Financial Information be deemed to include or shall the Company otherwise be required to provide (A) any information regarding any post-Closing or pro forma financial statements, post-Closing pro forma adjustments desired to be incorporated into any information used in connection with the Financing (including any synergies or cost savings), projections, ownership or an as-adjusted capitalization table (in each case without waiver of the obligations of the Company set forth in clause (viii) below) or (B)

any description of all or any component of the Financing, including any such description to be included in liquidity and capital resources disclosure or other information customarily provided by the Financing sources or their counsel (the information referred to in clauses (A) – (B), the “Excluded Information”);

(iii) as promptly as reasonably practicable, inform Parent if the Company or its Subsidiaries shall have actual knowledge of any facts that would be reasonably likely to require the restatement of any financial statements comprising a portion of the Required Financial Information in order for such financial statements to comply with GAAP;

(iv) assist in preparation for and participate in marketing efforts (including a reasonable number of lender meetings and calls and a reasonable and limited number of one-on-one meetings and calls that are requested in advance with or by the parties acting as lead arrangers or agents for, and prospective lenders of, the Debt Financing), presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies in connection with the Debt Financing at reasonable times and locations mutually agreed, and assist Parent in obtaining ratings in connection with the Debt Financing;

(v) assist Parent with the preparation by Parent and the Financing sources of (A) materials for rating agency presentations and (B) bank information memoranda and similar marketing documents required in connection with the Debt Financing, including the execution and delivery of customary representation letters in connection with bank information memoranda and reviewing and commenting on Parent’s draft of a business description to be included in marketing materials contemplated by the Debt Financing;

(vi) cause its independent auditors to provide, consistent with customary practice, (A) reasonable assistance to Parent in connection with Parent’s preparation of pro forma financial statements and information and (B) reasonable assistance and cooperation to Parent;

(vii) cooperate reasonably with the Debt Financing sources’ due diligence, to the extent customary and reasonable;

(viii) assist Parent in connection with the preparation of pro forma financial information and pro forma financial statements of the Company and its Subsidiaries of the type required by paragraph 3 of Exhibit C to the Redbox Business Debt Commitment Letter and paragraph 3 of Exhibit D to the Other Company Businesses Debt Commitment Letter or necessary or reasonably required by Parent’s Financing sources (including the Debt Financing sources) to be included in any customary marketing materials; provided that neither the Company nor any of its Subsidiaries or Representatives shall be required to actually prepare any such pro forma financial information or provide any information or assistance relating to (A) the proposed debt and equity capitalization that is required for such pro forma financial information or assumed interest rates, dividends (if any) and fees and expenses relating to such debt and equity capitalization or (B) any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments desired to be incorporated into any information used in connection with the Debt Financing;

(ix) execute and deliver as of (but not prior to) the Closing any pledge and security documents, other definitive financing documents, or other certificates or documents as may be reasonably requested by Parent (including a certificate of the chief financial officer of the Company with respect to solvency matters in each of the forms set forth as an exhibit to each of the Debt Commitment Letters) (provided that (A) none of the documents or certificates shall be executed and/or delivered except in connection with the Closing, (B) the effectiveness thereof shall be conditioned upon, or become operative after, the occurrence of the Closing and (C) no Liability shall be imposed on the Company or any of its Subsidiaries or any of their respective officers or employees involved prior to the Closing Date) and otherwise reasonably facilitate the pledging of collateral;

(x) provide at least three (3) Business Days prior to the Offer Closing all documentation and other information about the Company and its Subsidiaries as is reasonably required under applicable “know your customer” and anti-money laundering rules and regulations including the USA PATRIOT Act, in each case to the extent requested in writing at least eight (8) Business Days prior to the Offer Closing;

(xi) prior to or at, and conditioned upon, the occurrence of the Closing deliver all notices and take all other actions required to facilitate the termination of commitments under the Third Amended and Restated Credit Agreement, dated as of June 24, 2014, among the Company, as borrower, the lenders party thereto and Bank of America, N.A., as administrative agent (as the same may be amended, modified, supplemented, restated or amended and restated from time to time, including by the First Amendment to Third Amended and Restated Credit Agreement, dated as of August 6, 2015, the “Subject Indebtedness”), the repayment in full of all obligations then outstanding thereunder and the release of all Liens in connection therewith on the Closing Date, and deliver to Parent no later than three (3) Business Days prior to the Closing Date a customary payoff letter in respect of the Subject Indebtedness (the “Payoff Letter”), which Payoff Letter shall (x) indicate the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs or other similar obligations related to the Subject Indebtedness as of the Closing Date (the “Payoff Amount”) and (y) state that all obligations (including guarantees) in respect thereof (other than those contingent indemnification obligations that customarily remain following termination of a credit agreement) and Liens in connection therewith on the assets of the Company or any of its Subsidiaries shall be, substantially concurrently with the receipt of the Payoff Amount on the Closing Date, automatically released or arrangements reasonably satisfactory to Parent for such release shall have been made by such time;

(xii) provide customary assistance, upon Parent’s reasonable request, in connection with any offers to purchase or consent solicitations made (any such offer or consent solicitation, a “Debt Offer”), in Parent’s discretion, by or on behalf of

Parent, on terms determined by Parent in respect of the Company’s 6.000% Senior Notes due 2019 or 5.875% Senior Notes due 2021 (collectively, the “Debt Securities”), provided that (x) the closing of any Debt Offer shall be conditioned upon the Closing, and any proposed amendments to the Debt Securities pursuant to the Debt Offer shall become effective no earlier than the Closing Date (though documentation implementing such amendments on a conditional basis may become effective prior to the Closing Date), (y) Parent shall deposit or cause to be deposited (including by means of the Company at or after Closing) the funds needed, if applicable, to satisfy and discharge such Debt Securities in connection with such Debt Offer, and (z) the Company shall not be required to deliver any notice of redemption to the trustee of such Debt Securities or to the holders of such Debt Securities prior to the Closing. Notwithstanding anything to the contrary in this Agreement, Parent, Outerwall Merger Sub and Redbox Merger Sub acknowledge and agree that no Debt Offer contemplated by this paragraph shall be a condition to the Closing and the Offer and the Closing are not conditioned upon any such Debt Offer; and

(xiii) if requested by Parent, in lieu of Parent commencing a Debt Offer for any Debt Securities, (A) substantially simultaneously with the Effective Time, issue a notice of optional redemption for all of the outstanding aggregate principal amount of such series of Debt Securities, pursuant to the redemption provisions of the applicable indenture and take any actions at or prior to the Effective Time reasonably requested by Parent to facilitate any such redemption and (B) take any other actions reasonably requested by Parent to facilitate the satisfaction and discharge of such series of Debt Securities pursuant to the satisfaction and discharge provisions of the applicable indenture and the other provisions of such indenture applicable thereto.

Notwithstanding anything to the contrary herein, all such requested cooperation provided in accordance with this Section 5.11 shall not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries and in no event shall the Company or any of its Subsidiaries be required to bear any cost or expense, pay any commitment or other fee, enter into any definitive agreement, incur any other Liability, make any other payment or agree to provide any indemnity in connection with the Financing or any of the foregoing prior to the Effective Time. In addition, nothing in this Section 5.11 shall require any action that would conflict with or violate the Company Organizational Documents or any Law or result in, prior to the Effective Time, the contravention of, or that would reasonably be expected to result in, prior to the Effective Time, a violation or breach of, or default under, any Contract to which the Company or its Subsidiaries is a party if such action could reasonably be expected to have a material adverse effect on the Company or any of its Subsidiaries. For the avoidance of doubt, none of the Company or any of its Subsidiaries or their respective officers, directors (with respect to any Subsidiary of the Company) or employees shall be required to execute or enter into or perform any agreement with respect to the Financing contemplated by the Financing Letters that is not contingent upon the Closing or that would be effective prior to the Closing and no directors of the Company or managers of Redbox, acting in such capacity, shall be required to execute or enter into or perform any agreement with respect to the Financing. Parent (i) shall promptly, upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including (A) reasonable attorneys’ fees and (B) fees and expenses of the Company’s accounting firms engaged to assist in connection with the Financing, including reviewing any marketing materials, participating in any meetings) incurred by the Company or any of its Subsidiaries or their respective Representatives in connection with the Financing, including the cooperation of the Company and its Subsidiaries and Representatives contemplated by this Section 5.11(c) and (ii) shall indemnify, defend and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Financing (including the performance of their respective obligations under, or the taking of or refraining from any action in accordance with, this Section 5.11) and any information used in connection therewith, in each case other than to the extent any of the foregoing was suffered or incurred as a result of the bad faith, gross negligence or willful misconduct of the Company or any of its Subsidiaries or, in each case, their respective Affiliates and Representatives.

(d) The Company hereby consents to the use of its logos solely in connection with the Financing; provided that Parent, Outerwall Merger Sub and Redbox Merger Sub shall ensure that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or the Company’s reputation or goodwill and will comply with the Company’s usage requirements to the extent made available to Parent prior to the date of this Agreement.

(e) Parent, Outerwall Merger Sub and Redbox Merger Sub acknowledge and agree that the obtaining of the Financing, or any alternative financing, is not a condition to Closing.

(f) The Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to periodically update any Required Financial Information provided to Parent as may be necessary so that such Required Financial Information is (i) Compliant and (ii) meets the applicable requirements set forth in the definition of “Required Financial Information”, in each case throughout the pendency of the Marketing Period. For the avoidance of doubt, Parent may, to most effectively access the financing markets, request the cooperation of the Company and its Subsidiaries under this Section 5.11 at any time, and from time to time and on multiple occasions, between the date of this Agreement and the Closing; provided that, for the avoidance of doubt, the Marketing Period shall not be applicable as to each attempt to access the markets. If, in connection with a marketing effort contemplated by either of the Debt Commitment Letters, Parent reasonably requests the Company to file a Current Report on Form 8-K pursuant to the Exchange Act that contains material non-public information with respect to the Company and its Subsidiaries, which Parent reasonably determines (and which the Company does not unreasonably object) to include in customary marketing materials for the Debt Financing, then the Company shall file a Current Report on Form 8-K containing such material non-public information.

(g) Notwithstanding anything to the contrary in this Agreement, Parent may enter discussions regarding, and may enter into arrangements and agreements relating to the Equity Financing to add other equity providers, so long as in respect of any such arrangements and agreements, the following conditions are met: (i) the aggregate amount of the Equity Financing is not reduced; (ii) the arrangements and agreements, in the aggregate, would not be reasonably likely to delay, impede or prevent the Closing; and (iii) the arrangements and agreements would not diminish or release the pre-Closing obligations of the parties to the Equity Funding Letter as of the date of this Agreement, adversely affect the rights of Parent, Outerwall Merger Sub or Redbox Merger Sub to enforce its rights against the other parties to the Equity Funding Letter, or otherwise constitute a waiver or reduction of Parent’s, Outerwall Merger Sub’s or Redbox Merger Sub’s rights under the Equity Funding Letter.

Section 5.12 Rule 16b-3. Prior to the Effective Time, the Company shall (and shall be permitted to) take such steps as may be reasonably required or advisable to cause dispositions of the Company’s equity securities (including derivative securities) pursuant to the Transactions by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.13 Notification of Certain Matters. Prior to the Effective Time, Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of (a) any notice or other communication received by such party from any Governmental Authority in connection with this Agreement or the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation, the Surviving LLC or Parent, (b) any Legal Actions commenced or, to such party’s Knowledge, threatened against such party which relates to this Agreement or the Transactions and (c) any fact, event or circumstance that: (i) has had or would reasonably be expected to result in any Company Material Adverse Effect or Parent Material Adverse Effect, as applicable, or (ii) is reasonably likely to result in the failure of any of the Offer Conditions or any of the conditions set forth in Article VI to be satisfied; provided, that the delivery of any notice pursuant to this Section 5.13 shall not affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of the parties hereunder. The Company shall give Parent the opportunity to participate in the defense and settlement of any stockholder litigation against the Company or its directors or officers relating to this Agreement or the Transactions, and no such settlement shall be agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned).

Section 5.14 Delisting. The Company shall cooperate with Parent and shall use its reasonable best efforts prior to the Closing Date to cause the Common Stock to be delisted from the Nasdaq and deregistered under the Exchange Act as soon as reasonably practicable following the Effective Time.

Section 5.15 Rule 14d-10. Prior to the Offer Acceptance Time, the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) to the extent required will take such steps to cause each employment compensation, severance or other employee benefit arrangement pursuant to which consideration is payable to any officer, director or employee who is a holder of any security of the Company to be approved by the Compensation Committee in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the Exchange Act and satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) of the Exchange Act.

Section 5.16 Takeover Laws. The Company and Parent shall each use its reasonable best efforts to (i) take all action necessary to ensure that no Takeover Law is or becomes applicable to any of the Transactions and refrain from taking any actions that would cause the applicability of such Laws and (ii) if the restrictions of any Takeover Law become applicable to any of the Transactions, take all action necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise lawfully eliminate or minimize the effect of such Takeover Law on the Transactions.

Section 5.17 Tax Returns. The Company shall, to the extent permitted by Law, timely file any Tax Return or other document with respect to any Taxes or fees imposed on the Company as a result of the transactions contemplated by this Agreement (and Parent shall cooperate with respect thereto as necessary).

ARTICLE VI

CONDITIONS

Section 6.1 Conditions to Each Party’s Obligation to Effect the Mergers. The respective obligations of each party to this Agreement to effect the Mergers are subject to the satisfaction (or waiver, if permissible under applicable Law) on or before the Closing Date of each of the following conditions:

(a) No Orders. No Order, whether temporary, preliminary or permanent, enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority or any applicable Law shall be in effect enjoining, restraining or otherwise prohibiting or making illegal the consummation of the Mergers.

(b) Consummation of Offer. Outerwall Merger Sub shall have irrevocably accepted for payment all shares of Common Stock validly tendered and not properly withdrawn pursuant to the Offer.

Section 6.2 Frustration of Closing Conditions. Neither the Company or Redbox, on the one hand, nor Parent, Outerwall Merger Sub or Redbox Merger Sub, on the other hand, may rely, either as a basis for not consummating the Mergers or for terminating this Agreement and abandoning the Mergers, on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party’s breach of, or failure to perform with respect to, any provision of this Agreement, including Section 5.7 and Section 5.8.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1 Termination by Mutual Consent. This Agreement may be terminated and the Transactions abandoned at any time before the Offer Acceptance Time by mutual written consent of Parent and the Company.

Section 7.2 Termination by Either Parent or the Company. This Agreement may be terminated and the Transactions abandoned at any time before the Offer Acceptance Time by either Parent or the Company:

(a) (i) if the Offer Acceptance Time has not occurred on or before 11:59 p.m. (New York City time) on November 23, 2016 (as such date may be extended pursuant to the immediately succeeding proviso or by the mutual written consent of the parties hereto, the “Termination Date”); or (ii) the Offer shall have expired pursuant to its terms and the terms of this Agreement without Outerwall Merger Sub having irrevocably accepted for payment the shares of Common Stock validly tendered and not properly withdrawn pursuant to the Offer in accordance with this Agreement solely as a result of the failure to satisfy the Minimum Condition; provided, that in the event the Marketing Period has commenced but not yet been completed at the time of the Termination Date, the Termination Date shall be extended by Parent until three (3) Business Days after the final date of the Marketing Period; provided, further, that the right to terminate this Agreement under this Section 7.2(a) shall not be available to any party to this Agreement seeking to terminate if such party is in breach of, or has breached any of its covenants, obligations or agreements under this Agreement prior to the Offer Acceptance Time, where such breach has been a principal cause of the failure of the Offer Acceptance Time to occur by the Termination Date; or

(b) if any court or other Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Transactions and such Order or other action is or shall have become final and nonappealable; provided, that the right to terminate this Agreement under this Section 7.2(b) shall not be available to any party to this Agreement unless such party shall have complied with its obligations under Section 5.7 and Section 5.8.

Section 7.3 Termination by Parent. This Agreement may be terminated and the Transactions abandoned at any time before the Offer Acceptance Time by Parent:

(a) if the Company breaches any of its representations or warranties, or fails to perform any of its covenants, obligations or agreements contained in this Agreement, which breach or failure to perform, individually or in the aggregate, (i) would result in any of the Offer Conditions set forth in paragraphs (d), (e), (f), (j) or (k) of Annex I not being satisfied, and (ii) such breach or failure by its nature cannot be cured or has not been cured by the Company by the earlier of (A) the Termination Date and (B) the date that is twenty (20) Business Days after the Company’s receipt of written notice of such breach from Parent, which written notice shall state in reasonable detail the nature of such breach and the basis for such Offer Condition not being satisfied; provided that neither Parent, Outerwall Merger Sub nor Redbox Merger Sub are then in material breach of their respective representations or warranties or then materially failing to perform their respective covenants, obligations or agreements contained in this Agreement; or

(b) following an Adverse Recommendation Change.

Section 7.4 Termination by the Company. This Agreement may be terminated and the Transactions abandoned at any time before the Offer Acceptance Time by the Company:

(a) in order to enter into an Acquisition Agreement with respect to a Superior Proposal subject to, and in accordance with, the terms and conditions of Section 5.4(e); provided that (i) prior to or concurrently with such termination the Company pays the Company Termination Fee under Section 7.6(b)(i) and (ii) the Company shall not have breached any of its obligations under Section 5.4 (other than de minimis breaches);

(b) if Parent, Outerwall Merger Sub or Redbox Merger Sub breaches any of their respective representations or warranties, or fails to perform any of their respective covenants, obligations or agreements contained in this Agreement, which breach or failure to perform (i) would result in a Parent Material Adverse Effect, and (ii) such breach or failure by its nature cannot be cured or has not been cured by Parent, Outerwall Merger Sub or Redbox Merger Sub, as applicable, by the earlier of (A) the Termination Date and (B) the date that is twenty (20) Business Days after Parent’s receipt of written notice of such breach from the Company, which written notice shall state in reasonable detail the nature of such breach and the basis for such Parent Material Adverse Effect; provided that the Company is not then in material breach of its representations or warranties or then materially failing to perform its covenants, obligations or agreements contained in this Agreement; or

(c) if (i) Outerwall Merger Sub shall have failed to commence the Offer pursuant to Section 1.1(a) within three (3) Business Days of the time period specified therein or (ii) (A) the Marketing Period has ended, (B) the Offer Conditions (other than those Offer Conditions that by their nature are to be satisfied at the Offer Acceptance Time, but subject to such Offer Conditions being satisfied or waived at or prior to the Offer Acceptance Time) have been satisfied or waived at the Expiration Time, (C) Outerwall Merger Sub shall have failed to consummate (as defined in Section 251(h) of the DGCL) the Offer within three (3) Business Days following the Expiration Time, (D) the Company has irrevocably confirmed by written notice to Outerwall Merger Sub the Company’s intention to terminate this Agreement pursuant to this Section 7.4(c)(ii) if Outerwall Merger Sub fails to consummate the Offer within three (3) Business Days following the Expiration Time (with such written notice stating the basis for such termination) and (E) at all times during such three (3) Business Day period, the Company stood ready, willing and able to consummate the Mergers and the other transactions contemplated hereby; provided, that the right to terminate this Agreement pursuant to this Section 7.4(c) shall not be available to the Company if the Company is then in material breach of its representations or warranties or then materially failing to perform its covenants, obligations or agreements contained in this Agreement; provided, further, that notwithstanding anything in Section 7.2(a) to the contrary, no party shall be permitted to terminate this Agreement pursuant to Section 7.2(a) during any such three (3) Business Day period.

Section 7.5 Effect of Termination. In the event of the valid termination of this Agreement as provided in this Article VII, notice thereof shall be given to the other party or parties hereto, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall immediately become void and of no effect, without any Liability or obligation on the part of any party hereto (or any direct or indirect equity holder, stockholder, partner, controlling Person, member, manager, director, officer, employee, Affiliate or Representative of such party or such party’s Affiliates or any of the foregoing’s successors and assigns); provided, that, subject in all respects to this Section 7.5, Section 7.6, Section 8.15 and Section 8.17 (including, in each case, the limitations set forth therein):

(a) the Confidentiality Agreement, the Limited Guarantee, Section 5.3(b), Section 5.9, Section 5.10, the expense reimbursement and indemnification provisions of Section 5.11, this Section 7.5, Section 7.6 and Article VIII (in each case, subject to the limitations set forth therein) shall survive the valid termination hereof; and

(b) (i) nothing herein shall relieve any party of any Liability for damages resulting from such party’s fraud prior to such valid termination and (ii) nothing herein shall relieve the Company of any Liability for damages resulting from its or any of its Subsidiaries’ Willful and Material Breach prior to such valid termination (which, in the case of each of clauses (i) and (ii), the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs (including, for the avoidance of doubt, the Parent Expenses), and in the case of any damages sought by the non-breaching Party, including for any Willful and Material Breach or fraud, such damages shall include the benefit of the bargain lost by such non-breaching party, taking into consideration relevant matters including opportunity costs and the time value of money); provided, however, that in no event will any (A) Parent Associated Party have any Liability for monetary damages (including damages for fraud, monetary damages in lieu of specific performance or otherwise) in the aggregate in excess of the amount of the Maximum Liability Amount and subject in all respects to the limitations set forth in Section 7.6; provided, that the parties acknowledge and agree that the immediately preceding proviso shall not apply to claims, if any, against any Person that is party to and solely pursuant to the terms and conditions of, the Confidentiality Agreement. The parties agree and acknowledge that the individuals specified in the definition of “Knowledge,” as applicable, (x) have read this Agreement, including the representations, warranties, agreements and covenants contained herein, (y) have reviewed with counsel the representations, warranties, agreements and covenants contained herein and (z) for purposes of this Section 7.5 and Section 7.6, shall be deemed to understand the meanings of the representations, warranties and covenants contained herein.

Section 7.6 Fees Following Termination.

(a) Except as set forth in Section 5.11 and this Section 7.6, all Expenses incurred in connection with this Agreement and the Transactions shall be paid in accordance with the provisions of Section 5.10.

(b) The Company shall pay, or cause to be paid, to Parent by wire transfer of immediately available funds an amount equal to the Company Termination Fee:

(i) if this Agreement is validly terminated by the Company pursuant to Section 7.4(a), in which case payment shall be made concurrently with such termination;

(ii) if this Agreement is validly terminated by Parent pursuant to Section 7.3(b), in which case payment shall be made within two (2) Business Days following such termination; or

(iii) if (A) a Takeover Proposal shall have been publicly made or publicly proposed to the Company or otherwise publicly announced or publicly made known or made to the Company or to the stockholders of the Company or to any of their respective Representatives if communicated to the Company and/or to the stockholders of the Company, in each case prior to the Offer Acceptance Time and not subsequently withdrawn, (B) thereafter this Agreement is validly terminated (1) by the Company or Parent pursuant to Section 7.2(a) or (2) by Parent pursuant to Section 7.3(a) and (C) within 12 months following the date of such termination, the Company enters into a definitive Contract with respect to any transaction specified in the definition of “Takeover Proposal” or any such transaction is consummated, in each case whether or not involving the same Takeover Proposal or the Person making the Takeover Proposal referred to in clause (A), in which case payment shall be made within two (2) Business Days following the earlier of the date on which the Company (x) enters into such Contract or (y) consummates such transaction. For purposes of the foregoing clauses (A) and (C) only, references in the definition of the term “Takeover Proposal” to the figure “20%” shall be deemed to be replaced by “50%”.

(c) The Company shall pay to Parent (or one or more of its designees) by wire transfer of immediately available funds an amount equal to that required to reimburse Parent, Outerwall Merger Sub, Redbox Merger Sub and their respective Affiliates for all reasonable and documented fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby up to $3,000,000 (the “Parent Expenses”) in the event that this Agreement is validly terminated by Parent pursuant to Section 7.3(a), in which case, payment shall be made promptly, and in any event within two (2) Business Days after such termination.

(d) In the event that (i) this Agreement is validly terminated by the Company pursuant to Section 7.4(c)(ii), or (ii) (A) this Agreement is validly terminated by the Company pursuant to Section 7.4(b) or Section 7.4(c)(i) and (B) the material breach or material failure by Parent, Outerwall Merger Sub or Redbox Merger Sub or the failure by Outerwall Merger Sub to commence the Offer pursuant to Section 1.1(a) within three (3) Business Days of the time period specified therein, as applicable, is the primary cause of the failure of the Offer, the Offer Closing or the Closing, as applicable, to be consummated pursuant to and in accordance with the terms and conditions of this Agreement, then Parent shall pay to the Company an amount in cash equal to the Parent Termination Fee by wire transfer of immediately available funds, such payment to be made within two (2) Business Days following such valid termination.

(e) For purposes of this Agreement, the “Company Termination Fee” means an amount in cash equal to $26,900,000.

(f) For purposes of this Agreement, the “Parent Termination Fee” means an amount in cash equal to $53,700,000.

(g) Each of the parties acknowledges that the agreements contained in this Section 7.6 are an integral part of the transactions contemplated by this Agreement, that the damages resulting from the valid termination of this Agreement under circumstances where a Company Termination Fee or Parent Termination Fee or Parent Expenses is or are payable are uncertain and incapable of accurate calculation and that, without these agreements, the parties would not enter into this Agreement, and, therefore, the Company Termination Fee, the Parent Termination Fee and the Parent Expenses, as applicable, if, as and when required pursuant to this Section 7.6, shall not constitute a penalty, but rather liquidated damages, and in a reasonable amount that will compensate the party receiving such amount in the circumstances in which it is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Mergers and the Offer. The parties acknowledge and hereby agree that in no event shall either the Company be required to pay the Company Termination Fee or the Parent Expenses, or Parent be required to pay the Parent Termination Fee, as the case may be, on more than one occasion.

(h) If the Company fails to promptly pay the amount due pursuant to Section 7.6(b)(i), Section 7.6(b)(ii), Section 7.6(b)(iii) or Section 7.6(c), or Parent fails to promptly pay the amount due pursuant to Section 7.6(d), in each case by the respective payment date specified in such Section, and, in order to obtain such payment, Parent, Outerwall Merger Sub or Redbox Merger Sub, on the one hand, or the Company or Redbox, on the other hand, commences a Legal Action that results in a final and non-appealable judgment against the other party for the amount due pursuant to such Section, the Company shall pay to Parent, Outerwall Merger Sub or Redbox Merger Sub, or Parent shall pay to the Company, as applicable, such other party’s reasonable and documented out-of-pocket fees and expenses (including reasonable and documented out-of-pocket attorneys’ fees) up to a maximum aggregate amount of $1,500,000 in connection with such Legal Action, in addition to such other amount or amounts due pursuant to this Section 7.6, together with interest on each such amount at the rate equal to the prime lending rate prevailing during such period as published in The Wall Street

Journal, Eastern Edition, calculated on a daily basis from the date such amounts were required to be paid to the date of actual payment. Any amount payable pursuant to this Section 7.6(h) shall be paid by the applicable party by wire transfer of same day funds prior to or on the date such payment is required to be made as referenced in this Section 7.6(h).

(i) Notwithstanding anything to the contrary in this Agreement or any Transaction Document, but subject in all respects to Section 7.5, this Section 7.6, Section 8.15 and Section 8.17 (including, in each case, the limitations set forth or referenced herein and therein), if Parent, Outerwall Merger Sub or Redbox Merger Sub fails to effect the Offer Closing or the Closing when required pursuant to Section 1.1 or Section 1.4, as applicable, for any or no reason or if Parent, Outerwall Merger Sub or Redbox Merger Sub otherwise breaches this Agreement or any Transaction Document (whether such breach is intentional, unintentional, willful, material or otherwise) or fails to perform hereunder or thereunder or fails to perform any obligation under Law (in each case, whether such failure is intentional, unintentional, willful, material or otherwise), then the Company may seek one or all of (but never receive more than one of) (A) a decree or order of specific performance or any injunction or injunctions or other equitable relief if and to the extent permitted by Section 8.15, (B) the valid termination of this Agreement pursuant to Section 7.1, Section 7.2 or Section 7.4 and monetary damages for Parent’s fraud and (C) the valid termination of this Agreement pursuant to Section 7.4(b) or Section 7.4(c), and if, as and when required pursuant to Section 7.6(d), receive payment of the Parent Termination Fee, which shall be, together with the right to recover any expense reimbursement owed to the Company under Section 5.11 or Section 7.6(h), the sole and exclusive remedies (whether at Law, in equity, in Contract, in tort or otherwise) of the Company, its Affiliates, and its and their respective equity holders and Representatives and any other Person against the Parent Associated Parties for any breach, Liability, cost, expense, loss or damage suffered as a result thereof or in connection therewith or related thereto. Notwithstanding anything to the contrary hereunder, and subject to the Company’s right to recover expenses pursuant to Section 5.11 and Section 7.6(h), under no circumstances can the Company receive hereunder both (i) an award of monetary damages, on the one hand, and (ii) the Parent Termination Fee, on the other hand.

(j) Except as provided in Section 7.6(i) and this Section 7.6(j), no Parent Associated Party will have any Liability to the Company, its Affiliates or any of their respective equity holders or Representatives (or any other Person), including any multiple, consequential, indirect, special, statutory, exemplary or punitive damages, relating to or arising out of this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby or any breach of any representation, warranty or covenant contained herein or therein, or the failure of such transactions to be consummated, or in respect of any other Contract, document or theory of Law or equity or in respect of any representations, warranties or covenants made or alleged to be made in connection herewith or therewith, whether in equity or at Law, in Contract, in tort or otherwise. The Company acknowledges and agrees that none of Parent’s, Outerwall Merger Sub’s or Redbox Merger Sub’s debt financing sources under the Debt Financing, any of their Affiliates, and any of their respective former, current, or future general or limited partners, equity holders, directors, officers, managers, members, Affiliates, employees, representatives or agents, controlling Persons or entities or any of their respective successors or assigns (a “Lender Associated Party”) shall have any Liability to the Company, its Affiliates or any of their respective equity holders or Representatives (or any other Person) arising out of their breach or failure to perform (whether willfully, materially, intentionally, unintentionally or otherwise) any of their obligations under the Debt Commitment Letters. Without limiting the foregoing, upon payment of the Parent Termination Fee, if, as and when required pursuant to Section 7.6(d) and any amounts owed by Parent under Section 5.11 and/or Section 7.6(h), no Parent Associated Party shall have any further Liability to the Company, its Affiliates or any of their respective equity holders or Representatives (or any other Person), including any multiple, consequential, indirect, special, statutory, exemplary or punitive damages, relating to or arising out of this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby or in respect of any representation, warranty or covenant contained herein or therein, or the failure of such transactions to be consummated, or in respect of any other Contract, document or theory of Law or equity or in respect of any representations made or alleged to be made in connection herewith or therewith, whether in equity or at Law, in Contract, in tort or otherwise.

(k) Notwithstanding anything to the contrary in this Agreement or any other Transaction Document, subject to Section 8.15, the maximum aggregate Liability of the Parent Associated Parties under the Transaction Documents or otherwise collectively (including monetary damages for fraud or breach, whether willful, material, intentional, unintentional or otherwise, or monetary damages in lieu of specific performance), or in connection with the failure of the transactions contemplated hereby or thereby (including the Financing) to be consummated, or in respect of any representation made or alleged to have been made in connection herewith or therewith, whether in equity or at Law, in Contract, in tort or otherwise, together with any payment of the Parent Termination Fee and any other payment in connection with any Transaction Document or otherwise, shall not exceed under any circumstances the sum of $53,700,000 plus the amount of Parent’s obligations, if any, pursuant to Section 5.11 and Section 7.6(h) (such sum, the “Maximum Liability Amount”); provided, that in no event shall (i) the aggregate amount of Parent’s obligations pursuant to Section 7.6(h) exceed $1,500,000, and (ii) the Company, its Affiliates or any of the foregoing’s respective Representatives seek, directly or indirectly, to recover against the Parent Associated Parties, or compel payment by the Parent Associated Parties of, any damages or other payments whatsoever (including multiple, consequential, indirect, special, statutory, exemplary or punitive damages) in excess of the Maximum Liability Amount or the limitation set forth in clause (i) of this proviso.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Certain Definitions. For purposes of this Agreement:

(a) “Acceptable Confidentiality Agreement” means a confidentiality agreement between the Company and a Person making a Takeover Proposal entered into prior to the date hereof, or if entered into on or after the date hereof, on terms no less favorable (including with respect to standstill provisions) in the aggregate to the Company than those contained in the Confidentiality Agreement.

(b) “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such first Person; provided, that (other than in the case of the definition of “Parent Associated Party”, Article IV, Article V (other than Section 5.5(b) through Section 5.5(e)), Article VII and Section 8.17) in no event shall Parent, Outerwall Merger Sub, Redbox Merger Sub or any of their respective Subsidiaries be considered an Affiliate of any portfolio company or investment fund (excluding investment funds focused on private equity) affiliated with Apollo Global Management, LLC, nor shall any portfolio company or investment fund (excluding investment funds focused on private equity) affiliated with Apollo Global Management, LLC, be considered to be an Affiliate of Parent, Outerwall Merger Sub, Redbox Merger Sub or any of their respective Subsidiaries. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), when used with respect to any Person, means the power to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

(c) “Anti-Corruption Laws” means all applicable Laws and agreements with Governmental Authority and all other statutory or regulatory requirements relating to anti-corruption, anti-bribery and anti-money laundering, including the U.S. Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act 2010, Mexico’s Federal Law Against Corruption in Public Procurement and any Law implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions.

(d) “Associated Party” means, with respect to the Company, any former, current or future direct or indirect equity holders, controlling Persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners, agents, attorneys, advisors or other Representatives, or any of the foregoing’s respective successors or assigns.

(e) “Business Day” means any day other than Saturday, Sunday or a day on which the SEC or commercial banks in New York, New York are authorized or required by Law to close.

(f) “Company Equity Plans” means the Company’s 1997 Amended and Restated Equity Incentive Plan and the Company’s 2011 Incentive Plan, as amended and restated.

(g) “Company Intellectual Property” means all material Intellectual Property owned, used or held for use by the Company and its Subsidiaries in the operation of their businesses as currently conducted.

(h) “Company Material Adverse Effect” means any fact, change, event or occurrence that (x) materially adversely affects the business, results of operations, assets, liabilities or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, or (y) prevents or materially delays the consummation by the Company of any of the Transactions; provided, that subsection (x) of the term “Company Material Adverse Effect” shall not include any such fact, change, event or occurrence relating to or arising from (i) any national, international, or regional economic, financial, social or political conditions in general, including the results of any primary or general elections, (ii) changes in any financial, debt, credit, capital, banking or securities markets or conditions, (iii) changes in interest, currency or exchange rates or the price of any commodity, security or market index, (iv) changes in legal or regulatory conditions, including changes or proposed changes in Law, GAAP or other accounting principles or requirements, or in standards, guidance, interpretations or enforcement thereof, (v) changes in the Company’s and its Subsidiaries’ industries in general, (vi) seasonal fluctuations or downturns in the business of the Company or any of its Subsidiaries substantially consistent with prior seasonal fluctuations or downturns or occasioned by significant external events such as the Summer Olympic Games, (vii) any change in the market price, trading volume or ratings of any securities or indebtedness of the Company or any of its Subsidiaries, any change or prospective change of the ratings or the ratings outlook for the Company or any of its Subsidiaries by any applicable rating agency and the consequences of such ratings or outlook decrease, or the change in, or failure of the Company to meet, or the publication of any report regarding, any internal or public projections, forecasts, guidance, budgets, predictions or estimates of or relating to the Company or any of its Subsidiaries for any period, including with respect to revenue, earnings, profit, cash flow or cash position (it being understood that the underlying causes of such change or failure may, if they are not otherwise excluded from the definition of Company Material Adverse Effect, be deemed to constitute and may be taken into account in determining whether a Company Material Adverse Effect has occurred or will occur), (viii) the occurrence, escalation, outbreak or worsening of any hostilities, war, police action, acts of terrorism, sabotage or military conflicts, whether or not pursuant to the declaration of an emergency or war, (ix) the existence, occurrence or continuation of any force majeure events, including any earthquakes, floods, hurricanes, tropical storms, fires or other natural or manmade disasters, any epidemic, pandemic or other similar outbreak (including any non-human epidemic, pandemic or other similar outbreak) or any other national, international or regional calamity, (x) any Legal Action arising or relating to this Agreement or the Transactions, (xi) the announcement of this Agreement, the identity of Parent or its Affiliates or the taking or not taking of any action to the extent expressly required by this Agreement, including any actual or potential loss or impairment of any Contract or relationship with any customer, supplier, investor, landlord, partner, employee or other business relation due to any of the foregoing in this subclause; provided, that this subclause (xi) shall not apply to any representation or warranty in Section 3.6 and Section 3.7 that addresses the consequences of the execution and performance of this Agreement and the Transactions, (xii) compliance by the Company and its Subsidiaries with the terms of this Agreement, including the failure to take any action restricted by this Agreement, or (xiii) any actions taken, or not taken, with the prior written consent or at the express request of Parent; provided, further, that with respect to subclauses (i), (ii), (iii), (v), (viii) and (ix), only to the extent such fact, change, event or occurrence disproportionately and adversely affects the Company or its Subsidiaries, taken as a whole, compared to other similarly situated companies operating in the industries in which the Company or its Subsidiaries, as the case may be, conduct their respective businesses (in which case the incremental disproportionate impact or impacts may be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect).

(i) “Company Organizational Documents” means the certificate of incorporation and bylaws (or the equivalent organizational documents) of the Company and its Subsidiaries as in effect on the date of this Agreement.

(j) “Compliant” means with respect to the Required Financial Information, that (i) such Required Financial Information does not contain any untrue statement of a material fact regarding the Redbox Business and the Other Company Businesses, as applicable, or omit to state any material fact regarding the Redbox Business or the Other Company Businesses, as applicable, necessary in order to make such Required Financial Information not misleading under the circumstances, and (ii) the financial statements and other financial information included in such Required Financial Information would not be deemed stale under Regulation S-X or Regulation S-K under the Securities Act for a registered public offering of non-convertible debt securities on Form S-1.

(k) “Contract” means any contract, agreement, indenture, note, bond, loan, lease, sublease, conditional sales contract, mortgage, license, sublicense, obligation, promise, undertaking, commitment or other binding arrangement (in each case, whether written or oral).

(l) “Enforceability Exceptions” means (i) any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws of general applicability affecting or relating to creditors’ rights generally and (ii) general principles of equity, whether considered in a proceeding at law or in equity.

(m) “Governmental Authority” means (i) any federal, state, local, municipal, foreign or international government or governmental authority, quasi-governmental entity of any kind, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, tribunal, arbitrator or arbitral body (public or private) or any body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, (ii) any self-regulatory organization, including the Nasdaq, or

(iii) any political subdivision of any of the foregoing. For the avoidance of doubt, this definition includes “any officer or employee of a foreign government or any department, agency, or instrumentality thereof, or of a public international organization, or any person acting in an official capacity for or on behalf of any such government or department, agency, or instrumentality, or for or on behalf of any such public international organization,” as stated in the U.S. Foreign Corrupt Practices Act.

(n) “Hazardous Substances” means any pollutant, contaminant, toxic substance, petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive material or radon.

(o) “Information Privacy and Security Laws” means all applicable Laws concerning the privacy, data protection, transfer or security of Personal Information, including the following and their implementing regulations: the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act, the Federal Trade Commission Act, the CAN-SPAM Act, Canada’s Anti-Spam Legislation, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, state data security Laws, state data breach notification Laws, state consumer protection Laws, the Data Protection Directive 95/46/EC (and implementing regulations adopted applicable European Union member states), applicable Laws and regulations relating to the transfer of Personal Information, and any applicable Laws concerning requirements for website and mobile application privacy policies and practices, call or electronic monitoring or recording or any outbound communications (including outbound calling and text messaging, telemarketing, and e-mail marketing)

(p) “Intellectual Property” means any of the following, as they exist anywhere in the world, whether registered or unregistered: (i) patents, patent applications, statutory invention registrations, inventions and other patent rights (including divisionals, continuations, continuations-in-part, reissues or reexaminations of any of the foregoing), (ii) trademarks, service marks, corporate names, logos, social media names and trade dress, and all goodwill associated with any of the foregoing, (iii) domain name registrations, (iv) copyrights and works of authorship, (v) Software), (vi) trade secrets under applicable Law and confidential and proprietary information (including any confidential or proprietary processes, databases and know-how) and (vii) all other intellectual property or similar proprietary rights of a similar kind or nature.

(q) “Intervening Event” means any positive material event, fact, circumstance, development or occurrence that materially affects the business and operations of the Company and is first arising or occurring after the date hereof that (i) was not known to, or reasonably foreseeable by, the Company Board as of or prior to the date hereof, and (ii) becomes known to the Company Board prior to the Offer Acceptance Time; provided, that (A) in no event shall any action that is taken by Parent to the extent required by the affirmative covenants set forth in Section 5.8(d), and the consequences of any such action, constitute an Intervening Event; (B) in no event shall any change in the market price, trading volume or ratings of any securities or indebtedness of the Company or any of its Subsidiaries constitute an Intervening Event; provided that the underlying causes of any such change may be considered in determining whether an Intervening

Event has occurred; and (C) in no event shall the receipt, existence of or terms of a Takeover Proposal or any inquiry relating thereto or the consequences thereof constitute an Intervening Event.

(r) “IT Assets” means all computer systems, including Software, hardware, firmware, middleware and platforms, interfaces, systems, networks, information technology equipment, facilities, websites, infrastructure, workstations, switches, data communications lines and associated documentation used or held for use by or on behalf of the Company or any of its Subsidiaries in connection with the conduct of their businesses.

(s) “Knowledge” means (i) when used with respect to the Company, the actual knowledge of the individuals listed on Section 8.1(s) of the Company Disclosure Schedule and (ii) when used with respect to Parent, the actual knowledge of any of the officers or directors of Parent, Outerwall Merger Sub or Redbox Merger Sub.

(t) “Law” means any law, common law, statute, ordinance, code, regulation, rule or other requirement of any Governmental Authority, and any Orders.

(u) “Licensed Intellectual Property” means all Intellectual Property related to, or otherwise used in the operation of, the businesses of the Company or any of its Subsidiaries that is owned by a third party.

(v) “Liens” means any mortgages, liens, pledges, security interests, hypothecations, claims, deeds of trust, options, rights of first offer or refusal, restrictions on transfer, charges, title defects, encroachments or other survey defects, easements or other encumbrances in respect of any property or asset.

(w) “Marketing Period” means the first period of seventeen (17) consecutive calendar days after the date of this Agreement (i) throughout and at the end of which Parent shall have the Required Financial Information and the Required Financial Information shall be Compliant (it being understood that if the Company shall in good faith reasonably believe that it has provided the Required Financial Information and the Required Financial Information is Compliant, it may deliver to Parent a written notice to that effect (stating when it believes the Required Financial Information was delivered), in which case the Company shall be deemed to have delivered the Required Financial Information to Parent on the date specified in that notice and the Required Financial Information shall be deemed to be Compliant unless Parent in good faith reasonably believes that the Company has not completed delivery of the Required Financial Information or the Required Financial Information is not Compliant and, within three (3) Business Days after its receipt of such notice from the Company, Parent delivers a written notice to the Company to that effect (stating with specificity which Required Financial Information Parent reasonably believes the Company has not delivered or the reason for which the Required Financial Information is not Compliant)) and (ii) (A) the last day of which corresponds with the then-scheduled Expiration Time and the satisfaction of the condition set forth in clause (i) of Annex I) and (B) throughout and at the end of which the conditions set forth in Annex I (other than (x) the Minimum

Condition, subject to the satisfaction of the Minimum Condition as of the last day of such period, (y) the condition in clause (i) of Annex I and (z) those other conditions that by their terms are to be satisfied at the Offer Acceptance Time, but subject to such conditions being able to be satisfied) and nothing has occurred and no condition exists that would cause any of such conditions to fail to be satisfied assuming the Closing were to be scheduled for any time during such period; provided, that (i) the Marketing Period shall either end on or prior to August 19, 2016, or if the Marketing Period has not ended on or prior to August 19, 2016, then the Marketing Period shall commence no earlier than September 6, 2016 and (ii) November 24, 2016, November 25, 2016, November 26, 2016 and November 27, 2016 shall not be considered calendar days for the purpose of calculating the Marketing Period, and such seventeen (17) consecutive calendar day period shall toll during such times. Notwithstanding anything in this definition to the contrary, (x) the Marketing Period shall end on any earlier date prior to the expiration of the seventeen (17) consecutive calendar day period described above if the Debt Financing contemplated under both of the Debt Commitment Letters is consummated on such earlier date and (y) the Marketing Period shall not commence or be deemed to have commenced if, after the date of this Agreement and prior to the completion of such seventeen (17) consecutive calendar day period: (A) the Company has publicly announced its intention to, or determines that it must, restate any historical financial statements or other financial information included in or that includes the Required Financial Information or any such restatement is under active consideration, in which case, the Marketing Period shall not commence or be deemed to commence unless and until such restatement has been completed and the applicable Required Financial Information has been amended and updated or the Company has publicly announced or informed Parent that it has concluded that no restatement shall be required, (B) the Company’s independent accountants shall have withdrawn their audit opinion with respect to any financial statements contained in or that includes the Required Financial Information for which they have provided an opinion, in which case the Marketing Period shall not commence or be deemed to commence unless and until a new unqualified audit opinion is issued with respect to such financial statements for the applicable periods by the independent accountants or another independent public accounting firm reasonably acceptable to Parent, (C) any Required Financial Information would not be Compliant at any time during such seventeen (17) consecutive calendar day period or otherwise ceases to meet the requirement of “Required Financial Information”, in which case the Marketing Period shall not commence or be deemed to commence unless and until such Required Financial Information is updated or supplemented so that it is Compliant (it being understood that if any Required Financial Information provided at the commencement of the Marketing Period ceases to be Compliant during such seventeen (17) consecutive calendar day period, then the Marketing Period shall be deemed not to have commenced), or (D) the Company shall have failed to file any Report on Form 10-K, Form 10-Q or Form 8-K required to be filed with the SEC pursuant to the Exchange Act prior to the expiration of the Marketing Period in accordance with the periods required by the Exchange Act, in which case (1) in the case of failure to file a Form 10-K or Form 10-Q, the Marketing Period shall not commence or be deemed to commence unless and until such reports have been filed and (2) in the case of failure to file a Form 8-K, the Marketing Period shall toll until such report has been filed; provided, that if the failure to file such report occurs during the final five Business Days of the Marketing Period, the Marketing Period will be extended so that the final day of the Marketing Period shall be no earlier than the fifth Business Day after such report has been filed.

(x) “Material Lease” means any lease, sublease, license, concession, occupancy or other Contract pursuant to which the Company or any of its Subsidiaries leases, subleases, licenses, uses or occupies real property that provides for a current base rent equal to or more than $110,000 per annum.

(y) “Material Leased Real Property” means all real property demised under the Material Leases.

(z) “Orders” means any orders, rulings, decisions, judgments, writs, injunctions, decrees, awards or other determination of any Governmental Authority.

(aa) “Other Company Businesses” means all businesses that are operated and conducted by the Company and its Subsidiaries other than the Redbox Business, including all assets held by the Company and its Subsidiaries used or held for use in connection therewith.

(bb) “Owned Intellectual Property” means all Company Intellectual Property that is owned or purported to be owned by either the Company or any of its Subsidiaries, as the case may be.

(cc) “Parent Associated Party” means Parent, Outerwall Merger Sub, Redbox Merger Sub, the Lender Associated Parties and any other financing sources of Parent, Outerwall Merger Sub or Redbox Merger Sub, the Guarantors and any of the foregoing’s respective former, current or future Affiliates and any of the foregoing’s respective former, current or future, direct or indirect, officers, directors, employees, Affiliates, stockholders, equity holders, managers, members, partners, agents, attorneys, advisors or other Representatives or any of the foregoing’s respective successors or assigns.

(dd) “Parent Material Adverse Effect” means any effect, change, event or occurrence that prevents or materially delays the consummation by Parent, Outerwall Merger Sub or Redbox Merger Sub of any of the Transactions.

(ee) “PCI DSS” means the Payment Card Industry Data Security Standard, issued by the Payment Card Industry Security Standards Council, as may be revised from time to time.

(ff) “Permitted Lien” means (i) any Lien for Taxes which are not yet due or which are being contested in good faith by appropriate proceedings, and for which adequate reserves have been established in accordance with GAAP, (ii) Liens securing indebtedness or Liabilities that are reflected in the Company SEC Reports, (iii) such non-monetary Liens or other imperfections of title with respect to real property, if any, that do not materially adversely affect the use and operation of the affected real property as currently used and operated, including easements whether or not shown by the public records, overlaps, encroachments and any matters not of record which would be disclosed by an accurate survey or a personal inspection of the property, (iv) Liens imposed or promulgated by Laws with respect to real property and improvements, including zoning regulations, (v) Liens disclosed on existing title insurance policies, title reports or existing surveys which have (together with all documents creating or evidencing such Liens) been delivered to Parent prior to the date hereof, (vi) mechanics’, carriers’, workmen’s, repairmen’s and similar Liens incurred in the ordinary course of business for amounts not yet due and payable or which are being contested in good faith by appropriate proceedings, but only if adequate reserves have been established therefor in accordance with GAAP, (vii) in the case of leased real property, any Lien to which the fee or any superior leasehold interest in the leased premises is subject and (viii) Liens set forth on Section 8.1(ff) of the Company Disclosure Schedule.

(gg) “Personal Information” means (i) any information, in any form, that identifies or relates to an individual or that could reasonably be used to identify an individual; (ii) any information that is governed, regulated or protected by one or more Information Privacy and Security Laws; or (iii) any information that is covered by PCI DSS.

(hh) “Person” means any natural person, corporation, company, partnership, association, limited liability company, limited partnership, limited liability partnership, trust or other legal entity or organization, including a Governmental Authority.

(ii) “Redacted Fee Letter” means a fee letter from a financing source in which the only redactions are fee amounts, “price flex” and other economic provisions that are customarily redacted in connection with merger agreements of this type; provided that, in each case, such redactions do not relate to any terms that would be reasonably likely to adversely affect the conditionality, enforceability, availability, termination or aggregate principal amount (except as a result of increased original issue discount or upfront fees resulting from the exercise of “price flex”) of the debt financing or other funding being made available by such financing source.

(jj) “Redbox Business” means the business that is operated and conducted by the Company and its Subsidiaries (including Redbox) in which consumers rent or purchase movies and video games from self-serving kiosks, including all assets held by the Company and its Subsidiaries (including Redbox) used or held for use in connection therewith.

(kk) “Representatives” means, when used with respect to any Person, the directors, officers, employees, consultants, accountants, legal counsel, investment bankers or other financial advisors, agents and other representatives of such Person and its Subsidiaries.

(ll) “Required Financial Information” means all financial statements, financial data, audit reports and other financial information regarding the Company and its Subsidiaries (including the Redbox Business and the Other Company Businesses) of

the type and form customarily included in marketing documents used to syndicate credit facilities of the type to be included in each Debt Commitment Letter and that is required by the Financing Sources or reasonably necessary to satisfy the conditions pursuant to paragraphs 3, 4 and 5 of Exhibit C to the Redbox Business Debt Commitment Letter and paragraphs 3, 4 and 5 of Exhibit D to the Other Company Businesses Debt Commitment Letter, in each case, assuming that such syndication(s) of credit facilities were consummated at the same time during the Company’s fiscal year as such syndication(s) will be made. For the avoidance of doubt, it is understood that “Required Financial Information” shall not include any Excluded Information.

(mm) “Rights” or “rights” means any rights, title, interest or benefit of whatever kind or nature.

(nn) “Software” means computer software programs, including all source code, object code, specifications, databases, firmware, designs and documentation related thereto.

(oo) “Subsidiary” means, when used with respect to any Person, any other Person that such Person directly or indirectly owns or has the power to vote or control more than 50% of the equity interests, capital stock, voting stock or other equity or voting interests of such other Person.

(pp) “Superior Proposal” means any bona fide written Takeover Proposal that was not solicited in, and did not otherwise result from, a violation of Section 5.4 that the Company Board or any duly authorized committee or subcommittee thereof has determined in its good faith judgment after consultation with outside legal counsel and financial advisors, (i) would, if consummated on its terms, be more favorable to the Company’s stockholders from a financial point of view than the Merger Transactions and (ii) is reasonably capable of being consummated in accordance with its terms, in the case of each of clauses (i) and (ii), taking into account all legal, regulatory, financial, financing, timing and other aspects of such proposal and of this Agreement and the Transactions, and after taking into account any changes to the terms of this Agreement proposed by Parent pursuant to Section 5.4; provided that for purposes of the definition of “Superior Proposal”, the references to “20%” in the definition of Takeover Proposal shall be deemed to be references to “50%”.

(qq) “Takeover Proposal” means any proposal or offer relating to (i) any direct or indirect merger, consolidation, spin-off, share exchange (including a split-off), business combination or similar transaction involving an acquisition of 20% or more of the capital stock of the Company, or consolidated assets of the Company and its Subsidiaries, taken as a whole, (ii) a sale, lease, exchange, mortgage, transfer or other disposition, in a single transaction or series of related transactions, of capital stock or assets representing 20% or more of the consolidated assets, revenues or gross profits of the Company and its Subsidiaries, taken as a whole, (iii) a purchase or sale of shares of capital stock or other securities, in a single transaction or series of related transactions, representing 20% or more of the voting power of the capital stock of the Company or of the surviving entity in a merger, consolidation, share exchange or other business combination involving the Company or the resulting direct or indirect parent of the Company or such surviving entity, including by way of a tender offer or exchange offer, (iv) a reorganization, recapitalization, liquidation or dissolution of the Company or (v) any other transaction having a similar effect to those described in clauses (i) through (iv).

(rr) “Tax Returns” means any and all reports, returns, declarations, claims for refund, information reports or returns or statements supplied or required to be supplied to a Governmental Authority in connection with Taxes, including any schedule or attachment thereto or amendment thereof.

(ss) “Taxes” means (i) any and all federal, state, provincial, local, foreign and other taxes, levies, imposts, duties, and similar governmental charges or fees (including any interest, penalties or additions to tax imposed in connection therewith or with respect thereto) imposed by any Governmental Authority, including (A) taxes imposed on, or measured by, income, franchise, profits or gross receipts and (B) ad valorem, value added, capital gains, sales, goods and services, use, excise, stamp, real or personal property, capital stock, business, license, branch, profits, payroll, estimated, withholding, employment, social security (or similar), unemployment compensation, occupation, premium, windfall profits, transfer, escheat, unclaimed property and gains taxes, (ii) any and all Liability for the payment of any items described in clause (i) above as a result of being (or ceasing to be) a member of an affiliated, consolidated, combined, unitary or aggregate group (or being included (or being required to be included)) in any Tax Return related to any such group and (iii) any and all Liability for the payment of any amounts described in clause (i) or (ii) above as a result of any express or implied obligation to indemnify any other Person, any successor or transferee Liability or any obligation in respect of any other Person pursuant to Contract.

(tt) “Transaction Documents” means, collectively, this Agreement, the Confidentiality Agreement, the Limited Guarantee, the Equity Commitment Letter, the Debt Commitment Letters and any other agreement or document contemplated thereby or any document or instrument delivered in connection herewith or therewith.

(uu) “Willful and Material Breach” means a material breach, or a material failure to perform, in each case that is the consequence of an act or omission by a party with the actual or constructive knowledge (which shall be deemed to include knowledge of facts that a person acting reasonably should have, based on reasonable due inquiry) that the taking of such act or failure to take such act would or would reasonably be expected to cause a breach of this Agreement.

Section 8.2 Interpretation. Unless the express context otherwise requires:

(a) the words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b) terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

(c) the terms “Dollars” and “$” mean U.S. dollars;

(d) references herein (whether capitalized or not) to a specific Section, Subsection, Recital, Schedule, Exhibit or Annex shall refer, respectively, to Sections, Subsections, Recitals, Schedules, Exhibits of Annexes of this Agreement;

(e) wherever the word “include”, “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(f) references herein to any gender shall include each other gender;

(g) references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, that nothing contained in this Section 8.2 is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;

(h) references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;

(i) with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”;

(j) the word “or” shall be disjunctive but not exclusive;

(k) references herein to any Law shall be deemed to refer to such Law as amended, modified, codified, reenacted, supplemented or superseded in whole or in part and in effect from time to time, and also to all rules and regulations promulgated thereunder;

(l) references herein to any Contract mean such Contract as amended, supplemented or modified (including any waiver thereto) in accordance with the terms thereof;

(m) the headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties to this Agreement;

(n) with regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence;

(o) if the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action, unless otherwise required by Law, shall be extended to the next succeeding Business Day; and

(p) references herein to “as of the date hereof”, “as of the date of this Agreement” or words of similar import shall be deemed to mean “as of immediately prior to the execution and delivery of this Agreement”.

Section 8.3 No Survival. None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement shall survive the Effective Time. This Section 8.3 shall not limit any covenant or agreement of the parties to this Agreement which, by its terms, contemplates performance after the Effective Time, which, in each case, shall survive in accordance with its terms and conditions.

Section 8.4 Governing Law. This Agreement, and any Legal Action or controversy arising out of or relating hereto or the Transactions, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to choice or conflict of law principles thereof.

Section 8.5 Submission to Jurisdiction.

(a) Each party to this Agreement (i) irrevocably and unconditionally submits to the personal jurisdiction of the Court of Chancery of the State of Delaware, (or, only if such court declines to accept jurisdiction over a particular matter, then in the United States District Court for the District of Delaware, or if jurisdiction is not then available in the United States District Court for the District of Delaware (but only in such event), then in any Delaware state court sitting in New Castle County, and any appellate court from any of such courts (the “Chosen Courts”), (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such Chosen Court, (iii) agrees that any actions or proceedings arising in connection with or relating to this Agreement or the Transactions shall be brought, tried and determined only in the Chosen Courts, (iv) waives any claim of improper venue or any claim that the Chosen Courts are an inconvenient forum and (v) agrees that it will not bring any action relating to this Agreement or the Transactions in any court other than the Chosen Courts. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby: (a) any claim that such party is not personally subject to the jurisdiction of the Chosen Courts as described herein for any reason; (b) that it or its property is exempt or immune from jurisdiction of any such Chosen Court or from any legal process commenced in such courts (whether through service of process, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (c) that (i) the Legal Action in any such court is brought in an inconvenient forum, (ii) the venue of such Legal Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such Chosen Courts.

(b) Notwithstanding Section 8.5(a), each party to this Agreement acknowledges and irrevocably agrees (i) that any Legal Action, whether at Law or in equity, whether in Contract or in tort or otherwise, against any of the Lender Associated Parties arising out of or relating to this Agreement or the Debt Commitment Letters or the performance thereunder shall be subject to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan in the City and State of New York (whether a state or Federal court), and any appellate court from any thereof, (ii) that any Legal Action, whether at Law or in equity, whether in Contract or in tort or otherwise, against any of the Lender Associated Parties shall be governed by, and construed in accordance with, the laws of the State of New York, (iii) not to bring or permit any of their Affiliates to bring or support anyone else in bringing any such Legal Action in any other court, (iv) that the provisions of Section 8.6 shall apply to any such Legal Action and (v) that the Lender Associated Parties are express third-party beneficiaries of this Section 8.5(b).

Section 8.6 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER DOCUMENTS AND AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (INCLUDING ANY SUCH LEGAL ACTION INVOLVING ANY LENDER ASSOCIATED PARTY UNDER THE DEBT FINANCING) OR THE LEGAL ACTIONS OF PARENT OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF OR THEREOF. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED AND UNDERSTANDS THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.6.

Section 8.7 Notices. All notices and other communications hereunder shall be in writing and shall be addressed as follows (or at such other address for a party as shall be specified by like notice):

If to Parent, Outerwall Merger Sub or Redbox Merger Sub, to:

c/o Apollo Global Management

9 West 57th Street, 43rd Floor

New York, NY 10019

Attention: David Sambur, Partner

                  John Suydam, Chief Legal Officer

Email: sambur@apollolp.com

            jsuydam@apollolp.com

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

Attention: Taurie M. Zeitzer

Facsimile: (212) 492-0353

Email: tzeitzer@paulweiss.com

If to the Company, to:

1800 114th Avenue SE

Bellevue, WA 98004

Attention: Don Rench, General Counsel

Facsimile: (425) 943-8090

Email: Don.Rench@outerwall.com

with a copy (which shall not constitute notice) to each of:

Perkins Coie LLP

1201 Third Avenue

Suite 4900

Seattle, WA 98101-3099

Attention: Lance Bass and Jens Fischer

Facsimile: (206) 359-9000

Email: lbass@perkinscoie.com, jfischer@perkinscoie.com

and

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention: Matthew M. Guest

Facsimile: (212) 403-2341

Email: mguest@wlrk.com

All such notices or communications shall be deemed to have been delivered and received (a) if delivered in person, on the day of such delivery, (b) if by facsimile and electronic mail, on the day on which such facsimile and electronic mail were sent; provided, that receipt is confirmed, (c) if by certified or registered mail (return receipt requested), on the fifth Business Day after the mailing thereof or (d) if by reputable overnight delivery service, on the second Business Day after the sending thereof.

Section 8.8 Amendment. Subject to compliance with applicable Law, at any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects by written agreement of the parties hereto; provided that following the Offer Acceptance Time, this Agreement may not be amended in any manner that causes the Merger Consideration to be in a form different than or in an amount less than the Offer Price. Notwithstanding anything else to the contrary herein, the provisions set forth in Section 7.5, Section 7.6, Section 8.5(b), Section 8.6, this Section 8.8, Section 8.11 and Section 8.17 in each case may not be amended, modified or altered in any manner adverse to the Lender Associated Parties in any material respect without the prior written consent of such Lender Associated Parties.

Section 8.9 Extension; Waiver. At any time before the Effective Time, Parent, Outerwall Merger Sub and Redbox Merger Sub, on the one hand, and the Company and Redbox, on the other hand, may (a) extend the time for the performance of any of the obligations of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered under this Agreement or (c) subject to applicable Law, waive compliance by the other party with any of the covenants or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver shall be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege under this Agreement.

Section 8.10 Entire Agreement. This Agreement (including the Exhibits and Annexes hereto), the Company Disclosure Schedule, the Confidentiality Agreement, and the Equity Funding Letter and the Limited Guarantee constitute the entire agreement and supersede and cancel all prior and contemporaneous agreements, negotiations, correspondence, undertakings, understandings, representations and warranties, both written and oral, among the parties to this Agreement, or any of them, with respect to the subject matter of this Agreement.

Section 8.11 No Third-Party Beneficiaries. Except (a) as provided in Section 7.5, Section 7.6, Section 8.5, Section 8.6, this Section 8.11, Section 8.15 and Section 8.17, (b) as to the Lender Associated Parties, for the provisions of Section 7.5, Section 7.6, Section 8.5(b), Section 8.6, Section 8.8, this Section 8.11, Section 8.15 and Section 8.17, (c) if the Effective Time occurs, the rights of the beneficiaries of the rights provided in Section 5.6 to the extent provided therein, and (d) if the Effective Time occurs, for the rights of the holders of shares of Common Stock to receive the Merger Consideration to which they are entitled to receive in accordance with Section 2.2(c) and for the rights of the holders of Company Equity Awards to receive such amounts as provided for in Section 2.3, the parties hereby agree that their respective representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

Section 8.12 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of that provision to any Person or any circumstance, is determined by a court of competent jurisdiction to be invalid or unenforceable, then (a) the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law and (b) the remainder of this Agreement and the application of that provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of that provision, or the application of that provision, in any other jurisdiction.

Section 8.13 Rules of Construction. The parties have participated jointly in negotiating and drafting this Agreement. If an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. Subject to and without limiting the introductory language to Article III, the Company has or may have set forth information in the Company Disclosure Schedule in a section of such Company Disclosure Schedule that corresponds to the section of this Agreement to which it relates. The fact that any item of information is disclosed in the Company Disclosure Schedule shall not constitute an admission by the Company that such item is material, that such item has had or would reasonably be expected to result in any Company Material Adverse Effect or that the disclosure of such be construed to mean that such information is required to be disclosed by this Agreement.

Section 8.14 Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns. No party to this Agreement may assign or delegate, by operation of Law or otherwise, all or any portion of its rights or Liabilities under this Agreement without the prior written consent of the other parties to this Agreement, which any such party may withhold in its absolute discretion. No assignment by any party shall relieve such party of any of its obligations hereunder. Any purported assignment not permitted hereby shall be null and void; provided that Parent (or one or more of its Affiliates) shall have the right, without the prior written consent of the Company, to assign all or any portion of its rights, interests and obligations under this Agreement, from and after Closing, to any Financing sources (so long as Parent remains fully liable for all of its obligations hereunder) pursuant to terms of the Debt Financing for purposes of creating a security interest herein or otherwise assigning collateral in respect of the Debt Financing, and any such Financing source may exercise all of the rights and remedies of Parent (or its Affiliate, as applicable) hereunder in connection with the enforcement of any security or exercise of any remedies to the extent permitted under the Debt Financing documentation.

Section 8.15 Specific Performance.

(a) The parties to this Agreement agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or other legal remedies (including those as set forth in Section 7.6) would not be an adequate remedy for any such non-performance or breach. It is accordingly agreed that, subject to

Section 8.15(b), the parties to this Agreement shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Chosen Courts, without proof of damages or otherwise, this being in addition to any other remedy at law or in equity, and the parties to this Agreement hereby waive any requirement for the posting of any bond or similar collateral in connection therewith. Each party hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that or otherwise assert that (a) the other party has an adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity.

(b) Notwithstanding Section 8.15(a) or anything in any Transaction Document or otherwise to the contrary, and subject in all respect to this Section 8.15(b), in no event shall the Company or any Affiliate or stockholder thereof (or any of the forgoing’s respective Representatives) be entitled to enforce or seek to enforce specifically Parent’s, Outerwall Merger Sub’s or Redbox Merger Sub’s obligation to cause all or any portion of the Equity Financing to be funded (whether under this Agreement or the Equity Commitment Letter) or otherwise cause Parent, Outerwall Merger Sub or Redbox Merger Sub to take action to consummate the Mergers, the Offer, the Financing or the other transactions contemplated hereunder or any other Transaction Document or otherwise (including the obligation to pay all or any portion of the Offer Price and/or the Merger Consideration) unless and only if: (i) the Marketing Period has ended, (ii) with respect to the Offer, the Offer Closing, the payment of the Offer Price and the Equity Financing related thereto, all of the Offer Conditions have been satisfied or waived (other than those Offer Conditions that by their nature are to be satisfied at the Offer Acceptance Time, but subject to the fulfillment or waiver of such Offer Conditions at the Offer Acceptance Time), (iii) with respect to the Mergers, the payment of the Merger Consideration and the Equity Financing related thereto, all the conditions set forth in Section 6.1 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing), (iv) the Debt Financing (or alternative financing in accordance with Section 5.11(b)) has been received by Parent in full in accordance with the terms thereof, or such full amount will be funded to Parent at the Offer Closing or Closing, as applicable, if the Equity Financing related thereto is funded at the Offer Closing or Closing, as applicable (provided, that Parent, Outerwall Merger Sub and Redbox Merger Sub shall not be required to draw down the Equity Financing or consummate the Offer Closing or the Closing, as applicable, if the Debt Financing (or alternative financing in accordance with Section 5.11(b)) is not in fact funded at the Offer Closing or the Closing, as applicable), (v) the Company has irrevocably and unconditionally confirmed in writing to Parent that (A) if specific performance is granted and the Equity Financing and Debt Financing (or alternative financing in accordance with Section 5.11(b)) are funded, then the Closing will occur substantially simultaneously with the drawdown of the Equity Financing and the Debt Financing (or alternative financing in accordance with Section 5.11(b)) (and the Company has not revoked, withdrawn, modified or conditioned such confirmation) and (B) the Company is prepared, willing and able to effect the Offer Closing, Closing and the other transactions contemplated hereunder, as applicable, and (vi) Parent, Outerwall Merger Sub and Redbox Merger Sub fail to complete the Offer

Closing or Closing, as applicable, within three (3) Business Days after delivery of the Company’s irrevocable and unconditional written confirmation. Notwithstanding anything else to the contrary in any Transaction Document or otherwise, for the avoidance of doubt, while the Company may, subject in all respects to Section 7.5, Section 7.6, this Section 8.15(b) and Section 8.17 (including, in each case, the limitations set forth therein), concurrently seek (x) specific performance or other equitable relief, subject in all respects to this Section 8.15(b), and (y) payment of the Parent Termination Fee, if, as and when required pursuant to Section 7.6(d), under no circumstances shall the Company, directly or indirectly, be permitted or entitled to receive (1) both a grant of specific performance to cause the Equity Financing to be funded (whether under this Agreement or the Equity Funding Letter) or other equitable relief, on the one hand, and/or the payment of any monetary damages whatsoever and/or the payment of all or any portion of the Parent Termination Fee and/or any amount, if any, as and when due, pursuant to Section 5.11 and Section 7.6(h), on the other hand, or (2) both payment of any monetary damages whatsoever, on the one hand, and payment of any of the Parent Termination Fee and/or any amount, if any, as and when due, pursuant to Section 5.11 and Section 7.6(h), on the other hand. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.15 shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 8.16 Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement. Facsimile signatures or signatures received as a pdf attachment to electronic mail shall be treated as original signatures for all purposes of this Agreement. This Agreement shall become effective when, and only when, each party hereto shall have received a counterpart signed by all of the other parties hereto.

Section 8.17 Non-Recourse. Each party agrees, on behalf of itself and its Affiliates (and in the case of the Company, its Associated Parties), that all Legal Actions (whether in Contract or in tort, at Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to (a) this Agreement, any other Transaction Document or the transactions contemplated hereunder or thereunder (including the Financing), (b) the negotiation, execution or performance of this Agreement or any other Transaction Document (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or any other Transaction Document), (c) any breach or violation of this Agreement, any other Transaction Document and (d) any failure of the transactions contemplated hereunder or under any Transaction Document (including the Financing) to be consummated, in each case, may be made only against the Persons that are expressly identified as parties to this Agreement and, with respect to the Limited Guarantee only, may be made only against the Persons that are expressly identified as parties to the Limited Guarantee, in each case, solely as and to the extent specified, and on the terms and subject to the conditions set forth, herein or therein, as applicable. In furtherance and not in limitation of the foregoing, and notwithstanding anything contained in this Agreement or any other Transaction Document to the contrary, and, in accordance with, and subject to the terms and conditions of, this Agreement each party hereto covenants, agrees and acknowledges, on behalf of itself and its respective Affiliates (and in the case of the Company, its Associated Parties), that no recourse under this Agreement, any other Transaction Document or in connection with any transactions contemplated hereby or thereby (including the Financing) shall be sought or had against any other Person, including any Parent Associated Party, and no other Person, including any Parent Associated Party, shall have any Liabilities (whether in Contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) for any claims, causes of action, Liabilities arising under, out of, in connection with or related in any manner to the items listed in the first sentence of this Section 8.17, it being expressly agreed and acknowledged that no personal Liability or losses whatsoever shall attach to, be imposed on or otherwise be incurred by any of the aforementioned, as such, arising under, out of, in connection with or related in any manner to the items in the first sentence of this Section 8.17, in each case, except for claims that the parties, as applicable, may assert against (i) the Guarantors, if, as and when required pursuant to the terms and conditions of the Limited Guarantee or (ii) against any Person that is party to and solely pursuant to the terms and conditions of, the Confidentiality Agreement. Notwithstanding anything to the contrary herein or otherwise, no Parent Associated Party shall be responsible or liable for any multiple, consequential, indirect, special, statutory, exemplary or punitive damages which may be alleged as a result of this Agreement, the other Transaction Documents or any other agreement referenced herein or therein or the transactions contemplated hereunder or thereunder (including the Financing), or the termination or abandonment of any of the foregoing.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties to this Agreement as of the date first written above.

ASPEN PARENT, INC.

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

ASPEN MERGER SUB, INC.

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

REDWOOD MERGER SUB, INC.

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

[Signature Page to Agreement and Plan of Merger]

OUTERWALL INC.

By:	/s/ Erik Prusch
Name:	Erik Prusch
Title:	Chief Executive Officer

REDBOX AUTOMATED RETAIL, LLC

By: Outerwall Inc., its sole Manager

By:	/s/ Erik Prusch
Name:	Erik Prusch
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Annex I

Offer Conditions

Notwithstanding any other provision of the Agreement or the Offer and in addition to (and not in limitation of) Outerwall Merger Sub’s right to extend and amend the Offer pursuant to the provisions of the Agreement, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, Outerwall Merger Sub shall not be required to (and Parent shall not be required to cause Outerwall Merger Sub to) accept for payment or pay for any shares of Common Stock validly tendered and not properly withdrawn pursuant to the Offer if any of the following conditions exist or have occurred and are continuing at the scheduled Expiration Time of the Offer:

(a) Minimum Condition. The number of shares of Common Stock validly tendered (and not properly withdrawn) prior to the expiration of the Offer (but excluding shares tendered pursuant to guaranteed delivery procedures that have not yet been “received”, as defined by Section 251(h)(6) of the DGCL), together with the shares of Common Stock then owned by Outerwall Merger Sub, do not represent at least one share more than 50% of the then outstanding shares of Common Stock (the “Minimum Condition”).

(b) Orders. Any Law or Order, whether temporary, preliminary or permanent, shall be in effect enjoining, restraining or otherwise prohibiting or making illegal the consummation of the Offer or the Mergers.

(c) Governmental Consents. The waiting period (and any extension thereof) applicable to the consummation of the Offer and the Mergers under the HSR Act shall not have expired or early termination thereof shall not have been granted.

(d) Representations and Warranties. The representations and warranties of the Company (i) set forth in Section 3.12(b) of the Agreement shall not be true and correct in all respects as of the Expiration Time with the same effect as though made as of the Expiration Time, (ii) set forth in Section 3.8(a) and Section 3.8(c) of the Agreement shall not be true and correct in all respects (except for what is de minimis in nature) as of the Expiration Time with the same effect as though made as of the Expiration Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), (iii) set forth in Section 3.1, Section 3.3, Section 3.4, Section 3.5, Section 3.8 (other than Section 3.8(a) and Section 3.8(c)), Section 3.27, Section 3.29 and Section 3.30 of the Agreement shall not be true and correct in all material respects as of the Expiration Time with the same effect as though made as of the Expiration Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date) and (iv) set forth in the Agreement, other than those Sections specifically identified in clause (i), (ii) and (iii) of this paragraph (d), shall not be true and correct (disregarding all qualifications or limitations as to “materiality”, “Company Material Adverse Effect” and words of similar import set forth therein) as of the Expiration Time with the same effect as though made as of the Expiration Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except, in the case of this clause (iv), where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(e) Compliance with Covenants. The Company shall not have complied with or performed in all material respects its obligations, agreements and covenants required to be complied with or performed by it prior to the Expiration Time under the Agreement and such failure to comply or perform shall not have been cured by the Expiration Time.

(f) Company Material Adverse Effect Condition. Since the date of the Agreement there shall have been any effect, change, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(g) No Termination of Agreement. The Agreement shall have been terminated in accordance with its terms.

(h) Certificate. Parent shall not have received a certificate signed on behalf of the Company by an executive officer of the Company, certifying that none of the conditions set forth in clause (d), (e) or (f) hereof shall be continuing as of the Expiration Time.

(i) Marketing Period. The Marketing Period shall not have been completed.

(j) Dividends or Distributions. Following the date of the Agreement, the Company Board, or any committee or subcommittee thereof or any equivalent governing body of any Subsidiary of the Company, shall have authorized, or the Company shall have made, declared or paid, any dividend or distribution (payable in cash, stock, property, rights or otherwise) on any shares of capital stock of the Company or any non-wholly owned Subsidiary of the Company (other than a dividend expressly permitted by Section 5.1(b)(ii) of the Agreement).

(k) Share Repurchases. Following the date of the Agreement, the Company Board, or any committee or subcommittee thereof or any equivalent governing body of any Subsidiary of the Company, shall have authorized, or the Company shall have made, any purchases (other than purchases as expressly permitted by Section 5.1(c)(i) of the Agreement) of any shares of capital stock of the Company or any non-wholly owned Subsidiary of the Company (or any warrants, options or other rights to acquire the foregoing).

The foregoing conditions are for the sole benefit of Parent and Outerwall Merger Sub and, other than the Minimum Condition, may be waived by Parent and Outerwall Merger Sub in whole or in part at any time and from time to time in their respective sole discretion, in each case subject to the terms and conditions of this Agreement and to the extent permitted by applicable Law. The failure by Parent, Outerwall Merger Sub or any other Affiliate of Parent at any time to exercise any of the foregoing rights shall not be

Annex I-2

deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

The capitalized terms used in this Annex I shall have the meanings set forth in the Agreement to which it is annexed unless specifically defined in this Annex I.

Annex I-3

Exhibit A-1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

OUTERWALLL INC.

(a Delaware corporation)

ARTICLE I

The name of the Corporation is Outerwall Inc.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808. The name of the Corporation’s registered agent at such address is Corporation Service Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as it now exists or may hereafter be amended and/or supplemented from time to time (the “DGCL”).

ARTICLE IV

The total number of shares of all classes of stock that the Corporation is authorized to issue is one thousand (1,000) shares of capital stock, all of which shall be common stock with a par value of one-tenth of one cent ($0.001) per share (the “Common Stock”). Each holder of record of Common Stock shall be entitled to vote at all meetings of the stockholders and shall have one vote for each share held by such holder of record.

ARTICLE V

From time to time, any of the provisions of this Amended and Restated Certificate of Incorporation may be amended, altered or repealed, and other provisions authorized by the DGCL or other statutes or laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this Amended and Restated Certificate of Incorporation are granted subject to this reservation.

ARTICLE VI

In furtherance and not in limitation of the rights, powers, privileges and discretionary authority granted or conferred by the DGCL or other statutes or laws of the State of Delaware, the Board of Directors of the Corporation (the “Board”) is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation (the “Bylaws”), without any action on the part of the stockholders, but the stockholders may make, alter, amend or repeal the Bylaws whether adopted by them or otherwise.

ARTICLE VII

Election of directors need not be by written ballot unless the Bylaws shall so require.

ARTICLE VIII

No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, as the same exists or hereafter may be amended, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize the further elimination or limitation of liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended DGCL. Any repeal or modification of this Article VIII by the stockholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE IX

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. Any action required or permitted to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding Common Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Common Stock entitled to vote thereon were present and voted, and shall be delivered to the Corporation.

The books of the Corporation may be kept (subject to any provision contained in the DGCL) within or outside of the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws.

ARTICLE X

Neither any contract or other transaction between the Corporation and any other corporation, partnership, limited liability company, joint venture, firm, association, or other entity (an “Entity”), nor any other acts of the Corporation with relation to any other Entity will, in the absence of fraud, to the fullest extent permitted by applicable law, in any way be invalidated or otherwise affected by the fact that any one or more of the directors or officers of the Corporation are pecuniary or otherwise interested in, or are directors, officers, partners, or members of, such other Entity (such directors, officers, and Entities, each a “Related Person”). Any Related Person may be a party to, or may be pecuniary or otherwise interested in, any contract or transaction of the Corporation; provided, however, that the fact that person is a Related Person or is pecuniary or otherwise interested in such contract or transaction is disclosed or is known to the Board or a majority of directors present at any meeting of the Board at which action upon any such contract or transaction is taken. Any director of the Corporation who is also a Related Person or who is pecuniary or otherwise interested in such contract or transaction may be counted in determining the existence of a quorum at any meeting of the Board during which any such contract or transaction is authorized and may vote thereat to authorize any such contract or transaction, with like force and effect as if such person were not a Related Person or were not pecuniary or otherwise interested in such contract or transaction. Any director of the Corporation may vote upon any contract or any other transaction between the Corporation and any subsidiary or affiliated Entity without regard to the fact that such person is also a director, officer, manager, general partner or other fiduciary of such subsidiary or affiliated Entity.

Any contract, transaction or act of the Corporation or of the directors of the Corporation that is ratified at any annual meeting of the stockholders of the Corporation, or at any special meeting of the stockholders of the Corporation called for such purpose, will, insofar as permitted by applicable law, be as valid and as binding as though ratified by every stockholder of the Corporation; provided, however, that any failure of the stockholders to approve or ratify any such contract, transaction or act, when and if submitted, will not be deemed in any way to invalidate the same or deprive the Corporation, its directors, officers or employees, of its or their right to proceed with such contract, transaction or act.

Subject to any express agreement that may from time to time be in effect, (x) any director or officer of the Corporation who is also an officer, director, partner, employee, managing director or other affiliate of either Apollo Management VIII, L.P., on behalf of its investment funds (“Apollo”), or any of its respective affiliates (collectively, the “Managers”) and (y) the Managers and their affiliates, may, and shall have no duty not to, in each case on behalf of the Managers or their affiliates (the persons and entities in clauses (x) and (y), each a “Covered Manager Person”), to the fullest extent permitted by applicable law, (i) carry on and conduct, whether directly, or as a partner in any partnership, or as a member or manager in any limited liability company or as a joint venturer in any joint venture, or as an officer, director or stockholder of any corporation, or as a participant in any syndicate, pool, trust or association, any business of any kind, nature or description, whether or not such business is competitive with or in the same or similar lines of business as the Corporation, (ii) do business with any client, customer, vendor or lessor of any of the Corporation or its affiliates, and (iii) make investments in any kind of property in which the Corporation may make investments. To the fullest extent permitted by Section 122(17) of the DGCL, the Corporation hereby renounces any interest or expectancy of the Corporation to participate in any business of the Managers or their affiliates, and waives any claim against a Covered Manager Person and shall indemnify a Covered Manager Person against any claim that such Covered Manager Person is liable to the Corporation or its stockholders for breach of any fiduciary duty solely by reason of such person’s or entity’s participation in any such business.

In the event that a Covered Manager Person acquires knowledge of a potential transaction or matter which may constitute a corporate opportunity for both (x) the Covered Manager Person, in his or her Apollo-related capacity, as the case may be, or Apollo or its affiliates, as the case may be, and (y) the Corporation, to the fullest extent permitted by law, the Covered Manager Person shall not have any duty to offer or communicate information regarding such corporate opportunity to the Corporation. To the fullest extent permitted by Section 122(17) of the DGCL, the Corporation hereby renounces any interest or expectancy of the Corporation in such corporate opportunity and waives any claim against each Covered Manager Person and shall indemnify a Covered Manager Person against any claim that such Covered Manager Person is liable to the Corporation or its stockholders for breach of any fiduciary duty solely by reason of the fact that such Covered Manager Person (i) pursues or acquires any corporate opportunity for its own account or the account of any affiliate, (ii) directs, recommends, sells, assigns or otherwise transfers such corporate opportunity to another person or (iii) does not communicate information regarding such corporate opportunity to the Corporation.

Any person or entity purchasing or otherwise acquiring or holding any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article X.

This Article X may not be amended, modified or repealed without the prior written consent of each of the Managers.

In the event of a conflict between this Article X and any other Article or provision of this Amended and Restated Certificate of Incorporation, this Article X shall prevail under all circumstances. Notwithstanding anything to the contrary herein, under no circumstances shall any employee of the Corporation or any of its subsidiaries be deemed to be a “Covered Manager Person”, and under no circumstances shall the Corporation waive or renounce any interest or expectancy of the Corporation in, or in being offered any opportunity to participate in, any business opportunities that are presented to any Manager who is also an employee of the Corporation or any of its subsidiaries, irrespective of whether such employee is a director or officer of the Corporation of any of its affiliates.

ARTICLE XI

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, stockholder, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the DGCL or (d) any action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XI.

ARTICLE XII

The Corporation elects not to be governed by Section 203 of the DGCL.

Exhibit A-2

AMENDED AND RESTATED BYLAWS

OF

OUTERWALL INC.

(Adopted [●], 2016)

ARTICLE I

Offices

Section 1. Registered Office; Registered Agent. The registered office of Outerwall Inc. (the “Corporation”) in the State of Delaware, and the name of its registered agent at such address, shall be as set forth in the Amended and Restated Certificate of Incorporation of the Corporation (as the same may be amended and/or restated from time to time, the “Certificate of Incorporation”). The Corporation’s registered agent in the State of Delaware, and the address of such registered agent, may be changed from time to time by or under the authority of the board of directors of the Corporation (the “Board of Directors”) in the manner provided in the General Corporation Law of the State of Delaware (the “DGCL”).

Section 2. Other Offices. The Corporation may have a principal or other office or offices at such other place or places, either within or without the State of Delaware, as the Board of Directors may from time to time determine or as shall be necessary or appropriate for the conduct of the business of the Corporation.

ARTICLE II

Stockholders

Section 1. Place of Meetings. All meetings of stockholders shall be held at the principal office of the Corporation or at such other place, if any, within or without the State of Delaware, or by means of remote communication, as may be designated by the Board of Directors and stated in the notice of the meeting.

Section 2. Annual Meetings. An annual meeting of stockholders for the election of directors and the transaction of such other business as may properly come before the meeting shall be held on such day and at such hour, as shall be fixed by the Board of Directors and designated in the notice of the meeting. At each annual meeting, the stockholders entitled to vote shall elect a Board of Directors and may transact such other corporate business as may properly be brought before the meeting.

Section 3. Special Meetings. A special meeting of the stockholders (or of any class thereof) for any purpose or purposes may be called at any time by the Chairman of the Board, if any, the President or by order of the Board of Directors and shall be called by the President or the Secretary upon the written request therefor delivered to the President or Secretary signed by stockholders holding of record more than 50% of the outstanding shares of stock of the Corporation entitled to vote at such meeting. Such written request shall state the

1

purpose or purposes for which such meeting is to be called and the call therefor shall be issued within 60 days after the receipt of said request. Business transacted at all special meetings shall be confined to the objects specifically stated in the call therefor.

Section 4. Notice of Meetings. Except as otherwise expressly required by law, written notice of each meeting of stockholders, whether annual or special, shall be given at least 10 and not more than 60 days before the date on which the meeting is to be held to each stockholder of record entitled to vote thereat by delivering a notice thereof to such stockholder personally or by mailing such notice in a postage prepaid envelope directed to such stockholder at such stockholder’s address as it appears on the stock ledger of the Corporation, unless such stockholder shall have filed with the Secretary of the Corporation a written request that notices intended for such stockholder be directed to another address, in which case such notice shall be directed to such stockholder at the address designated in such request. Notices of each meeting of stockholders, whether annual or special, shall set forth the date, time, place, if any, the means of remote communications, if any, by which stockholders or proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at such meeting (if such date is different from the record date for stockholders entitled to notice of the meeting). Notices of each special meeting of stockholders shall also set forth the purpose or purposes for which the meeting is called. In lieu of written notice, notice may be given by electronic transmission if permitted by applicable law and if given in compliance therewith. If electronically transmitted by means of facsimile telecommunication or electronic mail, then notice is deemed given when transmitted and directed to a facsimile number or electronic mail address, as the case may be, at which the stockholder has consented to receive notice. If mailed, notice shall be deemed to be given when deposited in the United States mail, postage prepaid, directed to the stockholder in the manner set forth herein. An affidavit of the Secretary or of the transfer agent or other agent of the Corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

Section 5. List of Stockholders. The Secretary or any Assistant Secretary of the Corporation shall produce, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote thereat (provided, however, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of such stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least 10 days prior to the meeting, either on a reasonably accessible electronic network as permitted by law (provided that the information required to gain access to the list is provided with the notice of the meeting) or during ordinary business hours at the principal place of business of the Corporation. If the meeting is to be held at a place, such list shall be produced and kept at the time and place of the meeting during the whole time thereof and may be examined by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network (provided that the information required to access such list shall be provided with the notice of the meeting). Except as otherwise provided by law, the original or duplicate stock ledger shall be the only evidence as to the stockholders entitled to examine such list or to vote in person or by proxy at such meeting.

2

Section 6. Quorum; Adjournment of Meetings. Except as otherwise provided by law, the Certificate of Incorporation or these Amended and Restated Bylaws of the Corporation (“Bylaws”), the presence in person or by proxy of the holders of a majority in voting power of the outstanding shares of stock entitled to vote at the meeting shall constitute a quorum for the transaction of business at all meetings of the stockholders. The stockholders present at a duly called or held meeting at which a quorum is present may continue to do business until adjournment notwithstanding the withdrawal of enough stockholders to leave less than a quorum. If less than a quorum shall be present or represented at the time for which the meeting shall have been called, the stockholders so present in person or by proxy at such meeting may, by a majority in voting power thereof, adjourn the meeting from time to time without any notice or call other than by an announcement at the meeting of the time and place of the adjourned meeting, until a quorum shall attend. Any meeting or adjournment thereof at which a quorum is present may also be adjourned in like manner without notice or call or upon such notice or call as may be determined by vote of the holders of a majority in voting power voting thereon. If, however, the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at such meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record as of the record date so fixed for notice of such adjourned meeting. At any adjourned meeting at which a quorum shall be present, any business may be transacted which might have been transacted if the meeting had been held as originally called.

Section 7. Voting. Except as otherwise provided in the Certificate of Incorporation, at every meeting of stockholders, each holder of record of the issued and outstanding stock of the Corporation entitled to vote at such meeting shall be entitled to one vote in person or by proxy for each such share of stock having voting power upon the matter in question held by such stockholder. Each stockholder entitled to vote at a meeting of stockholders or to express consent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no proxy shall be voted after three years from its date unless the proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A proxy may remain irrevocable regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the Corporation generally. Shares of its own capital stock belonging to the Corporation directly or indirectly shall not be voted directly or indirectly; provided, however, that the foregoing shall not limit the right of the Corporation to vote any shares of the Corporation’s stock held by it in a fiduciary capacity (and to count such shares for purposes of determining a quorum). Except as otherwise required by the laws of the State of Delaware or the Certificate of Incorporation, and except for the election of directors, at all meetings of the stockholders, a quorum being present, all matters shall be decided by the affirmative vote of the holders of a majority in voting power of the shares of stock entitled to vote thereon which are

3

present in person or by proxy. Directors shall be elected by plurality of the votes cast at a meeting for the election of directors at which a quorum is present. Unless demanded by a stockholder of the Corporation present in person or by proxy at any meeting of the stockholders and entitled to vote thereat before the meeting begins, or so directed by the person presiding at the meeting or required by the laws of the State of Delaware, the election of directors of the Corporation or the vote on any other question presented at the meeting need not be by ballot. On any vote by ballot, each ballot shall be signed by the stockholder voting, or in such stockholder’s name by such stockholder’s proxy, if there be such a proxy, and shall state the number of shares voted by such stockholder and the number of votes to which each share is entitled.

Section 8. Organization of Meeting. The Chairman of the Board, if any, shall preside at all meetings of stockholders, or in his or her absence, the Vice Chairman of the Board, if any, shall preside, or in his or her absence, the President of the Corporation shall preside. If neither the Chairman of the Board, the Vice Chairman of the Board or the President is present at the meeting, the holders of a majority of the shares present at the meeting and entitled to vote, in person or by proxy, shall select a person to preside at the meeting. Subject to the requirements of any applicable law or the rules and regulations of any national securities exchange, national securities association or interdealer quotation system upon which the Corporation’s securities may be listed, the person presiding at a meeting of stockholders shall determine the order of business and the procedure at the meeting, including, without limitation, the regulation of the manner of voting and the conduct of any discussion, as he or she believes to be in order. The Secretary of the Corporation shall act as secretary of all meetings of stockholders, or in his or her absence, any Assistant Secretary of the Corporation who is present shall act as secretary of the meeting, or if no Assistant Secretary shall be present, the person presiding at such meeting shall appoint a secretary for that particular meeting.

Section 9. Action Without a Meeting. Unless otherwise restricted by the Certificate of Incorporation, any action required or permitted to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such corporate action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with applicable law. Prompt notice of the taking of the corporate action without a meeting by less than unanimous consent shall be given to those stockholders who have not consented in writing. In the event that the action which is consented to is such as would have required the filing of a certificate with any governmental body, if such action had been voted on by stockholders at a meeting thereof, the certificate filed shall state, in lieu of any statement required by law concerning any vote of stockholders, that consent had been given in accordance with the provisions of Section 228 of the DGCL. Without limiting the manner by which consent may be given, written consent may be given by means of electronic transmission in the manner prescribed by Section 228 of the DGCL.

Section 10. Ratification of Acts of Directors and Officers. Except as otherwise provided by law or by the Certificate of Incorporation, any transaction or contract or act of the Corporation or of the directors or the officers of the Corporation may be ratified by the

4

affirmative vote of the holders of the number of shares which would have been necessary to approve such transaction, contract or act at a meeting of stockholders, or by the written consent of stockholders in lieu of a meeting.

ARTICLE III

Board of Directors

Section 1. General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, except as may be otherwise provided by the DGCL or the Certificate of Incorporation.

Section 2. Number of Directors; Term of Office. The Board of Directors shall consist of three members but may be increased or decreased as hereinafter provided. Each director shall hold office until the annual meeting of the stockholders next following his or her election and until his or her successor shall have been elected and shall qualify, or until his or her death, resignation or removal from office. At any time or from time to time at a special meeting called for that purpose, the Board of Directors, by the vote of a majority of the entire Board, may increase the number of directors of the Corporation, or may decrease the number of directors of the Corporation; provided, however, that in no event shall the number of directors of the Corporation be less than one. Directors shall be elected at the annual meeting of stockholders. Directors need not be stockholders or residents of the State of Delaware. Except as otherwise provided in these Bylaws, elections of directors need not be by written ballot.

Section 3. Quorum; Manner of Acting; Telephonic Participation. Unless otherwise provided by law, the presence of a majority of the entire Board of Directors shall be necessary to constitute a quorum for the transaction of business. In the absence of a quorum, the directors present shall adjourn the meeting from time to time until a quorum shall be present. Notice of any adjourned meeting need not be given. At all meetings of the directors, a quorum being present, all matters shall be decided by the affirmative vote of a majority of the directors present, except as otherwise required by the laws of the State of Delaware or the Certificate of Incorporation. All or any one or more directors may participate in a meeting of the Board of Directors or of any committee thereof by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other and participation in a meeting pursuant to such communications equipment shall constitute presence in person at such meeting. The minutes of any meeting of the Board of Directors or of any committee thereof held by telephone shall be prepared in the same manner as a meeting of the Board of Directors or of such committee held in person.

Section 4. Place of Meetings. The Board of Directors may hold its meetings at such place or places, within or without the State of Delaware, as the Board of Directors may from time to time determine.

Section 5. Annual Meeting. As promptly as practicable after each annual meeting of the stockholders for the election of directors, the Board of Directors shall meet for the purpose of the appointment of officers and the transaction of such other business as may properly

5

come before the meeting. Notice of such meeting need not be given if held immediately after the annual meeting of stockholders. Such meeting may be held at any other time or place as shall be specified in a notice given as hereinafter provided for special meetings of the Board of Directors or in a waiver of notice thereof signed by all the directors.

Section 6. Regular Meetings. Regular meetings of the Board of Directors may be held at such time and place, within or without the State of Delaware, as shall from time to time be determined by the Board of Directors. After there has been such determination, and notice thereof has been given to each member of the Board of Directors, regular meetings may be held without further notice being given.

Section 7. Special Meetings and Notice Thereof. Special meetings of the Board of Directors shall be held whenever called by the Chairman of the Board, if any, the Vice Chairman of the Board, if any, the President or by a majority of the directors. Notice of the time, date and place of each such meeting shall be mailed to each director, addressed to him or her at his or her residence or usual place of business, at least four days before the date on which the meeting is to be held, or shall be given to him or her by telegram, telex, mailgram, facsimile transmission, electronic mail or other means of electronic transmission, or be delivered personally or by telephone, not later than the day before the day on which such meeting is to be held. Such notice shall state the time and place of the meeting, but need not state the purposes thereof. In lieu of the notice to be given as set forth above, a waiver thereof in writing, signed by the director or directors entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto for purposes of this Section 7. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail so addressed, with first-class postage thereon prepaid. If sent by any other means (including facsimile, courier, electronic mail or express mail, etc.), such notice shall be deemed to be delivered when actually delivered to the home or business address, electronic address or facsimile number of the director. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, and objects at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. The person or persons authorized to call special meetings of the Board of Directors may fix any place, either within or without the State of Delaware, as the place for holding any special meeting of the Board of Directors called by them.

Section 8. Removal. Except as otherwise provided by the Certificate of Incorporation or applicable law, the entire Board of Directors or any individual director may be removed from office with or without cause by the holders of a majority in voting power of the outstanding stock entitled to vote at an election of directors. In case the Board of Directors or any one or more directors be so removed, one or more individuals may be appointed at the same meeting at which such director or directors have been so removed to fill the vacancy or vacancies created thereby, to serve for the remainder of the terms, respectively, of the director or directors so removed.

Section 9. Resignation. Any director of the Corporation may resign at any time by giving written notice thereof to the Chairman of the Board, if any, the Vice Chairman of the Board, if any, the President or the Secretary of the Corporation. The resignation of any

6

director shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 10. Vacancies on Board of Directors. If any vacancy occurs in the Board of Directors caused by the death, resignation, retirement, disqualification or removal from office of any director or otherwise, or any new directorship is created by any increase in the authorized number of directors, a majority of the directors then in office, though less than a quorum, may fill the vacancy or newly created directorship, as the case may be, or such vacancy or newly created directorship may be filled at an annual meeting or at a special meeting of the stockholders called for that purpose. Each director so elected shall hold office until the next annual meeting of stockholders and until his or her successor shall be elected and shall be qualified or until his or her death, resignation or removal from office.

Section 11 Waiver of Notice and Consent. The transactions of any meeting of the Board of Directors, however called and noticed or wherever held, shall be as valid as though such meeting had been duly held after a regular call and notice, if a quorum be present and if, before or after the meeting, each of the directors not present signs or electronically transmits a written waiver of notice of such meeting whether before or after the date stated therein. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of directors or members of a committee of directors need be specified in any written waiver of notice. All such waivers shall be filed with the corporate records or made a part of the minutes of the meeting.

Section 12. Committees. The Board of Directors may, by resolution of the Board of Directors, designate one or more committees, each committee to consist of one or more directors of the Corporation, which, to the extent provided in the resolution or in these Bylaws, shall have and may exercise such powers of the Board of Directors in the management of the business and affairs of the Corporation, as the Board of Directors may by resolution determine and specify in the respective resolutions appointing them, subject to such restrictions as may be contained in the Certificate of Incorporation or the laws of the State of Delaware. Such committee or committees shall have such name or names as may be determined from time to time by resolutions adopted by the Board of Directors. The committees shall keep regular minutes of their proceedings and report the same to the Board of Directors when required. A majority of all the members of any such committee may fix its rules of procedure, determine its action and fix the time and place, whether within or without the State of Delaware, of its meetings and specify what notice thereof, if any, shall be given, unless the Board of Directors shall otherwise by resolution provide. The Board of Directors shall have the power to change the membership of any such committee at any time, to fill vacancies thereon and to discharge any such committee, either with or without cause, at any time. Each member of any such committee shall be paid such fee, if any, as shall be fixed by the Board of Directors for each meeting of such committee which he or she shall attend and for his or her expenses, if any, of attendance at each regular or special meeting of such committee as shall be determined by the Board of Directors.

Section 13. Action Without Meeting. Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without

7

a meeting if all members of the Board of Directors or of such committee, as the case may be, consent thereto in writing, or by electronic transmission and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors, or committee.

Section 14. Fees and Compensation. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board of Directors may, if it so desires, authorize members of the Board of Directors to be compensated for their expenses, if any, of attendance at each regular or special meeting of the Board of Directors. Such compensation may, in the Board of Directors’ discretion, also include a fixed sum for each meeting and an annual fee for serving as a director, such as may be allowed by resolution of the Board of Directors. Directors who are officers or employees of the Corporation may receive, if the Board of Directors desires, fees for serving as directors. Nothing herein contained shall be construed to preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.

ARTICLE IV

Officers

Section 1. Officers. The principal officers of the Corporation shall be chosen by the Board of Directors and may include a President, one or more Vice Presidents, a Treasurer and a Secretary. The Board of Directors may also choose such other officers, including, without limitation, a Chairman of the Board, a Vice Chairman of the Board, a Chief Executive Officer and one or more Senior or Executive Vice Presidents, as may be appointed in accordance with the provisions of these Bylaws. One person may hold the offices and perform the duties of any two or more of said officers.

Section 2. Election or Appointment and Term of Office. The principal officers of the Corporation shall be appointed annually by the Board of Directors at the annual meeting thereof. Each such officer shall hold office until his or her successor shall have been duly chosen and shall qualify, or until his or her death or until he or she shall resign or shall have been removed in the manner hereinafter provided.

Section 3. Subordinate Officers. In addition to the principal officers enumerated in Section 1 of this Article IV, the Corporation may have one or more Assistant Treasurers, one or more Assistant Secretaries and such other officers, agents and employees as the Board of Directors may deem necessary, each of whom shall hold office for such period, have such authority, and perform such duties as the President, the Chief Executive Officer, if any, or the Board of Directors may from time to time designate. The Board of Directors may delegate to any principal officer the power to appoint and to remove any such subordinate officers, agents or employees.

Section 4. Removal. Any officer may be removed, either with or without cause, at any time, by resolution adopted by the Board of Directors at any regular meeting of the Board of Directors or at any special meeting of the Board of Directors called for that purpose at which a quorum is present, but such removal shall be without prejudice to the contractual rights of such officer, if any, with the Corporation.

8

Section 5. Resignations. Any officer may resign at any time by giving written notice to the Board of Directors or to the President or to the Secretary. Any such resignation shall take effect upon receipt of such notice or at any later time specified therein; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 6. Vacancies. A vacancy in any office may be filled for the unexpired portion of the term in the manner prescribed in these Bylaws for appointment to such office for such term.

Section 7. Powers and Duties. The officers shall each have such authority and perform such duties in the management of the Corporation as from time to time may be prescribed by the Board of Directors and as may be delegated by the President or the Chief Executive Officer, if any, without limiting the foregoing:

(a) Chairman of the Board. The Chairman of the Board shall preside at all meetings of the Board of Directors and he or she shall have and perform such other duties as from time to time may be assigned to him or her by the Board of Directors.

(b) Vice Chairman of the Board. The Vice Chairman of the Board shall be the assistant to the Chairman of the Board of Directors and shall assume the Chairman’s responsibilities in the event of his or her absence or disability or as directed by the Chairman of the Board.

(c) President; Chief Executive Officer. Unless a separate Chief Executive Officer is appointed, the President shall serve as the Chief Executive Officer of the Corporation. The Chief Executive Officer shall, subject to the direction of the Board of Directors, have general and active control of the affairs and business of the Corporation and general supervision of its officers, officials, employees and agents. In the absence of a Chairman of the Board or Vice Chairman of the Board, he or she shall preside at all meetings of the stockholders, at all meetings of the Board of Directors and any committee thereof of which he or she is a member, unless the Board of Directors or such committee shall have chosen another chairman. He or she shall see that all orders and resolutions of the Board of Directors are carried into effect, and in addition he or she shall have all the powers and perform all the duties generally pertaining to the office of the Chief Executive Officer of a corporation. If a separate Chief Executive Officer is appointed, the President shall have and perform such duties as otherwise generally pertain to such office and as may be assigned to him or her by the Board of Directors. Subject to the control and direction of the Board of Directors, the President may enter into any contract or execute and deliver any instrument in the name and on behalf of the Corporation.

(d) Executive Vice President. The Executive Vice Presidents in the order of their seniority, unless otherwise determined by the Board of Directors, shall, in the absence or disability of the President, perform the duties and exercise the powers of the President. They shall perform such other duties and have such other powers as the Chief Executive Officer or the Board of Directors may from time to time prescribe.

9

(e) Senior Vice President. The Senior Vice Presidents in the order of their seniority, unless otherwise determined by the Board of Directors, shall, in the absence or disability of the President and the Executive Vice Presidents, perform the duties and exercise the powers of the President. They shall perform such other duties and have such other powers as the Chief Executive Officer or the Board of Directors may from time to time prescribe.

(f) Vice President. The Vice Presidents in the order of their seniority, unless otherwise determined by the Board of Directors, shall, in the absence or disability of the President, the Executive Vice Presidents and the Senior Vice Presidents, perform the duties and exercise the powers of the President. They shall perform such other duties and have such other powers as the Chief Executive Officer or the Board of Directors may from time to time prescribe.

(g) Treasurer. The principal financial officer of the Corporation shall be the Treasurer of the Corporation unless the Board of Directors has designated another officer to serve as principal financial officer. The Treasurer shall have charge and custody of, and be responsible for, all funds and securities of the Corporation and shall deposit all such funds in the name of the Corporation in such banks or other depositories as shall be selected by the Board of Directors. He or she shall exhibit at all reasonable times his or her books of account and records to any of the directors of the Corporation during business hours at the office of the Corporation where such books and records shall be kept; when requested by the Board of Directors or any committee thereof, he or she shall render a statement of the condition of the finances of the Corporation at any meeting of the Board of Directors or any committee thereof or at the annual meeting of stockholders; he or she shall receive, and give receipt for, monies due and payable to the Corporation from any source whatsoever; and, in general, he or she shall perform all the duties incident to the office of Treasurer and such other duties as from time to time may be assigned to him or her by the Chief Executive Officer or the Board of Directors. The Treasurer shall give such bond, if any, for the faithful discharge of his or her duties as the Board of Directors may require.

(h) Secretary. The Secretary, if present, shall act as secretary at all meetings of the Board of Directors or any committee thereof and of the stockholders and keep the minutes thereof in a book or books to be provided for that purpose. He or she shall see that all notices required to be given by the Corporation are duly given and served; he or she shall have charge of the stock records of the Corporation; he or she shall see that all reports, statements and other documents required by law are properly kept and filed; and in general, he or she shall perform all the duties incident to the office of Secretary and such other duties as from time to time may be assigned to him or her by the Chief Executive Officer or the Board of Directors

Section 8. Salaries. The salaries of the principal officers shall be fixed from time to time by the Board of Directors or a committee thereof appointed for such purpose, and the salaries of any other officers may be fixed by the Chief Executive Officer.

10

ARTICLE V

Capital Stock

Section 1. Certificates of Shares. The shares of the Corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Notwithstanding the adoption of such a resolution by the Board of Directors, every holder of stock represented by certificates shall be entitled to have a certificate signed by, or in the name of the Corporation by the Chairman or Vice Chairman of the Board of Directors, or the President or Vice President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the Corporation representing the number of shares registered in certificate form; provided, however, that, where any such certificate is signed (a) by a transfer agent or an assistant transfer agent, or (b) by a transfer clerk acting on behalf of the Corporation and a registrar, if the Board of Directors shall by resolution so authorize, the signature of such Chairman of the Board, President, Vice President, Treasurer, Secretary, Assistant Treasurer or Assistant Secretary may be facsimiles thereof. In case any officer or officers of the Corporation who shall have signed, or whose facsimile signature or signatures shall have been used on, any such certificate shall cease to be such officer or officers, whether by reason of death, resignation or otherwise, before such certificate shall have been delivered by the Corporation, such certificate may nevertheless be adopted by the Corporation and be issued and delivered as though the person or persons who signed such certificate, or whose facsimile signature or signatures shall have been affixed thereto, had not ceased to be such officer or officers.

Section 2. Stock Ledger. A record shall be kept by the Secretary, transfer agent or by any other officer, employee or agent designated by the Board of Directors of the name of the person, firm or corporation holding the stock represented by such certificate, the number of shares represented by such certificate, and the date of issuance thereof, and in case of cancellation, the date of cancellation.

Section 3. Cancellation. Every certificate surrendered to the Corporation for exchange or transfer shall be cancelled, and no new certificate or certificates shall be issued in exchange for any existing certificate until such existing certificate shall have been so cancelled, except in cases provided for in Section 6 of this Article V.

Section 4. Transfers of Stock. Transfers of shares of the capital stock of the Corporation shall be made only on the books of the Corporation by the registered holder thereof, or by his attorney thereunto authorized by power of attorney duly executed and filed with the Secretary of the Corporation or with a transfer clerk or a transfer agent appointed as provided in Section 5 of this Article V, and on surrender of the certificate or certificates, if any, for such shares properly endorsed and the payment of all taxes thereon. The person in whose name shares of stock stand on the books of the Corporation shall be deemed the owner thereof for all purposes as regards the Corporation; provided, however, that whenever any transfer of shares shall be made for collateral security, and not absolutely, such fact, if known to the Secretary of the Corporation, shall be so expressed in the entry of transfer.

11

Section 5. Regulations. The Board of Directors may make such rules and regulations as it may deem expedient, not inconsistent with the Certificate of Incorporation or these Bylaws, concerning the issue, transfer and registration of shares of the stock of the Corporation. It may appoint, or authorize any principal officer or officers to appoint, one or more transfer clerks or one or more transfer agents and one or more registrars, and may require all certificates of stock to bear the signature or signatures of any of them.

Section 6. Lost, Stolen, Mutilated or Destroyed Certificates. As a condition to the issue of a new certificate or uncertificated shares of stock in the place of any certificate theretofore issued and alleged to have been lost, stolen, mutilated or destroyed, the Board of Directors, in its discretion, may require the owner of any such certificate, or his legal representatives, to give the Corporation a bond in such sum and in such form as it may direct or to otherwise indemnify the Corporation against any claim that may be made against it on account of the alleged loss, theft, mutilation or destruction of any such certificate or the issuance of such new certificate or uncertificated shares. Proper evidence of such loss, theft, mutilation or destruction shall be procured for the Board of Directors, if required. The Board of Directors, in its discretion, may authorize the issuance of such new certificate or uncertificated shares without any bond when in its judgment it is proper to do so.

Section 7. Record Date.

(a) In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall, unless otherwise required by law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

(b) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to

12

exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall not be more than sixty (60) days prior to such action. If no such record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

(c) Unless otherwise restricted by the certificate of incorporation, in order that the Corporation may determine the stockholders entitled to express consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. If no record date for determining stockholders entitled to express consent to corporate action in writing without a meeting is fixed by the Board of Directors, (i) when no prior action of the Board of Directors is required by law, the record date for such purpose shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with applicable law, and (ii) if prior action by the Board of Directors is required by law, the record date for such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

ARTICLE VI

Amendments

Section 1. Amendments by Stockholders. These Bylaws may be altered, amended or repealed and new Bylaws may be added by the stockholders at any annual meeting of the stockholders or at any special meeting thereof if notice of the proposed alteration, amendment, repeal or addition be contained in the notice of such special meeting, by the affirmative vote of the holders of a majority in voting power of the stock entitled to vote thereon.

Section 2. Amendments by the Board of Directors. The Board of Directors may adopt, amend or repeal these Bylaws by the affirmative vote of the Board of Directors at any regular or special meeting of the Board of Directors. If the power to adopt, amend or repeal Bylaws is conferred upon the Board of Directors by the Certificate of Incorporation it shall not divest or limit the power of the stockholders to adopt, amend or repeal Bylaws.

ARTICLE VII

Miscellaneous Provisions

Section 1. Fiscal Year. The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors.

Section 2. Voting of Securities Owned by the Corporation. The Board of Directors may authorize any person on behalf of the Corporation to attend, waive notice, vote or consent and grant proxies (with or without power of substitution), with respect to the securities of any other entity which may be held by this Corporation.

13

Section 3. Dividends; Reserves.

(a) Subject to any restrictions contained in the Certificate of Incorporation, the Board of Directors may declare and pay dividends upon the shares of the Corporation’s capital stock from the Corporation’s surplus, or if there be none, out of its net profits for the current fiscal year and/or the preceding fiscal year. Dividends may be paid in cash, in property or in shares of capital stock of the Corporation, subject to the provisions of the Certificate of Incorporation. Upon the declaration of any dividend on fully paid shares, the Corporation shall declare a dividend upon partly paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon. Dividends shall be payable upon such dates as the Board of Directors may designate.

(b) If the dividend is to be paid in shares of the theretofore unissued capital stock of the Corporation, the Board of Directors shall, by resolution, direct that there be designated as capital in respect of such shares an amount which is not less than the aggregate par value of par value shares being declared as a dividend and, in the case of shares without par value being declared as a dividend, such amount as shall be determined by the Board of Directors; provided, however, that no such designation as capital shall be necessary if shares are being distributed by the Corporation pursuant to a split-up or division of its stock.

(c) The Board of Directors may set apart out of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve.

Section 4. Corporate Seal. The Board of Directors may adopt a corporate seal. The corporate seal shall consist of a die bearing the name of the corporation and the inscription, “Corporate Seal-Delaware.” Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

ARTICLE VIII

Indemnification

Section 1. Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or an officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, agent or trustee of another corporation or of a partnership, joint venture, trust or other enterprise (hereinafter an “indemnitee”) shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees,

14

judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that the Corporation shall not be required to indemnify any indemnitee in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board of Directors, (iii) such indemnification is provided by the Corporation, in its sole discretion, pursuant to the powers vested in the Corporation under the DGCL or (iv) such indemnification is required to be made under Section 3 of this Article VIII.

Section 2. Right to Advancement of Expenses. In addition to the right to indemnification conferred in Section 1 of this Article VIII, an indemnitee shall also have the right to be paid by the Corporation the expenses (including attorney’s fees) incurred in appearing at, participating in or defending any such proceeding in advance of its final disposition or in connection with a proceeding brought to establish or enforce a right to indemnification or advancement of expenses under this Article VIII (which shall be governed by Section 3 of this Article VIII) (hereinafter an “advancement of expenses”); provided, however, that, any advancement of expenses hereunder in connection with any such proceeding shall be made solely upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined that such indemnitee is not entitled to be indemnified in connection with such proceeding. Notwithstanding the foregoing, unless otherwise determined pursuant to Section 4 of this Section Article VIII, no advance shall be made by the Corporation pursuant to this Section 2 to an officer of the Corporation with respect to any action or omission occurring prior to the effectiveness of these Bylaws (except by reason of the fact that such officer is or was a director of the Corporation in which event this sentence shall not apply) in any proceeding if a determination is reasonably and promptly made (i) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (ii) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the Corporation.

Section 3. Enforcement. If a claim under Section 1 or Section 2 of this Article VIII is not paid in full by the Corporation within sixty (60) days after a written claim for indemnification has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim or to obtain advancement of expenses, as applicable. To the fullest extent permitted by law, if successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In connection with any claim for indemnification, the Corporation shall be entitled to raise as a defense to any such action that the indemnitee has not met the standard of conduct that makes it permissible under the DGCL for the Corporation to indemnify the indemnitee for the amount claimed. In connection with any claim by an officer of the Corporation with respect to any action or omission prior to the effectiveness of these Bylaws (except in any action, suit or

15

proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such executive officer is or was a director of the Corporation) for advances, the Corporation shall be entitled to raise a defense as to any such action clear and convincing evidence that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the Corporation, or with respect to any criminal action or proceeding, that such person acted without reasonable cause to believe that such person’s conduct was lawful. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the indemnitee has not met the applicable standard of conduct. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VIII or otherwise shall be on the Corporation.

Section 4. Non-Exclusivity of Rights. The rights conferred on any person by this Article VIII shall not be exclusive of any other right which such person may have or hereafter acquire under any applicable statute, provision of the Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding office. The Corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the DGCL, or by any other applicable law.

Section 5. Survival of Rights. The rights conferred on any person by this Article VIII shall continue as to a person who has ceased to be a director, officer, employee or other agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 6. Insurance. To the fullest extent permitted by the DGCL, or any other applicable law, the Corporation, upon approval by the Board of Directors, may purchase insurance on behalf of any person required or permitted to be indemnified pursuant to this Article VIII.

Section 7. Amendments. Any amendment, alteration or repeal of this Article VIII that adversely affects any right of an indemnitee or his or her successors shall be prospective only and shall not limit or eliminate any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

Section 8. Saving Clause. If this Article VIII or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each director and executive officer to the full extent not prohibited by any applicable portion of this Article VIII that shall not have been invalidated, or by any other

16

applicable law. If this Article VIII shall be invalid due to the application of the indemnification provisions of another jurisdiction, then the Corporation shall indemnify each director and executive officer to the full extent under any other applicable law.

Section 9. Nature of Rights. The rights conferred upon indemnitees in this Article VIII shall be contract rights (and, without the necessity of entering into an express contract, all such rights shall be effective to the same extent and as if provided for in a contract between the Corporation and the indemnitee) and such rights shall continue as to an indemnitee who has ceased to be a director, officer or trustee and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. Any amendment, alteration or repeal of this Article VIII that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit, eliminate, or impair any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

Section 10. Certain Definitions. For the purposes of this Article VIII, the following definitions shall apply:

(a) The term “proceeding” shall be broadly construed and shall include, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.

(b) The term “expenses” shall be broadly construed and shall include, without limitation, court costs, attorneys’ fees, witness fees, fines, amounts paid in settlement or judgment and any other costs and expenses of any nature or kind incurred in connection with any proceeding.

(c) The term the “Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger that, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VIII with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

(d) References to a “director,” “executive officer,” “officer,” “employee,” or “agent” of the Corporation shall include, without limitation, situations where such person is serving at the request of the Corporation as, respectively, a director, executive officer, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise.

(e) References to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an

17

employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation that imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article VIII.

18

Exhibit A-3

AMENDED AND RESTATED

CERTIFICATE OF FORMATION

OF

REDBOX AUTOMATED RETAIL, LLC

FIRST: The name of the limited liability company is Redbox Automated Retail, LLC (the “LLC”).

SECOND: The address of the registered office of the LLC in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808.

THIRD: The name and address of the registered agent for service of process on the LLC in the State of Delaware are Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808.

Exhibit A-4

SIXTH AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

REDBOX AUTOMATED RETAIL, LLC

This Sixth Amended and Restated Limited Liability Company Agreement (this “Agreement”) of Redbox Automated Retail, LLC, a Delaware limited liability company (the “LLC”), is entered into by Outerwall Inc., a Delaware corporation as the sole member (the “Member”), as of             , 2016.

WHEREAS, the LLC was formed pursuant to the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq. (as amended from time to time, the “Act”) by an authorized person of the LLC causing the filing of the certificate of formation of the LLC (the “Certificate”) with the Secretary of State of the State of Delaware on November 16, 2004, and the entry into its original limited liability company agreement (as heretofore amended and/or restated, the “Original Agreement”);

WHEREAS, pursuant to Section 18 of the Original Agreement, the Member has consented to amending and restating the Original Agreement in its entirety as set forth in this Agreement;

WHEREAS, the LLC and the Member hereby constitute the Company as a limited liability company for the purposes, and on the terms and conditions, set forth in this Agreement.

NOW, THEREFORE, the Member, by execution of this Agreement, hereby agrees as follows:

1. Name. The name of the limited liability company is “Redbox Automated Retail, LLC”. The business of the LLC may be conducted under any other name deemed necessary or desirable by the Member.

2. Purpose. The object and purpose of, and the nature of the business to be conducted and promoted by the LLC is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

3. Registered Office; Registered Agent. The address of the registered office of the LLC in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, United States. The name and address of the registered agent of the LLC for service of process on the LLC in the State of Delaware are Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, United States.

4. Principal Office. The principal office of the LLC shall be One Manhattanville Road, Suite 201, Purchase, New York 10577, United States, or such other place as the Member may determine from time to time. The Member may establish additional offices as it deems necessary.

5. Member. The name and the mailing address of the Member are as set forth in Annex A attached hereto. The Member shall have a limited liability company interest in the LLC and the rights, powers, duties and obligations as provided in the Act, except, to the extent permitted by the Act, as otherwise provided herein.

6. Authorized Persons. [                    ], as an “authorized person” within the meaning of the Act, executed, delivered and filed the Certificate with the Secretary of State of the State of Delaware. Such filing is hereby ratified and confirmed in all respects. Each person designated by the Board of Managers (as defined below) as an authorized person of the LLC (each, an “Authorized Person”) within the meaning of the Act, acting singly and not jointly, to execute, deliver and file any amendments to and/or restatements of the Certificate and any other certificates (and any amendments to and/or restatements thereof) permitted or required to be filed with the Secretary of State of the State of Delaware. The Board of Managers may revoke the status of any Authorized Person at any time, and may appoint additional Authorized Persons from time to time. Any Authorized Person shall execute, deliver and file or cause the execution, delivery and filing of any certificates, applications, instruments and other documents (and any amendments and/or restatements thereof) necessary for the LLC to qualify to do business in any jurisdiction in which the Member may wish the LLC to conduct business.

7. Management.

(a) Authorization. The business and affairs of the LLC shall be managed by or under the direction of a board of managers (the “Board of Managers”), in which, subject to the limitations set forth in this Agreement and as otherwise required by the Act, is vested the full, exclusive and complete power, authority and discretion to manage and control the administration, affairs and operations of the LLC. The Board of Managers is the manager of the LLC for the purposes of the Act and, notwithstanding the last sentence of Section 18-402 of the Act, no Manager may bind the LLC except as provided in this Agreement or in a resolution of the Board of Managers adopted pursuant to this Agreement. The Member hereby appoints each person set forth on Annex A hereto to the Board of Managers, and each person on the Board of Managers is hereinafter referred to as a “Manager.” The Member agrees that all determinations, decisions and actions made or taken by the Board of Managers in accordance with this Agreement shall be conclusive and absolutely binding upon the LLC, the Member and the Member’s successors, assigns and personal representatives.

(b) Managers. The initial number of members of the Board of Managers shall be eleven (11) and the Board of Managers shall initially be comprised of the persons set forth on Annex A hereto. The authorized number of members of the Board of Managers may be increased or decreased by the Member at any time in its sole and absolute discretion and Annex A hereto shall be amended accordingly, upon notice to the Board of Managers. Each Manager elected, designated or appointed by the Member shall hold office until a successor is elected and qualified or until such Manager’s earlier death, resignation, expulsion or removal.

2

(c) Voting; Quorum. Each Manager shall have one (1) vote. Unless a higher number of votes is otherwise required by this Agreement, a majority of the Managers, either present (in person or by teleconference) or represented by proxy, shall constitute a quorum for the transaction of business at a meeting of the Board of Managers. Any action taken by the Board of Managers (including the giving of consent, waivers or approvals) must be approved by the consent of a majority of the Managers present at a meeting at which there is a quorum, unless otherwise set forth in this Agreement.

(d) Resignation and Removal of Managers. Any Manager may resign at any time by delivering written notice of such resignation to the Member. Such resignation shall take effect at the time specified in such notice or, if the time is not specified, upon receipt thereof by the Member. Unless otherwise specified therein, acceptance of such resignation shall not be necessary to make it effective. Any or all of the Managers may be removed at any time, with or without cause and for any reason or no reason at all, by the Member in its sole and absolute discretion.

(e) Committees. The Board of Managers may, from time to time, delegate to one or more persons (including any Member or Officer and including through the creation and establishment of one or more other committees) such authority and duties as the Board of Managers may deem advisable. Any delegation pursuant to this Section 7(f) may be revoked at any time by the Board of Managers. The members of any committee of the Board of Managers shall be determined by the Member in its sole and absolute discretion.

(f) Place of Meetings; Order of Business. The Board of Managers may hold its meetings in such place or places, within or without the State of Delaware, as the Board of Managers may from time to time determine by resolution. At all meetings of the Board of Managers, business shall be transacted in such order as shall from time to time be determined by resolution of the Board of Managers.

(g) Regular Meetings. Regular meetings of the Board of Managers shall be held at such times and places as shall be designated from time to time by resolution of the Board of Managers. Notice of such regular meetings shall not be required if held at the times and places set forth in the relevant resolution and such resolution has been provided to each Manager. Any Manager may be excluded from any meeting or portion thereof and/or excluded from receiving materials with respect to such meeting if the Board of Managers as a whole or any committee, as applicable, determines upon the reasonable advice of counsel (i) that it is necessary to comply with applicable law or (ii) there exists, with respect to the subject of a meeting or materials’ thereof, an actual or potential conflict of interest between the Board of Managers, such committee or the LLC, on the one hand, and such Manager, on the other hand; provided, that if the rights of such Manager to attend meetings or receive such materials, as applicable, are limited pursuant to this Section 7(h), the Board of Managers or such committee, as applicable, shall notify such Manager of such limitation in writing as soon as reasonably practicable and in advance of imposing such limitation and such notice shall provide (1) a description of such limitation and the reasons therefor and (2) a reasonable description of the applicable meeting or materials, as applicable, in a manner that would comply with applicable law or not give rise to the applicable conflict of interest, as applicable.

3

(h) Special Meetings. Special meetings of the Board of Managers may be called by a majority of the Managers on at least twenty-four (24) hours’ personal, written, wireless or electronic notice to each Manager, which notice must include appropriate dial-in information to permit each Manager to participate in such meeting by means of telephone conference, in accordance with Section 7(j).

(i) Action Without a Meeting. Any action required or permitted to be taken at any meeting of the Board of Managers may be taken without a meeting if a consent in writing, setting forth the action so taken shall be signed by Managers representing the requisite number of votes that would be required to take the applicable action at a meeting of the Board of Managers at which all of the Managers were present, and, when so signed, such written consent shall constitute the approval of the Board of Managers of such action, and notice of any such action taken shall be provided to those Managers who have not consented in writing promptly following the taking of such action.

(j) Telephonic Conference Meeting. Subject to the requirement for notice of meetings, members of the Board of Managers may participate in a meeting by means of a telephone conference or similar communications equipment by means of which all individuals participating in the meeting can hear each other, and participation in such a meeting shall constitute presence in person at such meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened and such person has notified the other Managers at such meeting of such purpose.

(k) Waiver of Notice Through Attendance. Attendance of a Manager at any meeting of the Board of Managers (including by telephone) shall constitute a waiver of notice of such meeting, except where such Manager attends the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened and notifies the other Managers at such meeting of such purpose.

(l) Reliance on Books, Reports and Records. Each Manager shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books of account or reports made to the LLC by any of its Officers or by an independent certified public accountant or by an appraiser selected with reasonable care by the Board of Managers, or in relying in good faith upon other records of the LLC.

(m) Costs and Expenses. All reasonable and documented out-of-pocket expenses incurred by the Managers in connection with their participation in meetings of the Board of Managers (and committees thereof) shall be passed to and borne by the LLC.

8. Delegation of Authority to Officers and Others.

(a) The Board of Managers may appoint individuals to act as agents or officers (each an “Officer” and collectively, the “Officers”) of the LLC with such titles and authority as shall be delegated to such persons by the Board of Managers from time to time.

(b) Subject to the provisions of this Agreement, the Officers shall have such rights, powers, authority and responsibilities, general or specific, as may be expressly delegated to them pursuant to this Agreement or as determined from time to time by the Board of Managers. Officers shall be subject to removal with or without cause at any time by the Board of Managers.

4

(c) Upon authorization by the Board of Managers, any Officer, acting individually, on behalf of the LLC, is authorized to execute and deliver, any and all agreements, deeds, instruments, receipts, certificates and other documents, and to take all such other action as it may consider necessary or advisable in connection with the purposes of the LLC or the management of any entity for which the LLC serves as general partner, member, manager or other officer, without any vote or consent of any other person or entity, notwithstanding any other provision of this Agreement. The Member confirms that all determinations, decisions and actions made or taken by any of the Officers in accordance with this Agreement (including, for the avoidance of doubt, the first sentence of this Section 8(c)) shall be conclusive and absolutely binding upon the LLC, the Board of Managers and the Member, and their respective successors, assigns and personal representatives.

(d) Persons dealing with the LLC are entitled to rely conclusively upon the power and authority of the Officers as set forth in this Agreement. A certificate of any Officer certifying that such individual is an Officer, to the extent such individual was appointed by the Board of Managers pursuant to this Agreement, shall be conclusive evidence that such individual is an Officer, and such individual’s actions as an Officer, to the extent taken in accordance with this Agreement and the delegation of authority to such individual by the Board of Managers, shall be authorized and binding on the LLC.

9. Authorization.

(a) Notwithstanding any provision of this Agreement to the contrary, the LLC (on its own behalf and/or on behalf of any entity for which the LLC is the general partner, member, manager or other officer) is authorized, and the Member or any Officer (with respect to such Officer, solely to the extent acting in accordance with this Agreement and the delegation of authority to such Officer by the Board of Managers), acting individually, on behalf of the LLC (on its own behalf and/or on behalf of any entity for which the LLC is the general partner, member, manager or other officer) is hereby authorized, without any vote or consent of any other person or entity, including the Board of Managers, except as specified below, to:

(i) subject to any restrictions or requirements as may be set by the Board of Managers or the Member, open accounts for and on behalf of the LLC (on its own behalf and/or on behalf of any entity for which the LLC is the general partner, member, manager or other officer) in any bank, and designate the persons authorized to sign checks, notes, drafts, bills of exchange, acceptances, undertakings or orders for payment of money from funds on deposit in such accounts, and as may be deemed by the Member or the Board of Managers to be necessary, appropriate or otherwise in the best interests of the LLC or any entity for which the LLC is the general partner, member, manager or other officer and, in connection therewith, execute any form of required resolution necessary to open any such bank accounts;

(ii) prepare and file, or cause to be prepared and filed, for and on behalf of the LLC (on its own behalf and/or on behalf of any entity for which the LLC is the

5

general partner, member, manager or other officer), an Application for Employer Identification Number on Internal Revenue Service Form SS-4, and to prepare, execute and file with the appropriate authorities such other federal, state or local applications, forms and papers on behalf of the LLC (on its own behalf and/or on behalf of any entity for which the LLC is the general partner, member, manager or other officer) as may be required by law or deemed by the Member or the Board of Managers, to be necessary, appropriate or otherwise in the best interests of the LLC or any entity for which the LLC is the general partner, member, manager or other officer;

(iii) pay on behalf of the LLC (on its own behalf and/or on behalf of any entity for which the LLC is the general partner, member, manager or other officer) any and all fees and expenses incident to and necessary to perfect the formation of the LLC or any entity for which the LLC is the general partner, member, manager or other officer;

(iv) form, and enter into the constitutional documents of, any other entity which the Board of Managers or the Member determines is necessary or appropriate to form (such determination of the Board of Managers or the Member to be conclusively evidenced by the Board of Managers’ or the Member’s execution of such constitutional documents), and any and all amendments thereto and/or restatements thereof, as a general partner, member, manager or other officer thereof, and to exercise all of its rights and perform all of its obligations thereunder; and

(v) negotiate, complete, execute, acknowledge and deliver any agreements, deeds, receipts, certificates, filings and other documents for and on behalf of the LLC (on its own behalf and/or on behalf of any entity for which the LLC is the general partner, member, manager or other officer), as the Board of Managers or the Member, acting alone, may, in its, his or her sole and absolute discretion consider:

(A) contemplated by or incidental to the aforementioned documents, or

(B) necessary or advisable in connection with the performance by the LLC (on its own behalf and/or on behalf of any entity for which the LLC is the general partner, member, manager or other officer) of its obligations under any of the aforementioned documents.

(b) Notwithstanding any other provision of this Agreement to the contrary, the LLC and the Member, acting individually, on behalf of the LLC (on its own behalf and/or on behalf of any entity for which the LLC is the general partner, member, manager or other officer), is hereby authorized to execute and deliver, and to perform its obligations under, the aforementioned agreements, deeds, receipts, certificates, filings and other documents, without any consent of the Board of Managers, but such authorization shall not be deemed a restriction on the power of the LLC or the Member acting individually on behalf of the LLC, or any entity for which the LLC is the general partner, member, manager or other officer, to enter into, and to perform its obligations under, other agreements on behalf of the LLC (on its own behalf and/or on behalf of any entity for which the LLC is the general partner, member, manager or other officer). The Member may execute the aforementioned agreements, deeds, receipts, certificates, filings and other documents on behalf of the LLC (on its own behalf and/or on behalf of any

6

entity for which the LLC is the general partner, member, manager or other officer) under any title, including without limitation “Authorized Person,” that the Member deems appropriate. Any prior acts of the LLC (on its own behalf and/or on behalf of any entity for which the LLC is the general partner, member, manager or other officer), and the Board of Managers or the Member acting individually on behalf of the LLC (on its own behalf and/or on behalf of any entity for which the LLC is the general partner, member, manager or other officer), consistent with the foregoing authorizations are hereby ratified and confirmed.

10. Capital Contributions.

(a) The Member shall have no obligation to make any capital contributions to the LLC, but may make such capital contributions to the LLC as the Member may deem necessary or advisable in connection with the business of the LLC from time to time.

(b) The provisions of this Section 10 are intended solely to benefit the Member and, to the fullest extent permitted by law, shall not be construed as conferring any benefit upon any creditor of the LLC other than the Member (and no such creditor of the LLC shall be a third party beneficiary of this Agreement). The Member shall not have a duty or obligation to any creditor of the LLC to make any contribution to the LLC or to issue any call for capital pursuant to this Section 10.

11. Percentage Interest. The limited liability company interest of the Member in the LLC shall be 100%.

12. Distributions.

(a) The Member shall not be entitled to interest on its capital contributions to the LLC or have the right to distributions or the return of any contribution to the capital of the LLC, except for distributions in accordance with this Section 12 or upon dissolution of the LLC in accordance with Section 17. To the fullest extent permitted by law, the Member shall not be liable for the return of any such amounts. Notwithstanding any provision in this Agreement to the contrary, the LLC shall not make a distribution to the Member on account of its interest in the LLC if such distribution would violate the Act or other applicable law.

(b) Distributions shall be made either in cash or in kind to the Member at the times and in the aggregate amounts determined by the Member.

13. Fiscal Year; Tax Matters.

(a) The fiscal year of the LLC for accounting and tax purposes shall begin on January 1 and end on December 31 of each year, except for the short taxable years in the years of the LLC’s formation and termination and as otherwise required by the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder.

(b) Proper and complete records and books of account of the business of the LLC, including Annex A, shall be maintained at the LLC’s principal place of business. The Member acknowledges and agrees that for so long as the LLC is a domestic entity with a single owner (as determined under U.S. federal income tax law, the Member), the LLC is intended to be

7

classified and treated as a disregarded entity separate from its single owner for United States federal, state and local income tax purposes. The LLC’s books of account shall be maintained on a basis consistent with such treatment and on the same basis utilized in preparing the Member’s United States federal income tax returns. The Member and its duly authorized representatives may, for any reason reasonably related to its interest as a member of the LLC, examine the LLC’s books of account and make copies and extracts therefrom at its own expense. The records of the LLC shall be maintained for three years following termination of the LLC.

(c) For so long as the LLC has a single owner (as determined under U.S. federal income tax law, the Member), the Member hereby agrees to take any measures necessary (or, if applicable, refrain from any action) to ensure that the LLC is treated as a disregarded entity for United States federal, state and local income tax purposes.

14. Assignments and Transfers of Interests. The Member may, without the consent of the Board of Managers, transfer all or any portion of its limited liability company interest in the LLC and any and all rights and/or obligations associated therewith to any person or entity at any time. The transferee of an interest in the LLC shall be admitted to the LLC as a member of the LLC upon its execution of a counterpart signature page to this Agreement, or some other written instrument reasonably acceptable to the Member in which it agrees to be bound by the terms of this Agreement. If the transferring member of the LLC is the sole member of the LLC and transfers all of its interest in the LLC, such admission shall be deemed effective immediately prior to the transfer and immediately following such admission, the transferor Member shall cease to be a member of the LLC. Notwithstanding anything to the contrary herein, following the transfer of the Member’s entire limited liability company interest in the LLC to a single transferee and the admission of such transferee as a member of the Company, the definition “Member” shall be deemed to mean such transferee.

15. Admission and Withdrawal of Additional Members. One or more additional member(s) (each such member, an “Additional Member” and collectively, the “Additional Members”) may, without the consent of the Board of Managers, be admitted to the LLC with the written consent of the Member and any Additional Member(s). Upon the admission to the LLC of any Additional Member(s), if the LLC then has two or more members, the Member and the Additional Member(s) shall cause this Agreement to be amended and restated to reflect the admission of such newly admitted Additional Member(s) and the initial capital contribution, if any, of such newly admitted Additional Member(s); provided, that in any event and notwithstanding anything to the contrary, the Member acting alone may cause this Agreement to be so amended and restated. A member may resign from the LLC at any time by delivering written notice of such resignation to the Board of Managers and the other member(s) of the LLC. Such resignation shall take effect at the time specified in such notice or, if the time be not specified, upon receipt thereof by the other member(s) of the LLC. Unless otherwise specified therein, acceptance of such resignation shall not be necessary to make it effective.

16. Liability of the Member. The Member, in its capacity as a member of the LLC, shall have no liability for the obligations or liabilities of the LLC or any of its subsidiaries or other affiliates, except to the extent provided in the Act and applicable law. Except as otherwise expressly provided in Section 24, nothing expressed in or implied by this Agreement shall be construed to confer upon or to give any person, except the Member and, in discharging its managerial duties hereunder, the Board of Managers, any rights or remedies under or by reason of this Agreement.

8

17. Dissolution.

(a) Subject to the occurrence of an event of dissolution pursuant to Section 17(b), the LLC shall have perpetual existence.

(b) The LLC shall dissolve, and its affairs shall be wound up, upon the first to occur of the following:

(i) the written consent of the Member,

(ii) at any time there is no member of the LLC unless the LLC is continued in accordance with the Act, or

(iii) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

(c) In the event of dissolution, the LLC shall wind up its affairs (including the sale of the assets of the LLC) in an orderly manner, and the assets of the LLC shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act. As part of the winding up process, any amounts permitted to be distributed to the Member in accordance with Section 18-804 of the Act shall be distributed to the Member.

18. Exculpation; Indemnification and Insurance; Elimination of Fiduciary Duties.

(a) To the fullest extent permitted by applicable law, no former, current or future member of the LLC, former, current or future Manager, any of their respective affiliates, or any former, current or future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, affiliates (including any portfolio company), members, financing sources, investors, managers, general or limited partners or assignees of any of the foregoing (each, an “Indemnified Person”), shall be liable, responsible or accountable in damages or otherwise to the LLC, any member of the LLC, any Manager, any Indemnified Person, any person or entity who acquires an interest in the LLC or any other person or entity bound by this Agreement, for any act or failure to act by such Indemnified Person in connection with the conduct of the business of the LLC, or by any other Indemnified Person in performing or participating in the performance of the obligations of the LLC, so long as such Indemnified Person acted in the good faith belief that such action or failure to act was in the best interests, or not opposed to the best interests, of the LLC and its respective subsidiaries. To the fullest extent permitted by applicable law, no person who is or was a member of the LLC, a Manager, or a manager, director or officer of a Manager or a direct or indirect officer, director, manager, employee, agent, controlling person, affiliate (including any portfolio company), stockholder, equity holder, financing source, investor, member, partner or assignee of any member of the LLC, or any combination of the foregoing, shall be personally liable under any judgment of a court, or in any other manner, for any debt, obligation, or liability of the LLC or any of its respective subsidiaries or other affiliates, whether that liability or obligation arises in contract,

9

tort, or otherwise, solely by reason of being a member of the LLC, a Manager, or a manager, director or officer of a Manager or a direct or indirect officer, director, manager, employee, agent, controlling person, affiliate (including a portfolio company), stockholder, equity holder, financing source, investor, member, partner or assignee of a member of the LLC, or any combination of the foregoing.

(b) Subject to Section 18(i), the LLC shall indemnify and hold harmless each Indemnified Person to the fullest extent permitted by applicable law from and against any and all losses, claims, demands, damages, liabilities, costs, expenses (including reasonable attorneys’ fees and expenses and amounts paid in settlement and costs of investigation), judgments, fines, settlements and other amounts, of any nature whatsoever, known or unknown, liquidated or unliquidated, incurred by any such Indemnified Person arising out of, resulting from or relating or incidental to any action, suit, claim, demand or proceeding, whether civil, criminal, administrative or investigative to which such Indemnified Person may be made a party or otherwise involved or with which it shall be threatened by reason of its being an Indemnified Person, so long as such Indemnified Person acted in the good faith belief that such action or failure to act was in the best interests, or not opposed to the best interests, of the LLC and its respective subsidiaries. Such attorneys’ fees and expenses and costs of investigation shall be paid by the LLC as they are incurred upon receipt, in each case, of an undertaking by or on behalf of the Indemnified Person to repay such amounts if it is ultimately determined that such Indemnified Person is not entitled to indemnification hereunder with respect thereto.

(c) The right of an Indemnified Person to indemnification hereunder shall not be exclusive of any other right or remedy that an Indemnified Person may have pursuant to applicable law or this Agreement.

(d) An Indemnified Person shall be fully protected in relying in good faith upon the records of the LLC and upon such information, opinions, reports or statements presented to the LLC by any person or entity as to matters the Indemnified Person reasonably believes are within such other person’s professional or expert competence and who has been selected by or on behalf of the LLC, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, or any other facts pertinent to the existence and amount of assets from which distributions to the Member or any other member of the LLC might properly be paid.

(e) To the extent that, at law or in equity, an Indemnified Person has duties (including fiduciary duties) and liabilities relating thereto to the LLC, to any member of the LLC, to any person or entity who acquires an interest in the LLC or to any other person or entity bound by this Agreement, an Indemnified Person acting within the scope of this Agreement shall not be liable to any of the foregoing or to any other Indemnified Person for its good faith reliance on the provisions of this Agreement or any approval or authorization granted by the Member or the Board of Managers. The provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities of an Indemnified Person otherwise existing at law or in equity, are agreed by the Member and the Board of Managers to replace such other duties and liabilities of such Indemnified Person.

10

(f) The foregoing provisions of this Section 18 shall (i) survive any termination of this Agreement and (ii) be contract rights, and no amendment, modification, supplement, restatement or repeal of this Section 18, without the consent of the applicable Indemnified Person(s), shall have the effect of limiting or denying any such rights with respect to actions giving rise to losses, claims, demands, damages, liabilities, costs or expenses (including reasonable attorneys’ fees and expenses and amounts paid in settlement and costs of investigation) prior to any such amendment, modification, supplementation or repeal.

(g) The LLC shall have the power to purchase and maintain insurance on behalf of any Indemnified Person or any person or entity who is or was an agent of the LLC against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as an agent, whether or not the LLC would have the power to indemnify such person against such liability under the provisions of this Section 18 or under applicable law.

(h) Notwithstanding any other provision of this Agreement or any duty otherwise existing at law or in equity, to the fullest extent permitted by applicable law, (i) any Indemnified Person who is also an officer, director, partner, employee, managing director or other affiliate of either Apollo Management VIII, L.P., on behalf of its investment funds (“Apollo”), or any of its respective affiliates (the “Covered Managers”), as well as the current Member and the affiliates of the Covered Managers (each of the foregoing, a “Covered Indemnified Person”) shall have no duty (fiduciary, contractual or otherwise, whether at law or in equity) to the LLC, any member of the LLC, any Manager, any person or entity who acquires an interest in the LLC or to any other person or entity bound by this Agreement and all such duties (fiduciary, contractual or otherwise, whether at law or in equity) are hereby eliminated, in each case, other than the specific covenants and agreements set forth in this Agreement or in any other agreement by which such Covered Indemnified Person is expressly bound, (ii) in the event of any conflict of interest between the LLC, on the one hand, and any Covered Indemnified Person, on the other hand, a Covered Indemnified Person may act in its best interest, (iii) no Covered Indemnified Person shall be obligated to (A) disclose or reveal to the LLC any confidential information belonging to or relating to the business of such Covered Indemnified Person or any of its affiliates or (B) recommend or take any action in its capacity as a member of the LLC, Manager, Officer or otherwise, as the case may be, that prefers the interest of the LLC over the interest of such Covered Indemnified Person or its affiliates and (iv) the LLC, each member of the LLC, each Manager, each other person or entity who acquires an interest in the LLC and each other person or entity bound by this Agreement irrevocably, unconditionally and absolutely waives and agrees not to assert any claim or cause of action against each Covered Indemnified Person that may from time to time arise in respect of a breach by any such Covered Indemnified Person of any duty or obligation disclaimed under this Section 18(h) or Section 19. The elimination of duties (including fiduciary, contractual or otherwise whether at law or in equity) of the Covered Indemnified Persons to the LLC, each member of the LLC, each of the Managers, each other person or entity who acquires an interest in the LLC and each other person or entity bound by this Agreement and replacement thereof with the duties or standards expressly set forth herein, if any, are approved by the Member, each of the Managers, each other person or entity who acquires an interest in the LLC and each other person or entity bound by this Agreement. The provisions of this Section 18(h), to the extent that they restrict or eliminate the duties and liabilities of any Covered Indemnified Person otherwise existing at law or in equity, are intended to replace such other duties and liabilities to the fullest extent permitted by applicable law.

11

(i) To the fullest extent permitted by applicable law and notwithstanding any other provision of this Agreement or in any agreement contemplated herein or applicable provisions of law or equity or otherwise, whenever in this Agreement any member of the LLC or the Board of Managers is permitted or required to make a decision (i) in its “discretion”, “sole discretion”, “sole and absolute discretion” or under a grant of similar authority or latitude, such member of the LLC or the Board of Managers, as applicable, shall be entitled to consider only such interests and factors as it desires, including its own interests or the interests of any other person or entity, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the LLC, any member of the LLC or any other person or entity, or (ii) under any express standard, such member of the LLC and the Board of Managers shall act under such express standard, shall not be subject to any other or different standard imposed by applicable law or equity or otherwise, and may exercise its discretion differently with respect to different members of the LLC. Unless otherwise expressly stated, each member of the LLC and the Board of Managers shall be deemed to be permitted or required to make all decisions or determinations hereunder in its sole discretion. The foregoing is in furtherance, and not in limitation, of the elimination of duties (fiduciary, contractual or otherwise, whether at law or in equity) set forth in clause (i) above.

(j) Notwithstanding anything to the contrary, under no circumstances shall any employee of the LLC or any of its subsidiaries be deemed to be an Indemnified Person or a Covered Indemnified Person, irrespective of whether such employee is a manager, director or officer of the LLC or any of its subsidiaries, and the preceding provisions of this Section 18 shall not result in or be deemed to result in a limitation or elimination of any duty (contractual, fiduciary or otherwise, whether at law or in equity) owed by any such employee. In addition, notwithstanding anything to the contrary set forth herein, the rights to indemnification, exculpation or advancement of expenses conferred upon any Indemnified Person (other than the current Member) in office immediately prior to the effectiveness of this Agreement (“Prior Indemnified Persons”), as well as any waiver, elimination, limitation, or modification of duties (contractual, fiduciary or otherwise, whether at law or in equity) of any Prior Indemnified Person set forth in this Agreement, shall not apply with respect to any act or omission taken or omitted to be taken by such Prior Indemnified Person before the effectiveness of this Agreement; provided that the obligations of the LLC with respect to indemnification, advancement of expenses and exculpation of liabilities of the Prior Indemnified Persons set forth in the Fifth Amended and Restated Limited Liability Company Agreement, dated June 5, 2013, of the LLC shall apply with respect to acts or omissions of the Prior Indemnified Persons at or prior to the effectiveness of this Agreement.

19. Competitive Opportunity.

(a) To the fullest extent permitted by applicable law and notwithstanding any other duty (contractual, fiduciary or otherwise, whether at law or in equity), and in furtherance, and not in limitation, of the elimination of duties (contractual, fiduciary or otherwise, whether at law or in equity) set forth in Section 18(h) above, any Covered Indemnified Person (i) shall have the right to, and shall have no duty (contractual, fiduciary or otherwise, whether at law or in

12

equity) not to, directly or indirectly engage in and possess interests in other business ventures of every type and description, including those engaged in the same or similar business activities or lines of business as the LLC, any member of the LLC or any of their respective subsidiaries or other affiliates or the foregoing’s direct or indirect equity holders or deemed to be competing with the LLC, any member of the LLC or any of their respective subsidiaries or other affiliates or the foregoing’s direct or indirect equity holders, on its own account, or in partnership with, or as a direct or indirect equity holder, controlling person, stockholder, director, officer, employee, agent, affiliate (including any portfolio company), member, financing source, investor, manager, general or limited partner or assignee of any other person or entity with no obligation to offer to the LLC, any member of the LLC or any of their respective subsidiaries or other affiliates or the foregoing’s direct or indirect equity holders the right to participate therein and (ii) shall have the right to invest in, or provide services to, any person or entity that directly or indirectly competes with the LLC, any member of the LLC or any of the foregoing’s respective subsidiaries or other affiliates or the foregoing’s direct or indirect equity holders.

(b) In the event that any Covered Indemnified Person acquires knowledge of a potential transaction or matter which may be an investment, corporate or business opportunity or prospective economic or competitive advantage in which the LLC, any member of the LLC or their respective subsidiaries or other affiliates, or the foregoing’s direct or indirect equity holders could have an interest or expectancy (contractual, equitable or otherwise) (a “Competitive Opportunity”) or otherwise is then exploiting any Competitive Opportunity, to the fullest extent permitted by applicable law and notwithstanding any other duty existing at law or in equity, and in furtherance, and not in limitation, of the elimination of duties (contractual, fiduciary or otherwise, whether at law or in equity) set forth in Section 18(h) above, the LLC, any member of the LLC and their respective subsidiaries and other affiliates, and the foregoing’s direct and indirect equity holders will have no interest in, and no expectation (contractual, equitable or otherwise) that, such Competitive Opportunity be offered to it. Any such interest or expectation (contractual, equitable or otherwise) is hereby renounced so that such Covered Indemnified Person shall (i) have no duty to communicate or present such Competitive Opportunity to the LLC, any member of the LLC or their respective subsidiaries or other affiliates or the foregoing’s direct or indirect equity holders, (ii) have the right to either hold any such Competitive Opportunity for such Covered Indemnified Person’s own account and benefit or the account of the former, current or future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, affiliates, members, financing sources, investors, managers, general or limited partners or assignees of any Covered Indemnified Person or to direct, recommend, assign or otherwise transfer such Competitive Opportunity to persons or entities other than the LLC, any member of the LLC or any of their respective subsidiaries, other affiliates or direct or indirect equity holders and (iii) notwithstanding any provision in this Agreement to the contrary, not be obligated or liable to the LLC, any member of the LLC, any other person or entity bound by this Agreement or any of the foregoing’s former, current or future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, affiliates (including portfolio companies), members, financing sources, investors, managers, general or limited partners or assignees of any of the foregoing (collectively, “Representatives”) or any other person or entity by reason of the fact that such Covered Indemnified Person, directly or indirectly, took any of the actions noted in the immediately preceding clause (ii), pursued or acquired such Competitive Opportunity for itself or any other person or entity or failed to communicate or present such Competitive Opportunity to the LLC, any member of the LLC or their respective subsidiaries, other affiliates or direct or indirect equity holders.

13

(c) Notwithstanding anything to the contrary herein, under no circumstances shall the provisions of this Section 19 (other than this clause (c)) apply to (or result in or be deemed to result in a limitation or elimination of any duty (contractual, fiduciary or otherwise, whether at law or in equity) owed by) any employee of the LLC or any of its respective subsidiaries, irrespective of whether such employee is otherwise a Representative, or any Prior Indemnified Person, and any Competitive Opportunity waived or renounced by any person or entity pursuant to such other provisions of this Section 19 shall be expressly reserved and maintained by such person or entity (and shall not be waived or renounced) as to any such person.

(d) The provisions of this Section 19, to the extent that they restrict or eliminate the duties and liabilities of any former, current or future member of the LLC, Manager or their respective Representatives otherwise existing at law or in equity, are intended to replace such other duties and liabilities to the fullest extent permitted by applicable law. For the avoidance of doubt, this Section 19 is intended to disclaim and renounce, to the fullest extent permitted by applicable law, any right of the LLC, any member of the LLC, each of the Managers, each other person or entity who acquires an interest in the LLC and each of its respective subsidiaries and other affiliates and direct or indirect equity holders with respect to the matters set forth in this Section 19, and this Section 19 shall be construed to effect such disclaimer and renunciation to the fullest extent permitted by applicable law.

20. No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement and notwithstanding the fact that a member or manager of the LLC may be a partnership, limited liability company, corporation or other entity, no recourse under this Agreement or any documents or instruments delivered by any person or entity pursuant hereto shall be had against any of the LLC’s, any member of the LLC’s, any Manager’s, or any of the foregoing’s respective affiliates’ former, current or future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, financing sources, managers, general or limited partners or assignees (each a “Related Party” and collectively, the “Related Parties”), in each case other than (subject, for the avoidance of doubt, to the provisions of this Agreement (as may be amended, restated or modified from time to time), dated as of the date hereof) the LLC, a member of the LLC, any Manager, or any of their respective assignees under this Agreement, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any of the Related Parties, as such, for any obligation or liability of the LLC, any member of the LLC or any Manager under this Agreement or any documents or instruments delivered by any person or entity pursuant hereto for any claim based on, in respect of or by reason of such obligations or liabilities or their creation; provided, however, that nothing in this Section 20 shall relieve or otherwise limit the liability of the LLC, any member of the LLC, or any Manager, as such, for any breach or violation of its obligations under such agreements, documents or instruments.

14

21. Amendments. Except as otherwise provided in this Agreement or in the Act, this Agreement may only be amended by a written document, instrument or other writing, executed by the Member.

22. Successors and Assigns. This Agreement shall be binding upon the parties hereto and their respective successors, executors, administrators, legal representatives, heirs and legal assigns and shall inure to the benefit of the parties hereto and, except as otherwise provided herein, their respective successors, executors, administrators, legal representatives, heirs and legal assigns.

23. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware, without giving effect to principles of conflicts of laws, and all rights and remedies shall be governed by said laws. The provisions of the Act shall control as to any matters not set forth in this Agreement.

24. No Benefit of Third Parties. Except as expressly provided in this Agreement, the provisions of this Agreement are intended only for the regulation of relations among the Member, the Board of Managers and former or future members of the LLC. This Agreement is not intended for the benefit of or to be enforceable by any person or entity other than the Member, the Board of Managers, and former or future members of the LLC, their respective heirs, executors, administrators, successors and assigns and, with respect to Section 18 (Indemnification) only, Indemnified Persons, with respect to Section 19 (Competitive Opportunity) only, Representatives and, with respect to Section 20 (No Recourse) only, Related Parties. The covenants and agreements contained herein shall be binding upon and, except as provided in Sections 18, 19 and 20, inure only to the benefit of the Member, the Board of Managers, and their respective heirs, executors, administrators, successors and assigns.

25. Manager Insurance. The LLC shall or shall cause to purchase or otherwise maintain reasonable and customary insurance on behalf of any person who is or was a Manager against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as a Manager.

26. Separability of Provisions. Each provision of this Agreement shall be considered separable, and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement that are valid, enforceable and legal.

27. Counterparts. This Agreement may be executed in any number of counterparts, including by facsimile or other electronic signature. All counterparts shall be construed together and shall constitute one instrument.

[Signature Page Follows]

15

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date first above written.

MEMBER:

REDWOOD INTERMEDIATE, LLC

By:	Redwood Holdco, LLC, its sole member

By:	Aspen

By:
Name:
Title:

Signature Page to Limited Liability Company Agreement

of Redwood Automated Retail, LLC

ANNEX A

Managers

[To Come]

Name and Address of the Member

Outerwall Inc.

c/o Apollo Global Management, LLC

9 West 57th Street, 43rd Floor

New York, NY 10019

United States of America